                                                                  Exhibit (a)(1)


                            NORTH COAST ENERGY, INC.
                                CONVERSION OFFER
                                ----------------
                           5.0 SHARES OF COMMON STOCK
                               UPON CONVERSION OF
             EACH SHARE OF SERIES A 6% CONVERTIBLE PREFERRED STOCK*
             ------------------------------------------------------
                           8.0 SHARES OF COMMON STOCK
                               UPON CONVERSION OF
         EACH SHARE OF SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK**
         ---------------------------------------------------------------

North Coast Energy, Inc. ("North Coast" or the "Company") is offering to issue additional shares of its Common Stock, $.01 par value per share ("Common Stock"), to convert the outstanding shares of its Series A 6% Convertible Preferred Stock ("Series A Preferred") and its Series B Cumulative Convertible Preferred Stock ("Series B Preferred") (together, the "Series A and B Preferred"). The offer (the "Conversion Offer") is as follows:

         *Series A Preferred -- A total of 5.0 shares of Common Stock will be issued to the holder of each share of Series A Preferred converted in connection with this Conversion Offer: each Series A Preferred share is convertible into 2.3 shares of Common Stock in accordance with its stated terms, and an additional 2.7 shares of Common Stock will be issued as to each Series A Preferred share converted. See "The Conversion Offer" for a further description.

         **Series B Preferred -- A total of 8.0 shares of Common Stock will be issued to the holder of each share of Series B Preferred converted in connection with this Conversion Offer: each Series B Preferred share is convertible into 5.75 shares of Common Stock in accordance with its stated terms, and an additional 2.25 shares of Common Stock will be issued as to each Series B Preferred share converted. See "The Conversion Offer" for a further description.

Holders of Series A Preferred are entitled to receive semi-annual, non-cumulative cash dividends at an annual rate of $.60 per share, and holders of Series B Preferred are entitled to receive quarterly cumulative cash dividends at an annual rate of $1.00 per share. However, pursuant to a recent amendment to its Credit Facility, the Company is prohibited from paying any dividends with respect to the Series A and B Preferred capital stock. The Bank has verbally agreed to review the prohibition against the payment of dividends in March 1997, but is not required to agree to lift the existing prohibition on dividends. There can be no assurance as to when or if the prohibition will be lifted or, if it is, as to what additional conditions the Bank may impose limiting the Company's ability to pay dividends. See "Recent Developments." The semi-annual dividend payment on the Series A Preferred, which was to be made on December 1, 1996, was not made. As a result of the increased demands on the Company's cash flow resulting from the lower level of investor interest in its Drilling Programs (as defined on page one) and due to the prohibition against paying dividends contained in the amendment to its Credit Facility, the Company will not be able to pay the December 31, 1996 dividend on the Series B Preferred when due. The Company will not be able to pay any dividends on either the Series A Preferred or the Series B Preferred through at least the end of the current fiscal year and cannot predict when the Company will be in a position to resume the payment of dividends with respect to the Series A and B Preferred. On the scheduled Expiration Date (as defined below) of this Conversion Offer, it is anticipated that each of the shares of Series B Preferred will have an aggregate dividend arrearage of $.25 per share.

Each tendering holder will be deemed to have waived such holder's right to receive (1) all unpaid dividends in arrears on shares of Series B Preferred and
(2) any dividend which may become payable in respect of the tendered Series A and Series B Preferred subsequent to the date that such shares are tendered, even if such dividend becomes payable prior to acceptance of such shares by the Company. See "North Coast Capital Stock -- Series A Preferred"; "-- Series B Preferred."

The Common Stock and Series B Preferred are traded on the NASDAQ Small Cap Market ("NASDAQ") under the symbols "NCEB" and "NCEBP," respectively. There is no established market for the Series A Preferred. On December 19, 1996, the last trading day before the Company publicly announced this Conversion Offer, the closing price of the Common Stock on NASDAQ was $1.25 per share, and the closing price of the Series B Preferred on NASDAQ was $7.00 per share. The closing prices of the Common Stock and the Series B Preferred on NASDAQ on December 19, 1996, the last trading day before the date of this Offering Circular, were $1.25 and $7.00 per share, respectively.

                 THIS CONVERSION OFFER WILL EXPIRE AT 5:00 P.M.
            CLEVELAND, OHIO TIME ON JANUARY 31, 1997 UNLESS EXTENDED
                     BY THE COMPANY (THE "EXPIRATION DATE").
            THE DATE OF THIS OFFERING CIRCULAR IS DECEMBER 20, 1996.

Shares of Series A and Series B Preferred are, in some cases, represented by certificates for Units. Each Series A Preferred Unit consists of five shares of Series A Preferred and ten shares of Common Stock (the "Series A Units"). The Series A Units were issued in connection with the Company's exchange offer in 1990. See "Background of the Conversion Offer." Each Series B Preferred Unit consists of one share of Series B Preferred and five warrants (the "Series B Units"). See "North Coast Capital Stock -- Warrants." The Series B Units were issued in connection with the Company's public offering in 1992. See "Background of the Conversion Offer." Each holder of Series A Units who elects to convert such holder's Series A Preferred shares will deliver the Series A Unit certificate(s) and will be issued certificates for the number of shares of Common Stock represented by each Unit, together with the number of shares of Common Stock into which the Series A Preferred tendered by the holder pursuant to the Conversion Offer have been converted. Each holder of Series B Units who elects to convert such holder's Series B Preferred shares will deliver the Series B Unit certificate(s) and will be issued certificates for the number of shares of Common Stock into which the Series B Preferred tendered by the holder pursuant to the Conversion Offer have been converted and a certificate representing their warrants. See "Conversion Offer Procedures." References to holders of Series A and B Preferred herein are meant to include holders of Series A Units and Series B Units. References to Series A and B Preferred or Series A and B Preferred shares are meant to include those held as part of Series A Units or Series B Units.

This Conversion Offer is made upon the terms, and is subject to the conditions, set forth in this Offering Circular and in the accompanying Conversion Notice and Letter of Transmittal (the "Letter of Transmittal").

Series A and B Preferred shares delivered for conversion in connection with this Conversion Offer may be withdrawn at any time prior to 5:00 p.m., Cleveland, Ohio time, on the Expiration Date. See "Conversion Offer Procedures -- Withdrawal of Deliveries."

Based solely upon the $1.25 per share closing price of the Common Stock on December 19, 1996, the dollar value of the Common Stock issuable to holders of Series A and B Preferred accepting this Conversion Offer is as follows:

         Series A Preferred: A total of $6.25 in Common Stock, or $2.88 for the
         2.3 shares of Common Stock currently issuable upon conversion in accordance with its stated terms, plus $3.37 in additional shares to induce conversion.

         Series B Preferred: A total of $10.00 in Common Stock, or $7.19 for the
         5.75 shares of Common Stock currently issuable upon conversion in accordance with its stated terms, plus $2.81 in additional shares to induce conversion.

No assurance can be given as to future market price fluctuations and changes in the relative values of the shares of Common Stock and Series A and B Preferred. Holders should obtain current market price quotations before making a final decision regarding this Conversion Offer. The number of additional shares of Common Stock being offered will NOT be adjusted by the Company for fluctuations in the market prices of Common Stock and Series A and B Preferred.

The Company has been advised that all of the 7,085 shares of Series A Preferred and all of the 1,500 shares of Series B Preferred held directly by executive officers and Directors of the Company and by Lomak Petroleum, Inc., a significant stockholder of the Company, will be converted by them in this Conversion Offer. See "The Conversion Offer."

THE COMPANY WILL NOT SEEK OR OBTAIN AN INDEPENDENT "FAIRNESS OPINION" OR INDEPENDENT VALUATION REGARDING THIS CONVERSION OFFER AND IS NOT MAKING ANY RECOMMENDATION TO HOLDERS OF SERIES A PREFERRED OR SERIES B PREFERRED WHETHER TO ACCEPT OR REJECT THIS CONVERSION OFFER. EACH HOLDER OF SERIES A PREFERRED OR SERIES B PREFERRED SHOULD CAREFULLY REVIEW THIS CONVERSION OFFER AND THE APPLICABLE TAX CONSEQUENCES BEFORE DECIDING WHETHER TO CONVERT SUCH SHARES IN CONNECTION WITH THIS CONVERSION OFFER. SEE "BACKGROUND OF THE CONVERSION OFFER" AND "CERTAIN CONSIDERATIONS" FOR AN EXPLANATION OF FACTORS THAT LED THE COMPANY AND ITS BOARD OF DIRECTORS TO MAKE THIS CONVERSION OFFER AND FOR A DESCRIPTION OF CERTAIN CONSIDERATIONS WHICH THE COMPANY BELIEVES HOLDERS MAY WANT TO EVALUATE IN MAKING A DECISION TO CONVERT IN CONNECTION WITH THIS CONVERSION OFFER.

Appendix A to this Offering Circular is a copy, without exhibits, of the Company's Annual Report on Form 10-K for the year ended March 31, 1996 (the "Annual Report"), describing the Company and its various businesses, and including the Company's audited consolidated financial statements (and notes thereto). Appendix B to this Offering Circular is a copy, without exhibits, of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, which includes the Company's unaudited financial statements (and notes thereto) for the six month periods then ended (the "Quarterly Report"). The information contained in these materials should be reviewed carefully by each holder of Series A Preferred or Series B Preferred in considering this Conversion Offer.

SEE "CERTAIN CONSIDERATIONS" AND "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" FOR A DISCUSSION OF VARIOUS FACTORS THAT ALSO SHOULD BE CONSIDERED BY HOLDERS OF SERIES A AND B PREFERRED IN EVALUATING THIS CONVERSION OFFER.

No person has been authorized to give any information pertaining to this Conversion Offer or the Company, except as contained in this Offering Circular and its Appendices. Any information not so contained must not be relied upon as having been authorized by




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

the Company. Neither the delivery of this Offering Circular nor the consummation of this Conversion Offer will be deemed to create any implication that there has been no change in the information set forth herein or in the Annual Report and the Quarterly Report since their respective dates.

All questions and requests for assistance or for additional copies of this Offering Circular and the Letter of Transmittal may be directed to the Conversion Agent at 40 Wall Street, New York, New York 10005; telephone:
800-937-5449.

NEITHER THIS CONVERSION OFFER NOR THE COMMON STOCK ISSUABLE IN ACCORDANCE HEREWITH HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE OR OTHER JURISDICTION. THIS CONVERSION OFFER IS BEING MADE BY THE COMPANY IN RELIANCE ON THE EXEMPTION FROM THE SECURITIES ACT REGISTRATION REQUIREMENTS AFFORDED BY SECTION 3(A)(9) THEREOF. IN ACCORDANCE WITH THE REQUIREMENTS FOR SUCH EXEMPTION, THE COMPANY WILL NOT PAY ANY COMMISSION OR OTHER REMUNERATION TO ANY BROKER, DEALER, SALESMAN OR OTHER PERSON FOR SOLICITING DELIVERIES OF THE SERIES A AND B PREFERRED FOR CONVERSION. REGULAR EMPLOYEES OF THE COMPANY, WHO WILL NOT RECEIVE ADDITIONAL COMPENSATION THEREFOR, MAY PROVIDE INFORMATION TO HOLDERS OF THE SERIES A AND B PREFERRED CONCERNING THIS CONVERSION OFFER.

This Conversion Offer is not being made to, nor will the Company accept deliveries for conversion from, holders of Series A and B Preferred in any jurisdiction in which the acceptance thereof or this Conversion Offer would not be in compliance with the securities or Blue Sky laws of such jurisdiction.

North Coast is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. The SEC maintains a website, located at http://www.sec.gov., that contains reports, proxy and other information regarding registrants, including North Coast, that file electronically with the SEC. In addition, such reports, proxy and other information concerning the Company may be inspected at the office of NASDAQ at 1735 K Street, N.W., Washington, D.C. 20006. For certain further information with respect to the Company and the Conversion Offer, reference is made to the Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4"), including the exhibits filed as part thereof or incorporated by reference therein. Copies of the Schedule 13E-4 and its exhibits may be inspected and copied (at prescribed rates) at the offices of the SEC at the locations set forth above.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Certain of the statements in this Offering Circular under "Background of the Conversion Offer" and "Certain Considerations" and elsewhere herein (including certain statements in the Annual Report reproduced as Appendix A and in the Quarterly Report reproduced as Appendix B which contain Management's Discussion and Analysis of Financial Conditions and Results of Operations ("Management's Discussion and Analysis")) and other Company materials referred to herein, are not historical facts and are "forward looking statements" that involve risks and uncertainties, including, but not limited to, stock market conditions and fluctuations, future economic conditions, performance of oil and gas drilling activities, factors affecting oil and natural gas prices and markets, operating hazards, the impact of competition, government regulation, the availability and cost of financing, environmental matters, the effect of the Company's accounting policies and other risks described in the Company's filings with the SEC.

AMERICAN STOCK TRANSFER AND TRUST COMPANY IS SERVING AS THE CONVERSION AGENT ("CONVERSION AGENT") FOR THIS CONVERSION OFFER. ITS TELEPHONE NUMBER AND ADDRESS IS SET FORTH ON THE BACK COVER OF THIS OFFERING CIRCULAR. ALL DOCUMENTS TO BE SUBMITTED IN CONNECTION WITH THIS CONVERSION OFFER SHOULD BE DELIVERED TO THE CONVERSION AGENT AT ITS ADDRESS SET FORTH ON THE BACK COVER OF THIS OFFERING CIRCULAR.






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


                                TABLE OF CONTENTS

                                                                                   PAGE
                                                                                   ----
OFFERING CIRCULAR SUMMARY.............................................................1

BACKGROUND OF THE CONVERSION OFFER....................................................4

RECENT DEVELOPMENTS...................................................................6

REASONS FOR THE CONVERSION OFFER......................................................6

REASONS FOR CONVERTING IN CONNECTION WITH THIS CONVERSION OFFER.......................7

THE CONVERSION OFFER..................................................................8

CERTAIN CONSIDERATIONS...............................................................10

CERTAIN FEDERAL INCOME TAX CONSEQUENCES..............................................14

NORTH COAST CAPITAL STOCK............................................................14

COMPARATIVE MARKET PRICES............................................................21

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA.....................................22

CAPITALIZATION.......................................................................25

PRINCIPAL STOCKHOLDERS...............................................................26

MANAGEMENT...........................................................................27

CONVERSION OFFER PROCEDURES..........................................................32

SHARES ELIGIBLE FOR FUTURE RESALE....................................................36


APPENDIX A - FORM 10-K FOR THE YEAR ENDED MARCH 31, 1996.

APPENDIX B - FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 1996

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.


NEITHER THIS TRANSACTION NOR THE SECURITIES OFFERED HEREBY HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            OFFERING CIRCULAR SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Offering Circular, the Company's Annual Report reproduced as Appendix A to this Offering Circular and the Company's Quarterly Report reproduced as Appendix B to this Offering Circular.

                                   THE COMPANY

North Coast is an independent natural gas and oil company and is engaged in the exploration, development and production activities primarily in the Appalachian Basin region of Ohio and Pennsylvania. The Company mainly focuses on the acquisition of proved undeveloped natural gas and oil properties and on the turnkey drilling and development of such properties. The Company develops these properties in conjunction with drilling programs ("Drilling Programs"), which the Company sponsors and manages. Through sponsoring Drilling Programs, the Company is able to leverage its resources to engage in development activities with respect to many more properties than could be developed exclusively through the use of its own financial resources.

The Company's headquarters are located at 1993 Case Parkway, Twinsburg, Ohio 44087, and its telephone number is (216) 425-2330 or 1-800-645-6427.

                              THE CONVERSION OFFER

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BASIC TERMS.................................The Company is offering to issue additional shares of its Common Stock to convert the outstanding
                                            shares of its Series A and B Preferred, as follows:

Series A Preferred .........................A total of 5.0 shares of Common Stock will be issued to the holder of each share of Series A
                                            Preferred converted in connection with this
                                            Conversion Offer: each Series A Preferred share is
                                            convertible into 2.3 shares of Common Stock in
                                            accordance with its stated terms, and an additional
                                            2.7 shares of Common Stock will be issued as to
                                            each Series A Preferred share converted. See "The
                                            Conversion Offer" for a further description.

Series B Preferred..........................A total of 8.0 shares of Common Stock will be issued to the holder of each share of Series B
                                            Preferred converted in connection with this
                                            Conversion Offer: each Series B Preferred share is
                                            convertible into 5.75 shares of Common Stock in
                                            accordance with its stated terms, and an additional
                                            2.25 shares of Common Stock will be issued as to
                                            each Series B Preferred share converted. See "The
                                            Conversion Offer" for a further description.

Common Stock................................The Common Stock is described in this Offering
                                            Circular under "North Coast Capital Stock -- Common
                                            Stock."

Units ......................................Shares of Series A and Series B Preferred are, in
                                            some cases, represented by certificates for Units.
                                            Each Series A Preferred Unit consists of five
                                            shares of Series A Preferred and ten shares of
                                            Common Stock (the "Series A Units").  The Series A
                                            Units were issued in connection with the Company's
                                            exchange offer in 1990.  See "Background of the
                                            Conversion Offer."  Each Series B Preferred Unit
                                            consists of one share of Series B Preferred and
                                            five warrants (the "Series B Units").  See "North
                                            Coast Capital Stock -- Warrants."  The Series B
                                            Units were issued in connection with the Company's
                                            public offering in 1992.  See "Background of the

                                            Conversion Offer." Each holder of Series A Units
                                            who elects to convert such holder's Series A
                                            Preferred will deliver the Series A Unit
                                            certificate(s) and will be issued certificates for
                                            the number of shares of Common Stock represented by
                                            each Unit, together with the number of shares of
                                            Common Stock into which the Series A Preferred
                                            tendered by the holder pursuant to the Conversion
                                            Offer have been converted. Each holder of Series B
                                            Units who elects to convert such holder's Series B
                                            Preferred will deliver their Series B Unit
                                            certificate(s) and will be issued certificates for
                                            the number of shares of Common Stock into which the
                                            Series B Preferred tendered by the holder pursuant
                                            to the Conversion Offer have been converted and a
                                            certificate representing their warrants. See
                                            "Conversion Offer Procedures." References to
                                            holders of Series A and B Preferred are meant to
                                            include holders of Series A Units and Series B
                                            Units. References to Series A and B Preferred or
                                            Series A and B Preferred shares are meant to
                                            include those held as part of Series A Units or
                                            Series B Units.

Dividend Arrearage..........................The Company did not pay the scheduled semi-annual dividend on the Series A Preferred on December 1,
                                            1996.  Additionally, pursuant to a recent amendment
                                            to its Credit Facility, the Company is prohibited
                                            from paying any dividends with respect to the
                                            Series A and B Preferred.  See "Recent
                                            Developments."  The Company will not be able to pay
                                            the scheduled quarterly dividend on the Series B
                                            Preferred on December 31. 1996.  On the Expiration
                                            Date, each of the 464,665 shares of outstanding
                                            Series B Preferred will have an aggregate dividend
                                            arrearage of $0.25.   Holders of Series A Preferred
                                            shares are entitled to receive noncumulative cash
                                            dividends at an annual rate of $.60 per share,
                                            payable semi-annually, and holders of Series B
                                            Preferred shares are entitled to receive cumulative
                                            cash dividends at an annual rate of $1.00  per
                                            share, payable quarterly.   BY TENDERING SHARES
                                            PURSUANT TO THE OFFER AND NOT WITHDRAWING THE SAME,
                                            EACH TENDERING HOLDER WILL BE DEEMED TO HAVE WAIVED
                                            SUCH HOLDER'S RIGHT TO RECEIVE (1) ANY UNPAID
                                            DIVIDENDS WITH RESPECT TO THE SERIES B PREFERRED
                                            AND (2) ANY DIVIDEND WHICH MAY BECOME PAYABLE IN
                                            RESPECT OF THE TENDERED SERIES A AND B PREFERRED
                                            SUBSEQUENT TO THE DATE THAT SUCH SHARES ARE
                                            TENDERED, EVEN IF SUCH DIVIDEND BECOMES PAYABLE
                                            PRIOR TO ACCEPTANCE OF SUCH SHARES BY THE COMPANY.
                                            See "North Coast Capital Stock -- Series A
                                            Preferred"; "-- Series B Preferred."

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No Adjustment for Market
Price Fluctuations..........................The number of additional shares of Common Stock being offered to convert will NOT be adjusted by
                                            the Company for fluctuations in the market prices
                                            of Common Stock and Series A and B Preferred.

No Adjustment of Conversion
Ratio.......................................The conversion ratios for Series A and B Preferred that remains outstanding and unconverted after the
                                            Expiration Date of this Conversion Offer will NOT
                                            be adjusted on account of additional shares of
                                            Common Stock offered or issued in connection with
                                            this Conversion Offer.

All or None Conversion......................HOLDERS WHO DESIRE TO CONVERT SERIES A PREFERRED
                                            AND/OR SERIES B PREFERRED IN CONNECTION WITH THIS
                                            CONVERSION OFFER MUST CONVERT ALL, AND NOT LESS
                                            THAN ALL, OF THEIR SERIES A PREFERRED AND/OR SERIES
                                            B PREFERRED.

Expenses....................................Converting holders of Series A and B Preferred will not be required to pay brokerage commissions or
                                            fees or, subject to the instructions in the Letter
                                            of Transmittal, transfer taxes for conversion of
                                            Series A and B Preferred or receipt of additional
                                            shares of Common Stock upon such conversion. The
                                            Company will pay all reasonable out-of-pocket
                                            expenses incurred by brokers, custodians, nominees
                                            and fiduciaries in forwarding copies of this
                                            Offering Circular and related documents to the
                                            beneficial owners of Series A and B Preferred, and
                                            in handling or forwarding deliveries of Series A
                                            and B Preferred shares for conversion. See
                                            "Conversion Offer Procedures -- Payment of
                                            Expenses. "

CONDITIONS OF THE
CONVERSION OFFER............................The Company will have no obligation to accept any
                                            Series A Preferred or Series B Preferred delivered
                                            pursuant to this Conversion Offer unless the
                                            conditions set  forth herein are satisfied.  See
                                            "The Conversion Offer -- Conditions of the
                                            Conversion Offer."

CERTAIN FEDERAL INCOME TAX
CONSEQUENCES................................For a summary discussion of certain federal income tax consequences relating to this Conversion Offer,
                                            see "Certain Federal Income Tax Consequences."

NO APPRAISAL OR
SIMILAR RIGHTS..............................No appraisal or similar rights under the Delaware
                                            General Corporation Law or other applicable law
                                            will be available to holders of Series A and B
                                            Preferred electing not to convert in connection
                                            with this Conversion Offer.

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CONVERSION OFFER PROCEDURES

Expiration Date ............................This Conversion Offer will expire at 5:00 p.m.
                                            Cleveland, Ohio time, on January 31, 1997, unless
                                            extended as provided in this Offering Circular. See
                                            "Conversion Offer Procedures -- Expiration Date;
                                            Extension; Amendment; Termination."

Procedures for Delivery.....................To be delivered properly under this Conversion
                                            Offer, certificates evidencing Series A Units,
                                            Series B Units, Series A Preferred and/or Series B
                                            Preferred, together with a properly completed and
                                            duly executed Letter of Transmittal (or facsimile
                                            thereof), and any other documents required by the
                                            Letter of Transmittal, must be received by the
                                            Conversion Agent at the address set forth on the
                                            back cover of this Offering Circular prior to 5:00
                                            p.m., Cleveland, Ohio time, on the Expiration Date,
                                            or holders of Series A Units, Series B Units,
                                            Series A Preferred and/or Series B Preferred must
                                            comply with the specific procedures for guaranteed
                                            delivery described herein. See "Conversion Offer
                                            Procedures -- Procedures for Conversion"; "--
                                            Guaranteed Delivery Procedures."

Withdrawal Rights...........................Series A and B Preferred delivered for conversion in connection with this Conversion Offer may be
                                            withdrawn at any time prior to 5:00 p.m.,
                                            Cleveland, Ohio time on the Expiration Date.

Conversion Agent............................American Stock Transfer and Trust Company is
                                            serving as Conversion Agent for this Conversion
                                            Offer. All documents to be submitted in connection
                                            with this Conversion Offer should be delivered to
                                            the Conversion Agent at its address set forth on
                                            the back cover of this Offering Circular.



                       BACKGROUND OF THE CONVERSION OFFER

North Coast is an independent natural gas and oil company engaged in exploration, development and production activities primarily in the Appalachian Basin region of Ohio and Pennsylvania. For a description of the business and properties of the Company, see "Business" in Appendix A. For information regarding the financial condition and operating results of the Company, see the Company's audited consolidated financial statements (and related notes) and "Management's Discussion and Analysis" also included in Appendix A and the Company's unaudited consolidated financial statements (and related notes) and "Management's Discussion and Analysis" included in Appendix B.

The Company began operations in 1981 with the formation of its first Drilling Program. In August 1987, the Company completed the acquisition of Capital Oil & Gas, Inc. ("Capital"), which was engaged in drilling and oil field operations, as part of its plan to expand its operations. Subsequently, the Company began the process of acquiring the assets and properties of 21 Drilling Programs which it had sponsored as well as the assets and properties of a predecessor entity. This acquisition was completed in January 1990 through an exchange offer (the "Exchange Offer") which resulted in the Company becoming a public company subject to the Securities Exchange Act of 1934 (the "Exchange Act"). In connection with the Exchange Offer, the Company issued 1,732,107 shares of its Common Stock, 371, 525 Series A Preferred and warrants to purchase 170,902 shares of Common Stock (the "Series A Warrants"), in the form of Series A Units, which were each comprised of five shares of Series A Preferred, ten shares of Common Stock and a Series A Warrant, to investors in the Drilling Programs which were the subject of the Exchange Offer. The Series A Warrants expired on December 31, 1994 in accordance with their terms. The Company also issued 4,138,452 shares of Common Stock to the shareholders of the Company's predecessor in exchange for their transfer of all of the issued common shares of the predecessor entity. Since the consummation of the Exchange Offer, the Company has continued the business and operations of its predecessor and now serves as the managing and general partner of 24 Drilling Programs whose operations are continuing. In 1992, the Company offered 500,000 Series B Units to the public and used the proceeds from that offering to finance exploration and development in the Appalachian Basin and to repay the Company's revolving credit facility. Each Series B Unit consists of one share of Series B Preferred and five warrants, each entitling the holder to purchase 1.15 shares of Common Stock at a price of $2.61 per share (the "Series B Warrants"). See "North Coast Capital Stock -- Warrants."

As the Quarterly Report attached as Appendix B indicates, despite improvement in the Company's financial performance during the first half of fiscal 1997, recent developments have caused concern about the Company's ability to meet its current obligations. The Company has focused on its core business of forming Drilling Programs which enables the Company to generate drilling revenues, well operating fees, administrative fees and transportation fees. Revenues derived from the Company's Drilling Programs provide an important source of the Company's cash flow. Management anticipated a profitable year based upon improved drilling margins, higher product prices, the results of the first six months of fiscal 1997 and a generally positive reception from its broker/dealer network for Drilling Program sales.

On or about September 4, 1996, Lomak Petroleum, Inc. ("Lomak"), a publicly traded oil and gas company, purchased (i) approximately 47% of the voting power of the Company from two of the Company's largest stockholders, NAGIT, USA ("NAGIT") and Bruce E. Brocker and (ii) 5,655 Series A Preferred from Mr. Brocker. At the Company's annual meeting of stockholders, Lomak presented proxies representing the shares acquired from these stockholders and indicated its intention to nominate and elect two Directors in the class whose terms were scheduled to expire at that meeting. Due to concerns about the validity of meeting, the Company recognized the validity of the proxy executed by NAGIT, but reserved its rights with respect to such proxies, and the annual meeting was adjourned to a later date. On September 11, 1996, the meeting was reconvened. At the reconvened meeting, the Company recognized the NAGIT proxy, but reserved its rights with respect to the proxy executed by Mr. Brocker. As described under the caption "Legal Proceedings" of the Quarterly Report attached as Appendix B, litigation among the Company, Lomak and Mr. Brocker then ensued. Also as described under the caption "Legal Proceedings" of the Quarterly Report attached as Appendix B, the parties entered into a Settlement Agreement effective November 12, 1996. Under the terms of the Settlement Agreement, the Company acknowledged the election of Messrs. Michaels and Grose as Directors of the Company and, the Company and its Board of Directors agreed to increase the size of the Board from six to nine directors. The Board filled these vacancies by electing Charles M. Lombardy, Jr., and Dr. Charles Ebinger (the Board's original nominees for the September 1996 Annual Meeting), and John H. Pinkerton of Lomak to fill these vacancies.

Due to uncertainties among potential Drilling Program investors arising out of Lomak's acquisition of a substantial ownership interest in the Company and the other matters described above, the Company's ability to market its Drilling Programs has been adversely affected. Consequently, demands on the Company's capital resources have increased due to reduced cash flow associated with lower levels of investor interest in its Drilling Programs and increased costs associated with litigation and evaluating the Company's strategic alternatives. This has necessitated actions by the Company to alter its growth oriented business plan in order to conserve cash. On October 21, 1996, the Company initiated layoffs of 21% of its staff coupled with a temporary reduction or deferment in wages to many of its remaining employees. Additional cost cutting measures may become necessary in the future if investor interest in the Company's Drilling Programs does not increase.

With the reduction of the Drilling Program activity and the need to conserve cash, the Company's ability to monetize equipment it owns on non-productive wells and increase profitability through the Drilling Programs will be adversely affected. It may be necessary for the Company to secure additional sources of capital or change its scope of operations in order to fund future projects and meet its obligations. In the event that available borrowings under the Credit Facility are not sufficient or additional financing cannot be obtained, the Company would be required to continue its current efforts to conserve cash resources. In order to accomplish this objective, the Company believes that it would be necessary to take various actions, including reducing the amount of capital raised in future Drilling Programs, the introduction of additional cost cutting measures and the possible sale of certain assets. Management of the Company believes that measures of this type would have a material adverse effect on the Company.

Holders of Series A Preferred are entitled to receive semi-annual cash dividends at an annual rate of $.60 per share and holders of Series B Preferred are entitled to receive quarterly cash dividends at an annual rate of $1.00 per share. The semi-annual dividend payment on the Series A Preferred, which was to be made on December 1, 1996, was not paid. Additionally, pursuant to a recent amendment to its Credit Facility, the Company is prohibited from paying any dividends with respect to the Series A and B Preferred. See "Recent Developments." As a result of the increased demands on the Company's cash flow resulting from the lower level of investor interest in its Drilling Programs as discussed above, and due to the prohibition against paying dividends contained in the amendment to its Credit Facility, the Company will not be able to pay the December 31, 1996 dividend on the Series B Preferred when due. The Company will not be able to pay any dividends on its Series A Preferred or Series B Preferred through at least the end of its current fiscal year and cannot predict when the Company will be in a position to resume the payment of dividends with respect to the Series A and B Preferred..

                              RECENT DEVELOPMENTS

On September 20, 1993 the Company entered into an agreement with Bank One, Texas, National Association (the "Bank") to provide the Company with a reducing revolving line of credit of up to $10,000,000 (the "Credit Facility"). Effective August 30, 1996, the Credit Facility was amended to increase the maximum availability to $20,000,000. The Credit Facility (as amended for borrowing base adjustments) provided the Company with available borrowings of $10,000,000 at September 30, 1996 based upon the Company's financial position and level of oil and natural gas and pipeline-based reserves, with available borrowings reducing $110,000 at the first of each month. On December 2, 1996, the Company and the Bank amended the Credit Facility to provide the Company with available borrowings of $10,200,000, with available borrowings reducing $110,000 at the first of each month, commencing May 1, 1997 (the "Amendment"). Currently, the Company has approximately $9,640,000 outstanding under the Credit Facility. The Amendment provides that payment of dividends with respect to the capital stock of the Company, including Series A and B Preferred is prohibited. The Bank has verbally agreed to review the prohibition against the payment of dividends in March 1997, but is not required to agree to lift the existing prohibition on dividends. There can be no assurance as to when or if the prohibition will be lifted or, if it is, as to what additional conditions the Bank may impose limiting the Company's ability to pay dividends. Prior to the Amendment, the Credit Facility did not prohibit the payment of dividends with respect to the Series A and B Preferred, provided that the Company was in compliance with the various financial and other covenants contained therein.

Additionally, whenever dividends on the Series B Preferred have not been paid in an aggregate amount equal to at least six quarterly dividends on such shares (whether or not consecutive), the number of Directors of the Company will be increased by two, and the holders of the Series B Preferred, voting separately as a class, will be entitled to elect such two additional Directors (and any successor to each such Director) to the Board of Directors at any meeting of stockholders of the Company at which Directors are to be elected held during the period such dividends remain in arrears. See "North Coast Capital Stock -- Series B Preferred Stock."

On June 18, 1996, the Company initiated an action in the Court of Common Pleas of Mahoning County, Ohio styled NORTH COAST ENERGY, INC. VS. LOMAK PETROLEUM, INC., ET AL., Case No. 96 CV 01555, against both Lomak and its wholly-owned subsidiary, Border Resources, Inc. The complaint sought damages in excess of $517,000 for, among other things, the value of natural gas sold by the Company to the defendants between December 1995 and March 1996, but for which payment was never made by the defendants. Border Resources counterclaimed for damages in excess of $950,000 based upon the allegation that the Company had breached an existing contract by stopping further deliveries of gas which allegedly necessitated the purchase of replacement gas by Border at a higher price. On December 18, 1996 a definitive settlement agreement was entered into by the parties.

On December 19, 1996 the Stock Option Committee awarded a total of 24,591 shares of Common Stock to certain key employees under the Company's Stock Bonus Plan. See "Management -- Stock Bonus Plan." Included in the group of key employees awarded such bonuses were the following executive officers: Timothy Wagers (4,000 shares); Robert M. Hoisek (250 shares); Thomas A. Hill (2,500 shares); and Anthony R. Kovacevich (2,000 shares).

                        REASONS FOR THE CONVERSION OFFER

The Company's inability to pay dividends on the Series A and Series B Preferred has prompted the Company to seek to reduce or eliminate the number of outstanding shares of Series A and Series B Preferred. Through the Conversion Offer, holders of Series A and Series B Preferred will be offered the right to convert such shares into a greater number of shares of Common Stock than they would otherwise be entitled to receive upon conversion. Each tendering holder will be deemed to have waived such holder's right to receive (1) any unpaid dividends with respect to the Series B Preferred and (2) any dividend which may become payable in respect of the tendered Series A and B Preferred subsequent to the date such shares are tendered, even if such dividend becomes payable prior to acceptance of such shares by the Company. Consequently, conversion of Series A and B Preferred has the effect, among other things, of eliminating without payment both unpaid dividend arrearages with respect to Series B Preferred and future dividends on the converted Series A and B Preferred shares. Among the factors leading the Board to authorize the Conversion are the following:

         - The dollar amount of the payments required to cure the anticipated dividend arrearages on the outstanding Series B Preferred could adversely affect the Company's liquidity and its efforts to grow its business.

         - The perceived "overhang" attributable to an escalating level of Series B Preferred dividend arrearages would likely hamper the Company's efforts to increase the value of its Common Stock. Among other things, it is not permissible under the terms of the Series A and B Preferred to declare or pay any dividends on Common Stock unless and until all Series B Preferred dividend arrearages are cured.

         - The existence of dividend arrearages results in a number of additional expenses and administrative difficulties for a publicly held company such as North Coast.

The Board determined to make this Conversion Offer to the holders of Series A and B Preferred in light of the following: (i) the conversion and other rights and preferences of the Series A and B Preferred and the unpaid dividends on the Series A Preferred and anticipated to be unpaid dividend arrearages on the Series B Preferred; (ii) the historical and recent market prices, liquidity and trading activity in the Common Stock and Series B Preferred, and the estimated value and relative illiquidity of Series A Preferred; and (iii) the investment risks associated with an investment in North Coast capital stock and general market conditions.

         REASONS FOR CONVERTING IN CONNECTION WITH THIS CONVERSION OFFER

The Company believes that this Conversion Offer is in the best interests of the Company and the holders of its Common Stock. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS OR EXECUTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH STOCKHOLDER'S SERIES A OR B PREFERRED SHARES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. HOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES.

Outlined below are some of the reasons the Company believes that holders of Series A and B Preferred may choose to accept this Conversion Offer. Along with these reasons, holders of Series A and B Preferred should weigh and take into account all of the factors listed under the caption "Certain Considerations" in making their determination whether to accept or reject this Conversion Offer.

         - The number of additional shares offered in this Conversion Offer represents a premium above the current stated conversion ratios of the Series A and B Preferred. The stated conversion ratios of Series A and B Preferred are not being increased. Following the Expiration Date, holders of Series A and B Preferred who choose not to accept this Conversion Offer will not be entitled upon conversion to any additional shares of Common Stock being offered or issued in connection with this Conversion Offer.

         - Dividend arrearages on Series B Preferred do not earn interest. The priorities the Company has set for the use of available cash and the prohibition on paying, any dividends contained in the Amendment to the Company's Credit Facility make it unlikely that any arrearage will be cured or that arrearages will be prevented.

         - The Series A Preferred is not traded on any established market and, to the Company's knowledge, no broker or dealer "makes a market" in shares of Series A Preferred. Accordingly, the Series A Preferred is, and is likely to remain, highly illiquid. Because the Series A Preferred is illiquid, the offered conversion enables holders of Series A Preferred to obtain liquidity in their stock.

         - Although the Series B Preferred is currently traded on NASDAQ, its trading volume and liquidity are lower than that of the Common Stock (an average trading volume during 1995 of 1,297 shares per trading day for the Series B Preferred compared with 2,090 shares per trading day for the Common Stock). This liquidity differential will likely increase to the extent that this Conversion Offer results in fewer outstanding shares of Series B Preferred.

         - The Company believes that some investors acquire and hold convertible preferred stock rather than common stock because of a desire to forego a portion of the appreciation potential of common stock in exchange for a higher level of current dividend income and the lower perceived risk and volatility which often accompany the liquidation and dividend preferences of preferred stock. In the case of the Series A and B Preferred, however, those factors may be less compelling, because it is unclear when or if the Company will be able to resume regular dividend payments with respect to the Series A and B Preferred. Nevertheless, Series A and B Preferred do have certain preferences (as compared with Common Stock) that holders will surrender upon accepting this Conversion Offer. See "North Coast Capital Stock -- Common Stock"; " -- Series A Preferred Stock;" and " -- Series B Preferred Stock."

         - Because the holders of Series A and B Preferred have no rights of optional redemption (only the Company can elect to redeem Series A and B Preferred), holders generally have no right to compel the payment of dividends or redemption of their shares.

         - If the Series B Preferred does not meet the requirements of NASDAQ, by reason of decreases in the outstanding shares of Series B Preferred resulting from this Conversion Offer or fluctuations in price, the liquidity of the Series B Preferred could be further impaired by a delisting from NASDAQ. In the event of such a delisting of Series B Preferred, the Company is under no obligation to arrange for a "market maker" to maintain an active trading market for the Series B Preferred in that event.

         - The Series B Preferred is currently registered under the Exchange Act, but that registration may be terminated if the Series B Preferred is neither listed on NASDAQ or another national securities exchange nor held of record by 300 or more persons.

         - Neither the Delaware General Corporation Law nor the Company's organizational documents provide for dissenters rights of appraisal (or other comparable rights) for holders of Series A Preferred or Series B Preferred not accepting this Conversion Offer.

         - As described under "Certain Federal Income Tax Consequences," a portion of the additional Common Stock received by holders of Series B Preferred accepting this Conversion Offer will be currently taxable to the recipient as ordinary income.

                              THE CONVERSION OFFER

The Company is making this Conversion Offer to induce conversion of the outstanding shares of its Series A and B Preferred, as follows:

         Series A Preferred -- A total of 5.0 shares of Common Stock will be issued to the holder of each share of Series A Preferred converted in connection with this Conversion Offer: each Series A Preferred share is convertible into 2.3 shares of Common Stock, and an additional 2.7 shares of Common Stock will be issued in respect of the conversion of each Series A Preferred share converted in accordance with this Conversion Offer.

         Series B Preferred -- A total of 8.0 shares of Common Stock will be issued to the holder of each share of Series B Preferred converted in connection with this Conversion Offer: each Series B Preferred share is convertible into 5.75 shares of Common Stock, and an additional 2.25 shares of Common Stock will be issued in respect of the conversion of each Series B Preferred share converted in accordance with this Conversion Offer.

This Conversion Offer is made upon the terms and subject to the conditions set forth in this Offering Circular and in the accompanying Letter of Transmittal.

The Company did not pay the dividend on the Series A Preferred on December 1, 1996. The Company will not be able to pay the scheduled quarterly dividend on the Series B Preferred on December 31, 1996 and is prohibited from paying future dividends on its outstanding shares of Series A and Series B Preferred under the terms of its amended Credit Facility. On the Expiration Date, each share of Series B Preferred will have an aggregate dividend arrearage of $0.25, BY TENDERING SHARES PURSUANT TO THE OFFER AND NOT WITHDRAWING THE SAME, EACH TENDERING HOLDER WILL BE DEEMED TO HAVE WAIVED SUCH HOLDER'S RIGHT TO (1) ANY UNPAID DIVIDENDS WITH RESPECT TO THE SERIES B PREFERRED AND (2) RECEIVE ANY DIVIDEND WHICH MAY BECOME PAYABLE IN RESPECT OF THE TENDERED SERIES A AND B PREFERRED SHARES SUBSEQUENT TO THE DATE THAT SUCH SHARES ARE TENDERED, EVEN IF SUCH DIVIDEND BECOMES PAYABLE PRIOR TO ACCEPTANCE OF SUCH SHARES BY THE COMPANY. The conversion ratios for Series A and B Preferred remaining outstanding after the Expiration Date will NOT be adjusted on account of additional shares offered or issued in connection with this Conversion Offer. See "North Coast Capital Stock" for a description of the Company's Common Stock and Series A and B Preferred and certain related matters.

The number of additional shares of Common Stock being offered to convert will NOT be adjusted by the Company for any fluctuations in the relative market values of Common Stock and Series A and B Preferred.

Holders of Series A Preferred and/or Series B Preferred who desire to convert their shares in connection with this Conversion Offer must convert all, and not less than all, of the Series A Preferred and/or Series B Preferred owned by them. By delivering or by causing the Registered Holder (as defined below) to effect delivery for conversion, each beneficial owner of such Series A and B Preferred represents and warrants that delivery has been effected with respect to all Series A and B Preferred beneficially owned by them.

Series A and B Preferred shares delivered for conversion in connection with this Conversion Offer may be withdrawn at any time prior to 5:00 p.m., Cleveland, Ohio time, on the Expiration Date. See "Conversion Offer Procedures -- Withdrawal of Deliveries."

CONDITIONS OF THE CONVERSION OFFER

The Company will have no obligation to accept any Series A and B Preferred delivered for conversion pursuant to this Conversion Offer if any of the following conditions exist, and may terminate or amend this Conversion Offer as provided herein before the acceptance of any such shares for conversion:

         (a) If any action or proceeding is instituted or is threatened in any court or by or before any governmental agency or instrumentality with respect to (i) this Conversion Offer or (ii) the Company or its capital stock which, in the judgment of the Company, has or may have a material adverse effect on the business, financial condition, operations or prospects of the Company or impairs or may impair the benefits of this Conversion Offer to the Company or the ability of the Company to proceed with this Conversion Offer; or

         (b) If there has been proposed, adopted or enacted any law, statute, rule or regulation that, in the judgment of the Company, has or may have a material adverse effect on the business, financial condition, operations or prospects of the Company or impairs or may impair the material benefits of this Conversion Offer to the Company or the ability of the Company to proceed with this Conversion Offer; or

         (c) If any change or changes have occurred or are threatened in the business, assets, liabilities, condition (financial or otherwise), operations, results of operations or prospects of the Company that, in the judgment of the Company, has or may have a material adverse effect on the Company; or

         (d) There shall have occurred:

                  (i) the declaration of any banking moratorium or suspension of payments in respect of banks in the United States;

                  (ii) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

                  (iii) the commencement or escalation of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States;

                  (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the Company's sole judgment, might affect, the extension of credit by banks or other lending institutions in the United States; or

                  (v) in the case of any of the foregoing existing at the time of the commencement of the Conversion Offer, in the Company's sole judgment, a material acceleration or worsening thereof; or

         (e) (i) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person (other than entities, groups or persons, if any, who have filed with the SEC on or before December 1, 1996 a
         Schedule 13G or a Schedule 13D with respect to any of the shares of Common Stock) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of Common Stock, or
         (ii) such entity, group, or person that has publicly disclosed any such beneficial ownership of more than 5% of the shares of Common Stock prior to such date shall have acquired, or proposed to acquire, beneficial ownership of additional shares of Common Stock constituting more than 2% of the outstanding shares of Common Stock or shall have been granted any option or right to acquire beneficial ownership of more than 2% of the outstanding shares of Common Stock or (iii) any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities; or

         (f) If after the date of the commencement of the Conversion Offer, any tender or exchange offer for 15% or more of the outstanding shares of Common Stock, Series A Preferred or Series B Preferred (other than the Conversion Offer), or any merger, acquisition, business combination or other similar transaction with or involving the Company, shall have been proposed, announced or made by any person or entity other than the Company or any subsidiary.

The Company reserves the right, in its judgment, (i) to terminate this Conversion Offer if any of the events set forth above has occurred and the condition is not waived by the Company, by giving oral or written notice of such termination to the Conversion Agent and (ii) to extend or otherwise amend the terms of this Conversion Offer in any manner. The amendment, extension or termination of this Conversion Offer as to Series A Preferred or Series B Preferred, or the waiver of a condition as to either series, need not be accompanied by the same action as to the other series. Any such amendment, extension or termination will be followed as promptly as practicable by public announcement thereof. If this Conversion Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose each amendment in a manner reasonably calculated to inform the holders of such amendment and, if such amended Conversion Offer would otherwise expire during such period, the Company will extend each such amended Conversion Offer for a period which the Company in its judgment deems appropriate, depending upon the significance of the amendment and the manner of disclosure to holders of the Series A and B Preferred. Any such extension will be in compliance with the applicable rules and regulations of the SEC. See "Conversion Offer Procedures -- Expiration Date; Extension; Amendment; Termination."

The Company has been advised that all of the 7,085 shares of Series A Preferred and the 1,500 shares of Series B Preferred held by executive officers and Directors of the Company and by Lomak, a significant stockholder of the Company, will be converted by them in connection with this Conversion Offer.

The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such conditions and may be waived by the Company in whole or in part at any time and from time to time in the judgment of the Company. Any determination by the Company concerning the events described above will be final and binding upon all parties.

INTERESTS OF CERTAIN PERSONS IN THE CONVERSION OFFER

No officer, Director, stockholder, equity holder or affiliate of the Company has any material interest, direct or indirect, in this Conversion Offer other than interests, if any, of such individuals as stockholders or equity holders of the Company that are shared by all other stockholders and equity holders of the Company. See "The Conversion Offer" above, which indicates that all Directors and executive officers of North Coast holding Series A and B Preferred shares, and Lomak, a significant stockholder of the Company, have informed the Company of their present intentions to convert the shares of Series A and B Preferred held by them in connection with this Conversion Offer.

ANTICIPATED ACCOUNTING TREATMENT OF CONVERSION OFFER

See "Selected Historical and Pro Forma Financial Data" for a description of the Company's financial and accounting treatment of this Conversion Offer.

FEES AND EXPENSES

Holders of Series A and B Preferred delivered for conversion will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the conversion of Series A and B Preferred or the issuance of additional shares of Common Stock in connection with this Conversion Offer. The Company will pay all reasonable out-of-pocket expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding copies of this Offering Circular and related documents to the beneficial owners of the Series A and B Preferred, and in handling or forwarding deliveries of Series A and B Preferred for conversion. Holders of Series A and B Preferred will be responsible for all other costs incurred in converting shares pursuant to this Conversion Offer. See "Conversion Offer Procedures --Payment of Expenses."

CONVERSION AGENT

American Stock Transfer and Trust Company is serving as Conversion Agent for this Conversion Offer. All documents to be submitted in connection with this Conversion Offer should be delivered to the Conversion Agent at its address set forth on the back cover of this Offering Circular.

                             CERTAIN CONSIDERATIONS

Holders of Series A and B Preferred should consider, among other things, the specific considerations set forth below as well as the other information set forth elsewhere in this Offering Circular (including the Appendices) and in the Company materials referenced in this Offering Circular before determining whether to convert shares in connection with this Conversion Offer.

CONSIDERATIONS APPLICABLE TO HOLDERS OF SERIES A AND B PREFERRED WHO DO NOT CONVERT IN CONNECTION WITH THIS CONVERSION OFFER

The conversion of Series A and B Preferred in connection with this Conversion Offer may have certain adverse consequences to holders of Series A and B Preferred who do not convert, including the following:

Illiquidity of Series B Preferred; Possible NASDAQ Delisting; Margin Regulations. The trading volume and liquidity of the Series B Preferred are lower than that of the Common Stock. If a significant portion of the outstanding shares of the Series B Preferred are converted pursuant to this Conversion Offer, this reduction in the outstanding Series B Preferred likely would adversely affect the liquidity of the Series B Preferred that remains outstanding. If the Series B Preferred does not meet the requirements of NASDAQ, by reason of decreases in the outstanding Series B Preferred resulting from this Conversion Offer or otherwise, the liquidity of the Series B Preferred could be further impaired by a delisting from NASDAQ. In the event of such a delisting of Series B Preferred, the Company is under no obligation to arrange for a "market maker" to maintain an active trading market for the Series B Preferred in that event. The Series B Preferred are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which have the effect, among other things, of allowing brokers to extend credit on the collateral of such Series B Preferred for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of Series B Preferred and the number and market value of publicly held Series B Preferred, following the conversion of Series B Preferred pursuant to the Conversion Offer, the Series B Preferred might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Series B Preferred under the Exchange Act were terminated, the Series B Preferred would no longer constitute "margin securities."

Illiquidity of Series A Preferred. The Series A Preferred is not traded on any established market and, to the Company's knowledge, no broker or dealer "makes a market" in shares of Series A Preferred. Accordingly, the Series A Preferred is, and is likely to remain, highly illiquid, and to the extent that shares of Series A Preferred are converted, the Company anticipates that any market for shares of Series A Preferred will become even more limited.

No Interest on Dividend Arrearage; Inability to Pay Dividends. Unpaid dividends on Series B Preferred will accumulate, but will not earn interest. Due to the priorities the Company has set for the use of available cash and the prohibition against paying dividends contained in the amendment to its Credit Facility, the Company will not be able to pay any dividends on either the Series A Preferred or Series B Preferred through at least the end of its current fiscal year and cannot predict when the Company will be in a position to resume the payment of dividends with respect to the Series A and B Preferred.

No Adjustment in Conversion Ratio. No adjustment will be made in the conversion ratios for Series A and B Preferred on account of dividend arrearages on the Series B Preferred or on account of the additional shares of Common Stock offered or issued in connection with this Conversion Offer.

No Redemption Right. Except in certain limited circumstances, neither Series A Preferred nor Series B Preferred is redeemable at the option of the holder; only the Company has the right to elect to redeem shares of Series A and B Preferred.

No Appraisal or Similar Rights. No appraisal or similar rights under Delaware General Corporation Law or other applicable law will be available to holders of Series A and B Preferred electing not to convert in connection with this Conversion Offer.

CONSIDERATIONS APPLICABLE TO HOLDERS OF SERIES A AND B PREFERRED WHO DO CONVERT IN CONNECTION WITH THIS CONVERSION OFFER

Elimination of Dividend Rights, Liquidation Preferences and Protective Covenants. Holders of Series A and B Preferred who convert their shares of Series A and B Preferred into Common Stock will no longer be entitled to the liquidation preferences, protective covenants and dividend rights of the Series A and B Preferred. See "North Coast Capital Stock --Series A Preferred;" "-- Series B Preferred." Such holders will become subject to all of the risks associated with common equity, including the preferential claims of holders of the Company's debt and holders of then-outstanding preferred stock, in the event of a liquidation, dissolution or winding up of the Company. Further, the special voting rights now exercisable by the Series A and B Preferred will be surrendered by holders accepting this Conversion Offer, although such holders will thereafter hold voting rights as holders of Common Stock. See "North Coast Capital Stock -- Common Stock;" "-- Series A Preferred;" "-- Series B Preferred."

The Board of Directors is authorized under the Certificate of Incorporation, as amended (the "Certificate"), without a further vote of the stockholders of the Company, to issue up to 2,000,000 shares of preferred stock (less any shares of preferred stock then outstanding) in one or more series and to fix the designations, preferences, powers and relative, participating, optional or other rights and restrictions thereof. The Company may issue one or more series of preferred stock in the future that will have preferences over the Common Stock with respect to the payment of dividends and upon liquidation, dissolution or winding-up of the Company or otherwise. See "North Coast Capital Stock -- Serial Preferred Stock."

No Adjustment for Market Price Fluctuations. Pursuant to the terms and conditions of this Conversion Offer, the number of shares of Common Stock issuable in connection with this Conversion Offer will not be adjusted on account of fluctuations in the relative market values of Common Stock and Series A and B Preferred.

Certain Tax Consequences. A portion of the additional shares of Common Stock received by holders of Series B Preferred who accept this Conversion Offer will be currently taxable to the recipient as ordinary income. See "Certain Federal Income Tax Consequences."

Restrictions on Conversion Offer. Issuance of Common Stock in connection with this Conversion Offer will be made as of the Expiration Date only after a timely receipt by the Conversion Agent of a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal. Therefore, holders of Series A and B Preferred desiring to convert such Series A and B Preferred should allow sufficient time to ensure timely delivery. The Conversion Agent and the Company are under no duty to give notification of defects or irregularities with respect to the deliveries of Series A and B Preferred for conversion.

Recent Developments; Reduced Cash Flow. Recent developments have caused concern for the Company's ability to meet its current obligations while maintaining its current level of operations. Revenues derived from the Company's Drilling Programs provide an important source of the Company's cash flow. Due to uncertainties among potential Drilling Program investors arising out of Lomak's acquisition of a substantial ownership interest in the Company, the Company's ability to market its Drilling Programs has been adversely affected. Consequently, demands on the Company's capital resources have increased due to reduced cash flow associated with lower levels of investor interest in its Drilling Programs and increased costs associated with litigation and evaluating the Company's strategic alternatives. This has necessitated actions by the Company to alter its growth oriented business plan in order to conserve cash. On October 21, 1996, the Company initiated layoffs of 21% of its staff coupled with a temporary reduction or deferment in wages to many of its remaining employees. Additional cost cutting measures may become necessary in the future if investor interest in the Company's Drilling Programs does not increase.

With the reduction of the Drilling Program activity and the need to conserve cash, the Company's ability to monetize equipment it owns on non-productive wells and increase profitably through the Drilling Programs will be adversely affected. It will be necessary for the Company to secure additional sources of capital or financing for its future projects and to fund its current obligations. In the event that available borrowings under its bank agreements are not sufficient or additional financing cannot be obtained, the Company would be required to continue its current efforts to conserve cash resources. In order to accomplish this objective, the Company believes that it would be necessary to take various actions, including reducing the amount of capital raised in future Drilling Programs, the introduction of additional cost cutting measures and the possible sale of certain assets. Management of the Company believes that measures of this type would have a material adverse effect on the Company. Additionally, the Company did not pay the dividend on the Series A Preferred on December 1, 1996, and will not be able to pay the next quarterly dividend payment on the Series B Preferred on December 31, 1996.

There can be no assurance that the Company's operations will be profitable or that the Company's cashflow will be sufficient without changing its scope of operations to meet its current obligations.

Dependence on Drilling Programs. A substantial portion of the Company's revenues historically have been realized through fees or other payments attributable to Drilling Programs which it has sponsored or managed. North Coast's ability to market its Drilling Programs depends on a number of factors, including the performance of its oil and gas drilling activities, the availability of certain federal income tax benefits for investors, the absence of adverse changes in federal and state securities regulations, factors affecting oil and natural gas prices and markets, the Company's ability to maintain good working relationships with its broker-dealer group and general economic conditions. The expiration of certain federal tax credits, volatility in oil and natural gas prices and uncertainty as to future developments in oil and natural gas markets may reduce investor interest in Drilling Programs. To the extent that the Company is unable to continue successfully sponsoring such Drilling Programs, the size and scope of the Company's operations could be limited.

Debt Agreement Restrictions; Dividend Policy. The Company's debt agreements contain various restrictions on the Company's activities and require the Company to achieve and maintain certain financial ratios. Certain terms used in this section are defined in the applicable debt agreement. The restrictions include, among other things, (i) a prohibition of paying dividends with respect to the Company's capital stock, including the Series A and B Preferred, (ii) a requirement that the Company maintain a minimum working capital not less than $350,000, (iii) a requirement that the Company maintain a minimum stockholders' equity of not less than $7,000,000, plus a cumulative 80% of positive net income for all the fiscal years of the Company subsequent to March 31, 1996, less the amount of Series A and B Preferred dividends paid for such period, plus a cumulative 100% of all net proceeds from equity offerings since August 31, 1996,
(iv) a requirement that the Company maintain a minimum debt coverage ratio of not less than 1.25 to 1 and (v) a requirement that the Company's indebtedness, together with outstanding contingent obligations not exceed $500,000.

Other Transactions to Reduce Series A and B Preferred. Following the Conversion Offer, and depending on the number of shares of Series A and B Preferred converted, the Company would not be prohibited from taking additional actions to reduce further or eliminate any remaining Series A and B Preferred. Such transactions could be undertaken on terms which are more favorable or less favorable than the Conversion Offer.

Market Value of the Company's Securities. The market value of the Common Stock to be issued in connection with this Conversion Offer, as well as the value of Series A and B Preferred not converted, will depend on the future performance of the Company and market factors generally, which are influenced by a number of conditions beyond the Company's control.

Risks of the Oil and Gas Industry. Oil and gas exploration and development are speculative, involve a high degree of risk and are subject to all the hazards typically associated with the search for, development of and production of oil and gas. The success of the Company's future operations will be dependent on its ability to discover, produce and sell oil and gas at prices which will provide attractive rates of return. Although the Company emphasizes development drilling in the Clinton/Medina formation in the Appalachian Basin where drilling operations are less risky than in other areas, the process of drilling for oil and gas can be hazardous. Oil and gas operations are subject to oil field hazards such as fire, explosion, blow-outs, cratering and environmental damage, any of which can cause personal injury and loss of life and severely damage or destroy equipment, suspend drilling operations and cause substantial damage to surrounding areas or properties of others.

Competition. The oil and gas industry is highly competitive in many respects, including identification of attractive oil and gas properties for acquisition, drilling and development, securing financing for such activities and obtaining the necessary equipment and personnel to conduct such operations and activities. Many other oil and gas companies in the industry have financial resources, personnel and facilities substantially greater than those of the Company and there can be no assurance that the Company will continue to be able to compete effectively with these larger entities.

Uncertain Markets for Gas and Oil. The revenues generated from the oil and gas operations of the Company are highly dependent upon the prices at which oil and gas can be sold. Various factors beyond the control of the Company affect prices of oil and natural gas, including worldwide and domestic supplies of oil and natural gas, the ability of the members of the Organization of Petroleum Exporting Countries ("OPEC") to agree to and maintain oil price and production controls, political instability or armed conflict in oil-producing regions, the price of foreign imports, the level of consumer demand, the price and availability of alternative fuels, the availability of pipeline capacity and changes in existing federal regulation and price controls. Any significant decline in the price of oil or natural gas would adversely affect the Company's revenues and operating income and could require a writedown in the carrying value of the Company's oil and gas properties.

Writedowns and Limitations on Accuracy of Reserve Estimates. Oil and gas reserve estimates are necessarily inexact and involve matters of subjective engineering judgment. In addition, any estimates of future net revenues and the present value thereof are based on price and cost assumptions made by the Company which only represent its best estimate. If these estimates of quantities, prices and costs prove inaccurate, the Company is unsuccessful in expanding its oil and gas reserves base with its capital expenditure program, and/or declines in and instability of oil and gas prices occur, then writedowns in the capitalized costs associated with the Company's oil and gas assets may be required.

Development of Additional Reserves. The Company's future success depends upon its ability to find or acquire additional oil and gas reserves that are economically recoverable. Except to the extent that the Company conducts successful exploration or development activities or acquires properties containing proved reserves, the proved reserves of the Company generally will decline as reserves are produced. There can be no assurance that the Company will be able to discover additional commercial quantities of oil and gas, or that the Company will be able to acquire oil and gas reserves.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), final, temporary and proposed United States Treasury Regulations promulgated thereunder, and the administrative and judicial interpretations thereof, all as in effect as of the date of this Offering Circular. Such laws or interpretations are subject to change (possibly with retroactive effect) or different interpretations. The effectiveness of this Conversion Offer is not conditioned upon the receipt of any ruling from the Internal Revenue Service, and no ruling has been or will be requested on any tax matters relating to this Conversion Offer.


TAX CONSEQUENCES TO HOLDERS OF SERIES A AND B PREFERRED

Conversion of Series A and B Preferred in connection with this Conversion Offer will be treated as a recapitalization under Section 368(a)(1)(E) of the Code. Therefore, a holder of Series A Preferred or Series B Preferred accepting this Conversion Offer will not recognize gain or loss on the conversion of such holder's Series A Preferred or Series B Preferred. However, holders of Series B Preferred will be deemed to have received a distribution to which Section 301 of the Code applies (the "Deemed Distribution") equal to the lesser of: (i) the amount by which the fair market value of the Common Stock received on the distribution date exceeds the issue price of the Series B Preferred, and (ii) the amount of the unpaid dividend arrearage with respect to the Series B Preferred on such date.

The Deemed Distribution will constitute a dividend for tax purposes taxable as ordinary income, to the extent of the Company's current or accumulated earnings and profits. Based upon current information, the Company does not expect to have sufficient earnings and profits for tax purposes such that there will be no Deemed Distribution basis.

A holder's basis in the Common Stock received will equal such holder's basis in the Series A Preferred or Series B Preferred converted in connection with this Conversion Offer. The holding period for each share of Common Stock will include the period for which the Series A Preferred or Series B Preferred, as the case may be, was held by the holder.

TAX CONSEQUENCES TO THE COMPANY

The Company will not recognize gain or loss in connection with the transactions contemplated by this Conversion Offer.

THE ABOVE DISCUSSION IS OF A GENERAL NATURE AND DOES NOT FULLY ADDRESS ANY STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OR THE FEDERAL INCOME TAX CONSEQUENCES FOR STOCKHOLDERS WHO DO NOT HOLD SERIES A PREFERRED OR SERIES B PREFERRED AS A CAPITAL ASSET OR FOR FOREIGN STOCKHOLDERS. THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY, AND EACH STOCKHOLDER SHOULD CONSULT WITH HIS, HER OR ITS OWN TAX ADVISOR AS TO THE CONSEQUENCES OF THIS CONVERSION OFFER.

                            NORTH COAST CAPITAL STOCK

At the present time North Coast's Certificate authorizes the issuance of 40,000,000 shares of $.01 par value Common Stock and 2,000,000 shares of $.01 par value preferred stock ("North Coast Preferred Stock"). On December 18, 1996, there were issued and outstanding 8,051,898 shares of Common Stock, and 3,362,031 shares in the aggregate were reserved for issuance upon conversion of the Series A and B Preferred, at their current stated conversion ratios, exercise of employee stock options and issuance in connection with outstanding warrants and notes. The notes include a note payable to Lomak for $1,000,000. This note can be repaid in either shares of Common Stock or the proceeds of a public offering, as defined. Lomak also owns certain warrants to purchase 200,000 shares of Common Stock at $1.20 per share and 300,000 shares of Common Stock at $1.00 per share, as defined. The warrants may be redeemed by the Company for $.10 per share at its option upon 30 days written notice. If all holders of Series A and B Preferred were to convert their Series A and B Preferred in connection with this Conversion Offer, 1,855,739 additional shares of Common would be issued and outstanding (over and above the shares into which the Series A and B Preferred are convertible by their stated terms).

Shares of Common Stock and North Coast Preferred Stock authorized by the Certificate, but not outstanding or reserved for issuance, may be issued in the judgment of North Coast's Board of Directors from time to time for such consideration as the Board of Directors may determine and for any corporate purpose, without further action by the stockholders, except as may be required by law or by the rules of NASDAQ. As permitted by the General Corporation Law of Delaware, such authorized and unissued shares of North Coast

Preferred Stock may be issued in such series, and with such designations, relative rights and preferences (including voting rights), as the Board may determine.

Certain of the rights of the holders of Series A Preferred, Series B Preferred and Common Stock are summarized below.

No holders of any shares of capital stock of North Coast have any preemptive or comparable rights. All of the shares of North Coast Preferred Stock and Common Stock now outstanding or to be issued upon acceptance of this Conversion Offer, are, or upon issuance will be, fully paid and nonassessable.

COMMON STOCK

         Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of the Company. Except as required by applicable law, holders of shares of Common Stock do not vote separately as a class, but vote together with the holders of outstanding shares of capital stock of all other classes and series. Certain actions require the affirmative vote of holders of more than a majority of the voting capital stock. See "-- Certain Anti-Takeover Provisions." There is no cumulative voting for the election of Directors.

         Holders of shares of Common Stock are entitled to receive dividends, if, as, and when declared by the Board of Directors out of funds legally available therefore, after payment of dividends required to be paid on outstanding shares of any series of Serial Preferred Stock (if any). Upon liquidation of the Company, holders of shares of Common Stock are entitled to share ratably in all assets of the Company remaining after payment of liabilities, subject to the prior distribution rights of any outstanding shares of Serial Preferred Stock which have a liquidation preference, including the Series A Preferred Stock and the Series B Preferred Stock. Holders of shares of Common Stock have no conversion, redemption or preemptive rights. The rights of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of Serial Preferred Stock.

NORTH COAST PREFERRED STOCK

         The Certificate authorizes the issuance of 2,000,000 shares of Serial Preferred Stock, which may be divided into one or more series of shares. The Board of Directors has the authority to issue the Serial Preferred Stock in one or more series and to fix the rights, preferences, privileges, designations and limitations, including the dividend rights, dividend rate, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences, designations and the authorized number of shares constituting any series, without any further vote or action by the stockholders. The rights of any series of the Serial Preferred Stock may, if provided by the Board of Directors, be senior to and have preference over the rights of the shares of Common Stock and/or shares of other series of Serial Preferred Stock. The Series A Preferred Stock (see "--Series A Preferred Stock") constitutes one series of Serial Preferred Stock and the Series B Preferred Stock constitutes another series of Serial Preferred Stock. No other shares of the remaining Serial Preferred Stock are issued or outstanding.

         The Company has no current plans to issue any shares of other series of Serial Preferred Stock. The issuance of additional shares of Serial Preferred Stock in the future could adversely affect the rights of the holders of any class of the Company's capital stock, including the Common Stock. Also, the issuance of additional shares of Serial Preferred Stock could have the effect of hindering or deterring an acquisition of the Company or potential tender offers. See "--Certain Anti-Takeover Provisions."

SERIES A PREFERRED STOCK

         Voting Rights. Holders of Series A Preferred are entitled to such number of votes per share as they would have if they had exercised their conversion rights and received shares of Common Stock as of the record date applicable to such vote. Except as required by applicable law, holders of shares of Series A Preferred do not vote separately as a class or series, but vote together with the holders of outstanding shares of voting capital stock of all other classes and series.

         Dividends. Holders of Series A Preferred are entitled to receive cash dividends at an annual rate of $.60 per share. Such cash dividends are non-cumulative, and are payable semi-annually on June 1 and December 1 of each year, if, when and as declared by the Board of Directors out of funds legally available therefor. Series A Preferred are senior to shares of Common Stock with respect to such cash dividends. No cash dividends will be paid on shares of Common Stock unless and until all declared, unpaid cash dividends on the shares of Series A Preferred have been paid or set aside for payment.

         Liquidation Rights. The Series A Preferred has a liquidation preference of $10.00 per share. Consequently, upon liquidation, dissolution or winding up of the Company, holders of shares of Series A Preferred are entitled to receive, after payment of liabilities but prior to any distributions to holders of shares of Common Stock or of shares of any other class or series of the Serial

Preferred Stock ranking junior in liquidation rights to the Series A Preferred, the sum of $10.00 per share. If the amounts available for distribution to holders of Series A Preferred upon liquidation, dissolution or winding up of the Company are not sufficient to pay in full the preferred liquidation payments in respect of all of the outstanding Series A Preferred, holders of outstanding Series A Preferred will share ratably in any such distribution. After payment of the full preferred liquidation payments in respect of all of the outstanding Series A Preferred, holders of outstanding Series A Preferred shall not participate with respect to such shares in any further distribution of the assets of the Company upon its liquidation, dissolution or winding up.

         Conversion Rights. A holder of outstanding Series A Preferred Stock may elect at any time to convert his Series A Preferred into shares of Common Stock. The Company, at its option, at such time as it makes a Public Offering (as defined below) may convert all outstanding Series A Preferred into shares of Common Stock. In the event any shares of Series A Preferred Stock are called for redemption as described below, the holders thereof shall have the right to elect to convert such shares into shares of Common Stock in accordance with these provisions at any time prior to the date specified for such redemption to occur.

         A holder of shares of Series A Preferred is entitled to receive the number of whole shares of Common Stock for each share of Series A Preferred converted as is determined by dividing $10.00 by the price at which conversion occurs (the "Conversion Price"), which Conversion Price currently equals $4.35. Therefore, each share of Series A Preferred is currently convertible into 2.3 shares of Common Stock. Certain adjustments to the Conversion Price are provided from time to time in connection with stock dividends payable in shares of Common Stock or split-ups, combinations and other similar transactions affecting the outstanding shares of Common Stock. Further, in the event the Company issues any shares of Common Stock, other than shares of Common Stock issued upon conversion of outstanding Series A Preferred or upon the exercise of employee stock options, for a consideration per share less than the then current market price of the Common Stock, the Conversion Price will be adjusted to provide economic dilution protection for holders of Series A Preferred. The Company must reserve and keep available, out of its authorized but unissued shares of Common Stock, solely for the purposes of conversion of the outstanding shares of Series A Preferred, the number of shares of Common Stock sufficient to effect the conversion of all Series A Preferred from time to time outstanding. "Public Offering," as used with respect to the conversion of Series A Preferred, means an offering by the Company, pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), of shares of its Common Stock which yields net proceeds to the Company of not less than $5,000,000 and which is made at a public offering price of not less than a price per share equal to 1.5 multiplied by the Conversion Price (currently approximately $6.52), subject to adjustment for stock dividends payable in shares of Common Stock or split-ups, combinations and other similar transactions affecting the outstanding shares of Common Stock.

         Redemption. The Company currently has the option to redeem, in whole or in part, shares of Series A Preferred Stock at a price of $10.00 per share plus declared, unpaid dividends on such shares to the date fixed for redemption. The Company may exercise such option by providing not less than 30 days prior written notice to each record holder of shares of Series A Preferred Stock. There are no sinking fund or mandatory redemption provisions for the shares of Series A Preferred Stock. Holders of shares of Series A Preferred Stock have no preemptive rights.

SERIES B PREFERRED STOCK

         Dividends. Holders of shares of Series B Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of funds at the time legally available therefor, cash dividends at an annual rate of $1.00 per share, and no more, payable quarterly on June 30, September 30, December 31 and March 31 of each year. Dividends will accrue and be cumulative from the date of first issuance of the Series B Preferred and are payable to holders of record as they appear on the stock books of the Company on such record dates as are fixed by the Board of Directors.

         The Series B Preferred has priority as to dividends over the Common Stock, the Series A Preferred and any series or class of the Company's stock hereafter issued that ranks junior as to dividends to the Series B Preferred (the "Junior Dividend Stock"), and no dividend (other than dividends payable solely in Common Stock or any other series or class of the Company's stock hereafter issued that ranks junior as to dividends to the Series B Preferred) may be declared, paid or set apart for payment on, and no purchase, redemption or other acquisition may be made by the Company of, any Common Stock or Junior Dividend unless all accrued and unpaid dividends on the Series B Preferred Stock have been paid or declared and set apart for payment.

         Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, holders of Series B Preferred are entitled to receive a liquidation preference of $10.00 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, and no more, before any payment or distribution is made to the holders of Common Stock, the Series A Preferred, or any series or class of the Company's stock hereafter issued that ranks junior as to liquidation rights to the Series B Preferred. However, the holders of the Series B Preferred will not be entitled to receive the liquidation preference of such shares until the liquidation preference of any other series or class of the Company's stock hereafter issued that ranks senior as to liquidation rights to the Series B Preferred (the "Senior Liquidation Stock") has been paid in full. The holders of Series B Preferred and all series or classes of the Company's stock hereafter issued that rank on a parity as to liquidation rights with the Series B Preferred are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation preference of the Senior Liquidation Stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference of the Series B Preferred, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Company.

         Voting Rights. The holders of Series B Preferred have no voting rights except as described below or as required by law. In exercising any such vote, each outstanding share of Series B Preferred is entitled to one vote, excluding shares held by the Company or any entity controlled by the Company, which shares have no voting rights.

         Whenever dividends on the Series B Preferred or any outstanding shares of any class or series of the Company's capital stock having parity with the Series B Preferred as to dividends (the "Parity Dividend Stock") have not been paid in an aggregate amount equal to at least six quarterly dividends on such shares (whether or not consecutive), the number of Directors of the Company will be increased by two, and the holders of the Series B Preferred, voting separately as a class with the holders of Parity Dividend Stock on which like voting rights have been conferred and are exercisable, will be entitled to elect such two additional Directors (and any successor to each such Director) to the Board of Directors at any meeting of stockholders of the Company at which Directors are to be elected held during the period such dividends remain in arrears. Such voting right will terminate when all such dividends accrued and in default have been paid in full or set apart for payment. The term of office of all directors so elected will terminate immediately upon such payment or setting apart for payment.

         So long as any Series B Preferred is outstanding, the Company shall not, without the affirmative vote of the holders of at least 66-2/3% of all outstanding shares of Series B Preferred, voting separately as a class, (i) amend, alter or repeal any provision of the Certificate or the By-laws of the Company so as to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the Series B Preferred, (ii) authorize or issue, or increase the authorized amount of, any additional class or series of stock, or any security convertible into stock of such class or series, ranking senior to the Series B Preferred as to dividends or upon liquidation, dissolution or winding up of the Company or (iii) effect any reclassification of the Series B Preferred.

         So long as any Series B Preferred is outstanding, the Company shall not, without the affirmative vote of the holders of at least 50% of all outstanding shares of Series B Preferred, voting separately as a class, (i) authorize, issue, or increase the authorized amount of, any additional class or series of stock, or any security convertible into stock of such class or series, ranking on parity with the Series B Preferred as to dividends or liquidation and having voting rights superior to the Series B Preferred, or (ii) incur indebtedness or authorize or issue, or increase the authorized amount of, any additional class or series of stock, or any security convertible into stock of such class or series, ranking on parity with the Series B Preferred as to dividend or liquidation rights if, immediately following such event, Adjusted Stockholders' Equity is less than the aggregate liquidation preferences of all Series B Preferred and stock ranking senior to or on parity with the Series B Preferred as to liquidation. Adjusted Stockholders' Equity is the Company's stockholders' equity as shown on its most recent annual or quarterly balance sheet, increased by (a) any amount of any liability or other reduction in stockholders' equity attributable to the Series B Preferred and each series of stock senior to or on parity with the Series B Preferred as to liquidation and
(b) the net proceeds of any equity financing since the date of the balance sheet, reduced by any reduction in stockholders' equity resulting from certain dispositions of assets since the date of the balance sheet.

         Redemption. The Series B Preferred Stock is redeemable for cash, in whole or in part, at any time, at the option of the Company, at $10.00 per share plus any accrued and unpaid dividends, whether or not declared.

         If fewer than all of the outstanding Series B Preferred are to be redeemed, the Company will select those shares to be redeemed pro rata or by lot or in such other manner as the Board of Directors may determine. There is no mandatory redemption or sinking fund obligation with respect to the Series B Preferred. In the event that the Company has failed to pay accrued dividends on the Series B Preferred, it may not redeem any of the then outstanding shares of the Series B Preferred until all such accrued and unpaid dividends and (except with respect to shares to be redeemed) the then current quarterly dividend have been paid in full.

         Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Series B Preferred to be redeemed. After the redemption date, unless there shall have been a default in payment of the redemption price, dividends will cease to accrue on the Series B Preferred called for redemption and all rights of the holders of such shares will terminate, except the right to receive the redemption price without interest.

         Conversion Rights. At any time prior to the redemption thereof, the holders of Series B Preferred shall have the right, exercisable at their option, to convert any or all of such shares into Common Stock at a conversion price of $1.74 per share (equivalent to a conversion rate of 5.75 shares of Common Stock per share of Series B Preferred Stock), subject to adjustment in certain events as described below.

         If at any time after the initial issuance thereof the mean between the closing bid and asked price for the Series B Preferred as reported on NASDAQ (or the closing sale price as reported on any national securities exchange on which the Series B Preferred is then listed), shall, for a period of 10 consecutive trading days, exceed $14.00, then, effective as of the closing of business on the tenth such trading day, all shares of Series B Preferred then outstanding shall immediately and automatically be converted into shares of Common Stock at the conversion rate then in effect.

         No fractional shares will be issued in connection with either the optional or automatic conversion of Series B Preferred, but, in lieu thereof, an appropriate amount will be paid in cash by the Company based upon the reported last sale price of the Common Stock on the business day prior to the date of conversion.

         The Series B Preferred is currently convertible into Common Stock at the rate of 5.75 shares of Common Stock for each share of Series B Preferred converted. The conversion rate is subject to adjustment in certain events, including: the issuance of stock as a dividend on the Common Stock; subdivisions or combinations of the Common Stock; the issuance to all holders of Common Stock of certain rights or warrants (expiring within 45 days after the record date for determining stockholders entitled to receive them) to subscribe for or purchase Common Stock at a price less than the current market price of the Common Stock; or the distribution to all holders of Common Stock of evidences of indebtedness of the Company, cash (excluding ordinary cash dividends), other assets or rights or warrants to subscribe for or purchase any securities (other than those referred to above).

         The Company from time to time may decrease the conversion price by any amount for any period of at least 20 days, by giving at least 15 days notice of such decrease. The Company may, at its option, make such decreases in the conversion price, in addition to those set forth above, as the Board of Directors of the Company deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for Common Stock or from any event treated as such for income tax purposes.

         Upon conversion of shares of Series B Preferred, the rights of holders of shares so converted will be limited to the right to receive shares of Common Stock at the conversion rate then in effect.

         The Series B Preferred are duly and validly issued, fully paid and nonassessable. The holders of the Series B Preferred Stock have no preemptive rights with respect to any securities of the Company.

WARRANTS

         In connection with an offering of Series B Preferred in 1992, the Company issued 2,550,000 warrants to purchase shares of Common Stock (the "Series B Warrants"). Each Series B Warrant represents the right to purchase
1.15 shares of Common Stock on or before 5:00 p.m. Eastern Time on December 18, 1997 at the current exercise price of $2.61 per share. The exercise price and the number of shares subject to the Series B Warrants are subject to adjustment in certain events, including the issuance of Common Stock as a dividend on shares of Common Stock; subdivisions, combinations and reclassifications of the shares of the Common Stock; the distribution to all holders of Common Stock of evidences of indebtedness of the Company or assets (other than cash dividends); and certain mergers, consolidations or sales of substantially all of the assets of the Company. Except as stated in the preceding sentence, the Series B Warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of Common Stock for less than the exercise price of the Series B Warrants or the current market price.

         The Series B Warrants are currently redeemable, in whole or in part, at the option of the Company, upon not fewer than 30 days notice, at a redemption price equal to $.10 per Series B Warrant.

         Holders of Series B Warrants are entitled to notice if (a) the Company grants holders of its Common Stock rights to purchase any shares of capital stock or any other rights, or (b) the Company authorizes a reclassification, consolidation, merger or sale of substantially all of its assets.

         The Company has reserved from its authorized but unissued shares a sufficient number of shares of Common Stock for issuance upon exercise of the Series B Warrants. Exercise of each Series B Warrant may be effected by delivery of the Series B Warrant, duly endorsed for exercise and accompanied by payment of the exercise price, to the warrant agent for the Series B

Warrants. The shares of Common Stock issuable on exercise of the Series B Warrants will be, when issued and paid for in the manner contemplated by the Series B Warrants, fully paid and non-assessable.

         Except as described above, the holders of the Series B Warrants have no rights as stockholders until they exercise their Series B Warrants. Except as described above, the holders of the Warrants have no rights as stockholders until they exercise their Warrants.

CERTAIN ANTI-TAKEOVER PROVISIONS

         Certain provisions of the Company's Certificate and By-laws and rights of the Common Stock, set forth below, might have the effect of delaying, deferring or preventing a change in control of the Company and may make more difficult the removal of incumbent management even if such transactions could be beneficial to the interests of stockholders.

         Staggered Board of Directors. Under the Company's Certificate and By-laws, the Board of Directors will consist of not less than five members nor more than nine members, with the number of Directors to be fixed by the vote of a majority of the entire Board of Directors from time to time. The number of Directors is currently fixed at nine. The Board of Directors also is divided into three classes, as nearly equal in number as possible. Directors of each class serve a three year term, with the term of office of one class expiring at the Company's Annual Meeting of Stockholders in each year.

         Supermajority Provisions. Under the Certificate, the affirmative vote of the holders of at least 80% of the aggregate outstanding voting capital stock of the Company is required (in addition to any separate vote of any other class or series of securities of the Company which may be required by the terms of such securities) to effect a merger or consolidation, or a sale, lease, exchange or transfer of more than 10% of the Company's assets, or a sale, lease, exchange or transfer of more than 10% of another entity's assets to the Company, where the other party to the transaction, including its affiliates and associated persons, is a holder or beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of capital stock of the Company entitled to vote at a meeting called to consider such a proposed transaction (such party(ies) being hereinafter referred to as a "Related Person"). In addition, any such proposed transaction must also be approved by the affirmative vote of the holders of at least 55% of the aggregate voting power of the Company that is not held by the Related Person. The Board of Directors must make a conclusive determination as to whether the proposed transaction involves a Related Person. The requirements for supermajority approval are not applicable to proposed transactions approved by a majority of the Directors who are not the Related Person and who were elected prior to the acquisition of the 10% share interest by the Related Person and who have served continuously since such election, provided that with respect to any proposed transaction as to which the supermajority voting requirements would otherwise be applicable, there has also been disclosure to all stockholders of any inducements in connection with the proposed transaction offered to Directors of the Company which are not extended to all stockholders.

         The provisions regarding division of the Board of Directors into classes and the above-described voting requirements may have the overall effect of making it more difficult to (i) attempt to take control of the Company through a merger, tender offer, proxy contest or other means; (ii) assume control of the Company by a holder of a large block of the Company's voting securities; and/or (iii) remove incumbent management (each, a "Change in Control Transaction"). This may be the case even though certain stockholders of the Company may determine such action to be in their best interests. Such provisions of the Company's Certificate and its By-laws can be changed or amended only by the affirmative vote of the holders of at least 80% of the aggregate outstanding voting capital stock of the Company and, in the case of the above-described voting requirements with respect to certain transactions involving a Related Person, by the additional affirmative vote of the holders of at least 55% of such voting power held by persons who are not Related Persons.

         Serial Preferred Stock. The Board of Director's ability to issue shares of Serial Preferred Stock and to determine the rights, preferences, privileges, designations and limitations of such stock, including the dividend rights, dividend rate, conversion rights, voting rights, terms of redemption and other terms of conditions of such stock, could make it more difficult for a person to engage in, or discourage a person from engaging in, a Change in Control Transaction without the cooperation of management.

         Section 203. The Company is a Delaware corporation and is subject to
Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors.

DEBT COVENANTS

The Company's debt agreements contain various restrictions on the Company's activities and require the Company to achieve and maintain certain financial ratios. Certain terms used in this section are defined in the applicable debt agreement. Such restrictions include, among other things, (i) a prohibition of paying dividends with respect to the Company's capital stock, including the Series A and B Preferred, (ii) a requirement that the Company maintain a minimum working capital not less than $350,000, (iii) a requirement that the Company maintain a minimum stockholders' equity of not less than $7,000,000, plus a cumulative 80% of positive net income for all the fiscal years of the Company subsequent to March 31, 1996, less the amount of Series A and B Preferred dividends paid for such period, plus a cumulative 100% of all net proceeds from equity offerings since August 31, 1996, (iv) a requirement that the Company maintain a minimum debt coverage ratio of not less than 1.25 to 1 and (v) the requirement that the Company's indebtedness, together with outstanding contingent obligations not exceed $500,000.

                            COMPARATIVE MARKET PRICES

The Common Stock and Series B Preferred are listed under the symbols NCEB and NCEBP, respectively, on NASDAQ. There is no active market for the Series A Preferred. The closing prices per share of the Company's Common Stock and Series B Preferred on NASDAQ on (i) December 18, 1996, the last trading day before public announcement of this Conversion Offer, and (ii) December 19, 1996, the last trading day before the date of this Offering Circular, was $1.25 and $7.00, respectively,

The following table sets forth the high and low bid and ask prices per share of the Company's Common Stock and Series B Preferred on NASDAQ for the calendar quarters indicated.

                                         COMMON                                          SERIES B
                                         STOCK                                           PREFERRED
                                         -----                                           ---------

                                 High                 Low                       High                Low
                                 ----                 ---                       ----                ---
                            Bid        Ask       Bid       Ask           Bid         Ask       Bid       Ask
                            ---        ---       ---       ---           ---         ---       ---       ---
FISCAL 1995
First Quarter ........      $1 7/8     $2 1/8    $1 5/8    $1 7/8        $10 3/4     $11 1/4   $ 9 1/4   $ 9 3/4
Second Quarter .......       1 3/4      2         1 1/8     1 5/16        11          11 1/4    10        10 1/2
Third Quarter ........       1 9/16     1 3/4     1 1/4     1 1/2         10 3/4      11 1/2    10        10 3/8
Fourth Quarter........       1 1/2      1 5/8     1         1 1/8         10 1/2      11         8 1/4     8 7/8


FISCAL 1996
First Quarter ........      $1 1/4     $1 7/16   $  1/2    $  7/8        $ 9 1/2     $10 1/4   $ 8       $ 8 3/4
Second Quarter .......       1 3/8      1 1/2       9/16      7/8          9 1/2      10 1/4     6 3/4     7 1/2
Third Quarter ........       1 3/8      1 1/2       7/8     1 1/16         9 1/4      10         8         8 3/8
Fourth Quarter........       1          1 3/8       1/2       3/4          9 1/4      10         8 1/2     9 1/4


FISCAL 1997
First Quarter ........      $1 1/16    $1 3/16   $  1/2    $  3/4        $ 8 1/2     $ 9 1/4   $ 7 3/4   $ 8 1/2
Second Quarter .......       1 7/16     1 5/8       5/8       3/4          9 1/2      10 1/2     7 3/4     8 1/4
Third Quarter (through
 December 18, 1996)...       1 5/16     1 1/2       7/8    1 1/16          9          9 1/2      7 1/4     8

HOLDERS OF SERIES A AND B PREFERRED ARE ADVISED TO OBTAIN CURRENT NASDAQ
MARKET QUOTATIONS FOR THE COMMON STOCK AND SERIES B PREFERRED BEFORE MAKING A FINAL DECISION ON THIS CONVERSION OFFER. No assurance can be given as to the market price of Common Stock or Series B Preferred at any time. No adjustment in the number of shares of Common Stock issuable in connection with this Conversion Offer will be made for fluctuations in the market price of Common Stock, Series A Preferred or Series B Preferred.

As of December 12, 1996, there were 1,134 record holders of Common Stock, 1,047 record holders of Series A Preferred and 67 record holders of Series B Preferred.

              SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

Included in Appendix A and Appendix B are the Company's Consolidated Financial Statements and Notes thereto and Management's Discussion and Analysis. Holders of Series A and B Preferred should refer to Appendix A and Appendix B for detailed financial information about the Company.

The following historical and pro forma unaudited financial information for the year ended March 31, 1996 and for the six months ended September 30, 1996 are based on the consolidated financial statements of the Company and has been prepared to give effect to this Conversion Offer as if each had been consummated on April 1, 1995 and April 1, 1996. The pro forma adjustments assume acceptance of this Conversion Offer, in the alternative, by holders of 51% and 100% of the outstanding shares of Series A and B Preferred. The pro forma financial information does not purport to be indicative of the results which would actually have been obtained had such transactions been completed as of the assumed date and for the period presented or which may be obtained in the future, and should be read in conjunction with the consolidated financial statements of the Company and the related notes appearing in Appendix A and Appendix B to this Offering Circular. The assumptions on which the following pro forma financial information are based are further described in the accompanying footnotes.


                                                  PRO FORMA FINANCIAL DATA


                                           ASSUMING                                             ASSUMING
                                         CONVERSION OF                                       CONVERSION OF
                                        51% OF SERIES A                                     51% OF SERIES A
                                          AND 51% OF                                          AND 51% OF
                                           SERIES B                                             SERIES B
                                           PREFERRED                                           PREFERRED
                                           SHARES ON                                           SHARES ON
                                        APRIL 1, 1995(a)                                    APRIL 1, 1996(b)
                         -----------------------------------------------    -------------------------------------------------
                                                                                      SIX MONTHS ENDED (UNAUDITED)
                                   YEAR ENDED MARCH 31, 1996                               SEPTEMBER 30, 1996
                         -----------------------------------------------    -------------------------------------------------

                                           PRO FORMA                                           PRO FORMA
                          HISTORICAL      ADJUSTMENTS      PRO FORMA          HISTORICAL      ADJUSTMENTS      PRO FORMA
                          ----------      -----------      ---------          ----------      -----------      ---------
REVENUE................  $10,860,496               $0     $10,860,496        $4,498,579                $0     $4,498,579

NET LOSS (d)...........  $(1,254,418)        $(95,000)    $(1,349,418)         $(75,955)         $(95,000)     $(170,955)

NET LOSS APPLICABLE TO
COMMON STOCK...........  $(1,904,282)        $236,430     $(1,667,852)        $(399,830)          $70,176      $(329,654)

WEIGHTED AVERAGE
SHARES OUTSTANDING (c).    8,033,640        2,684,956      10,718,596         8,040,743         2,672,449     10,713,192


NET LOSS PER COMMON
SHARE..................       $(0.24)            $.08          $(0.16)           $(0.05)            $0.02         $(0.03)


WORKING CAPITAL (g)....    $(359,856)        $236,430       $(123,426)         $(99,478)          $70,176       $(29,302)

TOTAL ASSETS (g).......  $20,242,809         $236,430     $20,479,239       $21,363,322           $70,176    $21,433,498

STOCKHOLDERS EQUITY....   $7,318,605         $236,430      $7,555,035        $6,918,775           $70,176     $6,988,951

                                                 PRO FORMA FINANCIAL DATA


                                           ASSUMING                                            ASSUMING
                                         CONVERSION OF                                      CONVERSION OF
                                        100% OF SERIES                                      100% OF SERIES
                                         A AND 100% OF                                      A AND 100% OF
                                           SERIES B                                            SERIES B
                                          PREFERRED                                           PREFERRED
                                           SHARES ON                                          SHARES ON
                                        APRIL 1, 1995 (e)                                 APRIL 1, 1996 (f)
                         -----------------------------------------------    -----------------------------------------------
                                                                                     SIX MONTHS ENDED (UNAUDITED)
                                   YEAR ENDED MARCH 31, 1996                              SEPTEMBER 30, 1996
                         -----------------------------------------------    -----------------------------------------------

                                           PRO FORMA                                          PRO FORMA
                          HISTORICAL      ADJUSTMENTS      PRO FORMA         HISTORICAL      ADJUSTMENTS        PRO FORMA
                          ----------      -----------      ---------         ----------      -----------        ---------
REVENUE................    $10,860,496               $0     $10,860,496        $4,498,579                $0     $4,498,579

NET LOSS (d)...........    $(1,254,418)        $(95,000)    $(1,349,418)         $(75,955)         $(95,000)     $(170,955)

NET LOSS APPLICABLE TO
COMMON STOCK...........    $(1,904,282)        $554,864     $(1,349,418)        $(399,830)         $228,875      $(170,955)

WEIGHTED AVERAGE
SHARES OUTSTANDING (c).      8,033,640        5,261,332      13,294,972         8,040,743         5,240,097     13,280,840


NET LOSS PER COMMON
SHARE..................         $(0.24)            $.14          $(0.10)           $(0.05)            $0.04         $(0.01)


WORKING CAPITAL (g)....      $(359,856)        $554,864        $195,008          $(99,478)         $228,875       $129,397

TOTAL ASSETS (g).......    $20,242,809         $554,864     $20,797,673       $21,363,322          $228,875    $21,592,197

STOCKHOLDERS EQUITY....     $7,318,605         $554,864      $7,873,469        $6,918,775          $228,875     $7,147,650

------------------

         (a) Assumes that 51% of the outstanding shares of Series A Preferred were converted in connection with this Conversion Offer and an aggregate of approximately 789,000 shares of Common Stock were issued - approximately 426,000 representing the inducement to convert and that 51% of the outstanding shares of Series B Preferred were converted pursuant to this Conversion Offer and an aggregate of 1,896,000 shares of Common Stock were issued - approximately 533,000 representing the inducement to convert. The annual dividend requirement, adjusted for such assumed conversions for Series A Preferred and for the conversion of Series B Preferred, would have been reduced by approximately $94,000 and $237,000, respectively.

         (b) Assumes that 51% of the outstanding shares of Series A Preferred were converted in connection with this Conversion Offer and an aggregate of approximately 777,000 shares of Common Stock were issued - approximately 420,000 representing the inducement to convert and that 51% of the outstanding shares of Series B Preferred were converted pursuant to this Conversion Offer and an aggregate of 1,896,000 shares of Common Stock were issued - approximately 533,000 representing the inducement to convert. The annual dividend requirement, adjusted for such assumed conversions for Series A Preferred and for the conversion of Series B Preferred, would have been reduced by approximately $47,000 and $118,000, respectively.

         (c) Weighted average shares outstanding includes Common Stock no Common Stock equivalents because of their anti dilutive nature.

         (d) Adjustments give effect to fees and expenses the Company will be required to pay in cash in connection with this Conversion Offer, estimated to be $95,000 which will be accounted for as Expenses.

         (e) Assumes that 100% of the outstanding shares of Series A Preferred were converted in connection with this Conversion Offer and an aggregate of approximately 1,545,000 shares of Common Stock were issued
         - approximately 836,000 representing the inducement to convert, and that 100% of the outstanding shares of Series B Preferred were converted pursuant to this Conversion Offer and an aggregate of 3,717,000 shares of Common Stock were issued - approximately 1,045,000 representing the inducement to convert. The dividend requirement, assuming the conversions noted for the Series A Preferred, Series B Preferred, would have been reduced by approximately 185,000 and 465,000, respectively.

         (f) Assumes that 100% of the outstanding shares of Series A Preferred were converted in connection with this Conversion Offer and an aggregate of approximately 1,524,000 shares of Common Stock were issued
         - approximately 824,000 representing the inducement to convert, and that 100% of the outstanding shares of Series B Preferred were converted pursuant to this Conversion Offer and an aggregate of 3,717,000 shares of Common Stock were issued - approximately 1,045,000 representing the inducement to convert. The dividend requirement, assuming the conversions noted for the Series A Preferred, Series B Preferred, would have been reduced by approximately $92,000 and $232,000, respectively.

         (g) All Pro Forma statements consider that cash saved on dividends was retained as cash.

                                 CAPITALIZATION

The following table sets forth the capitalization of the Company as of September 30, 1996 and the pro forma amounts give effect to this Conversion Offer as if it had been consummated on September 30, 1996. The pro forma amounts assume acceptance of this Conversion Offer by holders of 100% of the outstanding shares of A and B Preferred. This table should be read in conjunction with the Consolidated Financial Statements and related Notes thereto included in Appendix A and Appendix B.

                                                       September 30, 1996
                                                           Unaudited

                                                                                     ACTUAL                     PRO FORMA
SHORT-TERM  DEBT (CURRENT PORTION OF LONG-TERM DEBT)                              $   251,100                  $   251,100
                                                                                  ===========                  ===========

LONG-TERM DEBT, net of current portion                                            $11,180,718                  $11,180,718

STOCKHOLDERS' EQUITY
           Series A, 6% Non-Cumulative Convertible Preferred stock, par value
           $.01 per share; 563,270 shares authorized; 305,200 and 303,265 issued and outstanding (aggregate
           liquidation value of $3,032,650 and $0 respectively)                      3,033                          0

           Series B, Cumulative Convertible Preferred stock, par value $.01 per share; 625,000 shares authorized; 464,665 issued and outstanding
           (aggregate liquidation value of $4,646,650
           and $0, respectively)                                                     4,647                          0

           Undesignated Serial Preferred stock, par value $.01 per
           share; 811,730 shares authorized; none issued and                           -                            -
           outstanding

           Common stock, par value $.01 per share; 40,000,000 shares
           authorized, 8,044,597 and 13,280,840 issued and outstanding               80,446                      132,808

         Additional paid-in capital                                                12,082,944                  12,038,262
         Retained deficit                                                         (5,252,295)                  (5,252,295)
                                                                                  ----------                   ----------

                  Total stockholders' equity                                       6,918,775                    6,918,775
                                                                                  ----------                   ----------

                                                                                  $18,099,493                  $18,099,493
                                                                                  ===========                  ===========

                             PRINCIPAL STOCKHOLDERS

The table set forth below shows the number of voting shares of North Coast owned by each person who owns more than 5% of its voting shares and by the officers and Directors of North Coast (as a group) as of December 18, 1996.

                                                                          SERIES A                         SERIES B
                                      COMMON STOCK                   PREFERRED STOCK(1)               PREFERRED STOCK(2)
                             -------------------------------- --------------------------------- -------------------------------
Name and Address(3) of       Amount and Nature of   Percent    Amount and Nature of   Percent    Amount and Nature    Percent
Beneficial Owner             Beneficial Ownership   of Class   Beneficial Ownership   of Class     of Beneficial      of Class
                                                                                                     Ownership
---------------------------- ---------------------- --------- ----------------------- --------- --------------------- ---------
Charles M. Lombardy, Jr.       720,158 Shares(4)(5)    8.75%     1,430 Shares(5)          .48%          0   Shares          0%
Garry Regan(12)                723,771 Shares(4)       8.80%         0 Shares               0%          0   Shares          0%
Charles K. Ebinger              10,000 Shares(6)(7)     .12%         0 Shares               0%        500   Shares        .11%
W. Dale Wegrich                 20,750 Shares(7)        .26%         0 Shares               0%      1,000   Shares        .22%
George R. Begley                23,000 Shares(7)(8)     .29%         0 Shares               0%          0   Shares          0%
Robert L. Bauman(12)                 0 Shares             0%         0 Shares               0%          0   Shares          0%
Robert M. Hoisek                37,989 Shares(4)(9)     .47%         0 Shares               0%          0   Shares          0%
Anthony Kovacevich              22,500 Shares(4)        .28%         0 Shares               0%          6   Shares          0%
Eugene Hershman                437,213 Shares          5.43%     9,960 Shares            3.32%          0   Shares          0%
Steven L. Grose                      0 Shares             0%         0 Shares               0%          0   Shares          0%
C. Rand Michaels                     0 Shares             0%         0 Shares               0%          0   Shares          0%
John H. Pinkerton                    0 Shares             0%         0 Shares               0%          0   Shares          0%
Lomak Petroleum, Inc.        4,051,599 Shares(10)     50.32%     5,655 Shares            1.88%          0   Shares          0%
All Directors and
Executive Officers as a
Group (13 persons)           1,616,170 Shares(11)     19.11%     1,430 Shares             .48%      1,500   Shares        .33%

(1) Each share of Series A Preferred is currently convertible into 2.3 shares of Common Stock.

(2) Each share of Series B Preferred is currently convertible into 5.75 shares of Common Stock.

(3) The address of Messrs. Lombardy and Regan is 1993 Case Parkway, Twinsburg, Ohio 44087. The address of Mr. Hershman is 13340 Verdon Drive, Palm Beach Gardens, Florida 33410. The address of Lomak Petroleum, Inc. is 125 State Route 43, Hartville, Ohio 44632.

(4) Includes 404,582 shares of Common Stock, in the aggregate, which could be acquired by Messrs. Regan (177,066 shares), Lombardy (177,066 shares), Kovacevich (22,500) and Hoisek (27,950 shares) upon the exercise of immediately exercisable stock options which they hold.

(5) The share ownership figures for Mr. Lombardy includes 6,588 shares of Common Stock and 1,430 shares of Series A Preferred owned by a trust for which Mr. Lombardy is the trustee and as to which he disclaims any beneficial interest.

(6) Does not include 2,875 shares of Common Stock issuable upon exercise of 500 Series B held by Mr. Ebinger.

(7) Includes 10,000 shares of Common Stock which may be acquired upon the exercise of immediately exercisable options.

(8) Does not include 8,050 shares of Common Stock issuable upon exercise of 7,000 Series B Warrants held by Mr. Begley's spouse. Mr. Begley disclaims beneficial ownership of such shares.

(9)      Includes 10,039 shares of Common Stock held by Mr. Hoisek's spouse.

(10) Does not include 500,000 shares of Common Stock which may be acquired upon the exercise of certain Warrants to purchase Common Stock nor does it include convertible debt of $1,105,802 at September 30, 1996 at $1.00 per share.

(11) Includes 478,107 shares of Common Stock which may be acquired by all Directors and executive officers as a group upon the exercise of immediately exercisable options.

(12)     Messrs. Regan and Bauman are brothers-in-law.

                              MANAGEMENT

Directors and Executive Officers
--------------------------------

         The Directors and executive officers of the Company are as follows:

Name                                        Age      Position
----                                        ---      --------
Charles M. Lombardy (1)(3)(6)               46       Chief Executive Officer and Director

Garry Regan (5)                             47       President and Chairman of the Board

Timothy Wagers                              36       Treasurer and Chief Financial Officer

Anthony R. Kovacevich                       42       Senior Vice President of Exploration and Production

Thomas A. Hill                              38       Secretary and General Counsel

Robert M. Hoisek                            44       Executive Vice President, Sales and Marketing

Robert L. Bauman (4)                        55       Director

W. Dale Wegrich (1)(2)(5)                   67       Director

Charles K. Ebinger (1)(2)(3)(4)             48       Director

George R. Begley (2)(4)                     53       Director

Steven L. Grose (6)                         47       Director

C. Rand Michaels (6)                        58       Director

John H. Pinkerton (5)                       42       Director


(1)      Member of the Compensation Committee
(2)      Member of the Audit Committee
(3)      Member of the Stock Option Committee
(4)      Term as Director expires in 1997
(5)      Term as Director expires in 1998
(6)      Term as Director expires in 1999

                  CHARLES M. LOMBARDY has served as an executive officer and as a Director of the Company's predecessor since 1981 and has been Chief Executive Officer and a Director of the Company since August, 1988. Mr. Lombardy holds a B.B.A. from Kent State University and is a member of the Ohio Oil & Gas Association and the Independent Petroleum Association of America. Mr. Lombardy also serves as Secretary/Treasurer of NCE Securities, Inc., a wholly-owned subsidiary of the Company and a registered broker-dealer.

                  GARRY REGAN served as an executive officer and Director of the Company's predecessor since 1981 and has been President and Director of the Company since August 1988. Mr. Regan holds a B.S. Degree from Ohio State University and a Masters Degree from Indiana University. Mr. Regan is a member of the Independent Petroleum Association of America. Mr. Regan also serves as President of NCE Securities, a wholly-owned subsidiary of the Company and a registered broker-dealer.

                  TIMOTHY WAGERS joined North Coast in 1983 and currently is Treasurer and Chief Financial Officer. Mr. Wagers is also responsible for overseeing the accounting for partnership distributions, oil and gas production and tax reporting, and for monitoring well costs. He received a Bachelor of Science in Accounting from the University of Akron. From 1982 through 1983, Mr. Wagers was employed by Hausser & Taylor, independent certified public accountants, as a staff accountant auditing various entities including oil and gas partnerships. Mr. Wagers is a certified public accountant, a member of the Ohio Society of Certified Public Accountants, the Ohio Petroleum Accountants Society, and the American Institute of Certified Public Accountants.

                  ANTHONY R. KOVACEVICH joined North Coast in October 1994 as Senior Vice President of Exploration and Production. Mr. Kovacevich graduated from Marietta College with a B.S. degree in Petroleum Engineering and has over 19 years of oil and gas experience, with over 14 years in the Appalachian Basin. Prior to joining North Coast, from November 1984 to October 1994, Mr. Kovacevich was Vice President of Exploration and Production with Resource America, Inc., a publicly held oil and gas company conducting operations in the Appalachian Basin, and had overall responsibility for drilling, production, exploration, land department and gas marketing activities. Mr. Kovacevich is a member of the Ohio Oil and Gas Association and the Society of Petroleum Engineers.

                  THOMAS A. HILL was elected Secretary and General Counsel of North Coast in August, 1987. Mr. Hill joined Capital Oil & Gas, Inc. in 1984, prior to its acquisition by North Coast. He graduated from Hiram College with a Bachelor of Arts degree in History and Political Science and from George Washington University National Law Center with a Juris Doctor degree. Mr. Hill is a member of the Mahoning County Bar Association and Eastern Mineral Law Foundation.

                  ROBERT M. HOISEK is Executive Vice President, Sales and Marketing for North Coast. From 1984 through 1986, Mr. Hoisek served as Director of Marketing and, prior to rejoining North Coast in 1990, he served as a director and officer of various oil and gas companies. Mr. Hoisek has been associated with the oil and gas industry for fifteen years and is a member of the Independent Petroleum Association of America and the American Gas Association.

                  ROBERT L. BAUMAN was appointed a Director of North Coast in June 1996. Mr. Bauman is Chairman, President and Chief Executive Officer of Hickok Incorporated, a publicly traded leader in automotive electronic diagnostic technology. Mr. Bauman is a graduate engineer from Case Institute of Technology and received his MBA from Case Western Reserve University.

                  W. DALE WEGRICH has served as a Director of the Company since August, 1988. From 1955 until his retirement in 1985, Mr. Wegrich was employed by Diamond Shamrock Corporation (now Maxus Energy) in a variety of executive positions, including service as Chairman, President or Board Member of a number of Diamond Shamrock subsidiaries. From January, 1986 until his retirement in 1991 he served as the Director of Public Utilities of the City of Cleveland. Mr. Wegrich received a B.A. Degree from Baylor University and has completed the advanced management program at The Harvard School of Business.

                  CHARLES K. EBINGER has served as a Director of the Company since August, 1988. Dr. Ebinger has over 14 years experience in conventional energy policy planning, energy pricing analysis, economic and political risk analysis, market forecasting and energy project feasibility assessment, design, and implementation for international corporations, banks and governments. From 1979 through 1987, Dr. Ebinger was the Director of the Energy and Strategic Resources Program at the Georgetown University for Strategic and International Studies. From 1987 to 1988, he was senior consultant to Putnam Hayes and Bartlett, Inc. Since January, 1988 he has served as Director of the Energy Analysis & Planning Group of Energy/Development International. Since 1984, Dr. Ebinger has been a Director of the Kokomo Gas and Fuel Company. He holds a B.A. from Williams College and Masters and Doctorate Degrees from the Fletcher School of Law and Diplomacy, Tufts University.

                  GEORGE R. BEGLEY was elected as a Director of North Coast in September 1994. Mr. Begley holds a B.A. from New York University. Mr. Begley joined the investment banking firm of Prescott, Ball and Turben in 1971 and worked in both its Cleveland and London, England offices. In 1974, in conjunction with two partners he established McKinley Allsopp Inc. ("McKinley"), an investment banking firm with offices in London, Paris and New York. Mr. Begley remained with McKinley until 1990. In 1990, he became Vice Chairman of the Forthill Group, based in New York, which specializes in both raising capital for companies and acquiring companies for its own account. In 1995, Mr. Begley formed his own private investment banking office to assist select companies in financing projects. Mr. Begley serves on the Board pursuant to a designation by NAGIT under the terms of the Stockholders Agreement.

                  STEVEN L. GROSE was elected as a Director of North Coast in 1996, and the Company acknowledged this election pursuant to the Settlement Agreement entered into with Lomak. Mr. Grose is Vice President-Appalachia Region of Lomak and joined Lomak in 1980. Previously, Mr. Grose was employed by Halliburton Services, Inc. as a Field Engineer from 1971 until 1974. In 1974, he was promoted to District Engineer and in 1978, was named Assistant District Superintendent based in Pennsylvania. Mr. Grose is a member of the Society of Petroleum Engineers and a trustee of The Ohio Oil and Gas Association. Mr. Grose received his B.S. in Petroleum Engineering from Marietta College.

                  C. RAND MICHAELS was elected as a Director of North Coast in 1996, and the Company acknowledged this election pursuant to the Settlement Agreement entered into with Lomak. Mr. Michaels who holds the office of Vice Chairman of Lomak and is a Director of Lomak, served as President and Chief Executive Officer of Lomak from 1976 through 1988 and Chairman of the Board from 1984 through 1988, when he became Vice Chairman of Lomack. Mr. Michaels received his B.S. from Auburn University and his M.B.A. from the University of Denver. Mr. Michaels is also a director of American Business Computers Corporation of Akron, Ohio, a public company serving the beverage dispensing and fast food industries.

                  JOHN H. PINKERTON was appointed by the Board of Directors as a Director of North Coast in 1996 to fill a vacancy, which was due to the increase in the size of the Board from six to nine Directors specified by the Settlement Agreement with Lomak. Mr. Pinkerton is President, Chief Executive Officer and a Director of Lomak and joined Lomak in 1988. He was appointed President of Lomack in 1990 and Chief Executive Officer of Lomak in 1992. Previously, Mr. Pinkerton was Senior Vice President-Acquisitions of SOCO. Prior to joining SOCO in 1980, Mr. Pinkerton was with Arthur Andersen & Co. Mr. Pinkerton received his B.A. in Business Administration from Texas Christian University and his Master of Arts Degree in Business Administration from the University of Texas.


                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following tables sets for the annual and long-term compensation for the Company's Chief Executive Officer and the three highest paid executives (the "Named Executive Officers") earning in excess of $100,000 for fiscal 1996.

                           SUMMARY COMPENSATION TABLE



                                                                                                 Long-Term
                                                 Annual Compensation                            Compensation
                                                 -------------------                            ------------
                                                                           Other          Number of
                                                                           Annual        Securities           All Other
                                                                          Compen-        Underlying             Compen-
 Name & Principal Position      Year          Salary            Bonus      sation          Options           sation (1)
 -------------------------      ----          ------            -----      ------          -------           ----------
Charles M. Lombardy, Jr.        1996        $165,000               $0       N/A                 --               $6,308
Chief Executive Officer;        1995         165,635                0       N/A                 --                4,974
Director                        1994         165,635                0       N/A            115,000                9,671

Garry Regan                     1996         165,000                0       N/A                 --                5,348
President; Director             1995         165,635                0       N/A                 --                4,014
                                1994         165,635                0       N/A            115,000                8,711

Robert M. Hoisek                1996         134,600              500       N/A                 --                3,221
Executive Vice President        1995         154,983              500       N/A                 --                1,970
                                1994         154,595              500       N/A                 --                5,562

Anthony Kovacevich              1996         100,000            1,000       N/A                 --                  625
Vice President - Exploration    1995          45,327                0       N/A             20,000                  625
and Production

No Named Executive Officer received personal benefits or perquisites during fiscal year 1996 in excess of the lesser of $50,000 or 10% of his aggregate salary and bonus.

(1) The amounts set forth in the table include, with respect to Messrs. Lombardy and Regan $2,810 and $1,850, respectively, for fiscal years 1996, 1995, and 1994 in life insurance premiums paid by the Company pursuant to the terms of employment agreements between the Company and of such persons. With respect to all of the Named Executive Officers, the amounts set forth in the table reflect the following contributions under the Company's Profit Sharing Plan and matching funds through the 401(K) Plan: Mr. Lombardy, $3,498, $2,164 and $6,861; Mr. Regan,
         $3,498, $2,164 and $6,861 and Mr. Hoisek, $3,221, $1,970, and $5,562
         for fiscal years 1996, 1995 and 1994, respectively. Mr. Kovacevich was not eligible for the Company's Profit Sharing Plan. Under the terms of the Profit Sharing Plan, all employees of the Company who have completed a 12 month period with at least 1,000 hours of service for the Company or its affiliates are eligible to participate in the plan. The amount of the Company's contributions to the Profit Sharing Plan is determined by the Board of

         Directors. Allocations of Company contributions under the plan are made on the basis of a participant's total compensation and are subject to a graded vesting schedule which allows 20% vesting after two years of service with an additional 20% vesting for each complete year of service thereafter.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FISCAL YEAR-END VALUES



The following table summarizes options exercised during fiscal 1996 and presents the value of unexercised options held by the Named Executive Officers at fiscal year end:

                                                            Number of Securities             Value of Unexercised
                                Shares                     Underlying Unexercised            In-the-Money Options
                               Acquired                  Options at Fiscal Year-End         at Fiscal Year-End(1)
                                  on          Value     --------------------------         ---------------------
            Name               Exercise     Realized    Exercisable    Unexercisable      Exercisable    Unexercisable
            ----               --------     --------    -----------    -------------      -----------    -------------
Charles M. Lombardy, Jr.          --             $ 0        177,066          0                    $ 0              $ 0
Garry Regan                       --               0        177,066          0                      0                0
Robert M. Hoisek                  --               0         26,450          0                      0                0
Anthony Kovacevich                --               0         20,000          0                      0                0
------------

(1) Based upon the closing bid price of a share of Common Stock as reported on the NASDAQ system on March 31, 1996. None of the options were in-the-money at March 31, 1996.

Stock Option Plan. The Company's 1988 Stock Option Plan (the "Option Plan") was adopted by the Board of Directors of the Company in September 1988. The Option Plan is intended as an employment incentive, to retain in the employ of the Company persons of training, experience and ability, to attract new employees whose services are considered unusually valuable, to encourage the sense of proprietorship of such persons and to stimulate their active interest in the development and financial success of the Company. Eligibility is limited to key employees of the Company. It is intended that certain options issued pursuant to the Option Plan may constitute incentive stock options within the meaning of
Section 422A of the Internal Revenue Code (the "Code"), while certain other options granted under the Plan will be nonqualified options within the meaning of Section 83 of the Code. The Option Plan provides for the granting of options to purchase not more than 460,000 shares of Common Stock. Assuming 100% conversion of the Series A Preferred, the Series B Preferred the Series A Units, and the Series B Units, the shares of Common Stock issuable pursuant to the Option Plan would represent 3% of the total Common Stock outstanding upon consummation of the Conversion Offer.

The Option Plan provides that it shall be administered by the Stock Option Committee. The Stock Option Committee, subject to the provisions of the Option Plan, is charged with designating participants, determining the terms and provisions of the respective option agreements, interpreting the provisions and supervising the administration of the Option Plan. The purchase price of each share acquired upon exercise of an incentive stock option shall be 100% of the fair market value of such share on the date the option is granted; however, if the employee owns more than ten percent (10%) of the total combined voting power of the classes of stock of the Company the option price shall not be less than one hundred ten percent (110%) of the fair market value of such share on the date the option is granted. The exercise price of each nonqualified option will be determined by the Stock Option Committee, in its discretion, at the time of grant, provided that such exercise price shall not be lower than fifty percent (50%) of the fair market value of such share at the time of the grant. The aggregate fair market value (determined as of the time the option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by any optionee during any calendar year shall not exceed $100,000. Optionees may also be granted stock appreciation rights under which they may, in lieu of exercising an option, elect to receive cash or Common Stock, or a combination thereof, equal to the excess of the market price of the Common Stock over the option price.

On September 4, 1996, the Stock Option Committee granted options to purchase an aggregate of 19,600 shares of Common Stock pursuant to the Plan. All executive officers of the Company as a group received options to purchase 9,000 shares of Common Stock. Of this amount, options to purchase 4,000 shares of Common Stock were awarded to each of Messrs. Hoisek and Kovacevich.

Profit Sharing Plan. The Company's Profit Sharing Plan (the "Profit Sharing Plan") covers employees who (a) have completed a 12-month period with 1,000 hours of service for the Company or any affiliate and (b) have attained the age of 21 years. The Company may make annual contributions to the Profit Sharing Plan in amounts determined by the Company's Board of Directors. These contributions are allocated among the accounts of eligible participants based on such participants' total compensation and are subject to a graded vesting schedule which allows 20% vesting after two years of vesting service with an additional 20% vesting for each complete year of vesting service thereafter.

In addition, the Profit Sharing Plan contains provisions under which a participant may elect, subject to certain limitations, to have a portion of his compensation contributed to the Profit Sharing Plan rather than paid to him. Such contributions are considered to be Company contributions for purposes of the Profit Sharing Plan and are 100% vested at all times. Benefits under the Plan ordinarily become payable upon a participant's attaining age 65 or upon his disability, death or other termination of employment.

Stock Bonus Plan. On February 1, 1991, the Company put into effect a Key Employees Stock Bonus Plan (the "Plan") to provide Key Employees with greater incentive to serve and promote the interests of the Company and its shareholders. The premise of the Plan is that if key employees acquire a proprietary interest in the business of the Company then the incentive of such key employees to work toward the continued success of the Company will be increased. Accordingly, the Company will, from time to time during the effective period of the Plan, issue to such Key Employees shares of Common Stock in consideration of their prior service to the Company or its subsidiaries on the terms and subject to the conditions of the Plan. Key Employees shall mean any person who is a high level executive officer or other valuable managerial, marketing or technical employee of either the Company or any subsidiary and who does not own beneficially 5% or more of the Common Stock. A Key Employee who renounces in writing any right he may have to receive bonuses under the Plan shall not be eligible to receive any bonus under the Plan. No bonus shall be granted to any Key Employee during any period of time when he is on leave of absence.

The Plan is administered by the Stock Option Committee. The Stock Option Committee has authority under the Plan to select the Key Employees who will receive stock bonuses, determine the number of shares to be issued, determine the time when bonuses will be paid, and to construe, amend, and interpret the Plan, the rules and regulations and the instruments evidencing bonuses granted under the Plan. Any decisions made or action taken by the Committee in connection with the administration, interpretation, and implementation of the Plan and of its rules and regulations, shall to the extent permitted by law, be conclusive and binding upon all participants under the Plan.

The aggregate number of shares of Common Stock which may be issued as bonuses shall be 230,000 shares of Common Stock subject to further increases or decreases caused by stock splits, stock dividends, exchange of shares, reorganization, reclassification, recapitalization, merger or other such change. The expenses of administering the Plan are borne by the Company. The Plan will terminate on February 1, 2001.

On December 19, 1996 the Stock Option Committee awarded a total of 24,591 shares of Common Stock to certain key employees under the Company's Stock Bonus Plan. Included in the group of key employees awarded such bonuses were the following executive officers: Timothy Wagers (4,000 shares); Robert M. Hoisek (250 shares); Thomas A. Hill (2,500 shares); and Anthony R. Kovacevich (2,000 shares).

Employment Agreements. On May 3, 1995, after being recommended and approved by the Compensation Committee, the Company entered into employment contracts with Messrs. Lombardy and Regan providing for the employment of these officers through January 31, 1998, with an option to extend for a three year period, unless earlier terminated pursuant to the terms of these agreements. These agreements provide for base annual compensation of $165,000 to each of Messrs. Lombardy and Regan, with increases for cost of living based upon the Consumer Price Index. The base annual salary of $165,000 is the same amount each executive was receiving under previous employment contracts with the Company. Additional bonuses may be awarded from time to time by the Board of Directors. In addition, the Board of Directors has the authority to increase, but not decrease without the executive's consent, the base salary of automobile expenses, disability coverage, death benefits, and severance payments. Each agreement provides that for a period of two years from the date of the termination of the executive's employment the executive will not, directly or indirectly, engage in any business competitive with that of the Company or otherwise interfere with the Company's business.

Each of the employment agreements contains provisions addressing a possible change in control of the Company (the "Change in Control Provisions"). The Change in Control Provisions require the payment of certain benefits to these executive officers upon the termination of the employment, other than for good cause, after the occurrence of a change in control of the Company. A "change in control of the Company" is defined to include a change in the securities ownership of the Company's securities which would be required to be reported as a change in control in a proxy statement filed under the Exchange Act, the Company's ceasing to have a class of equity securities registered under Section 12 of the Exchange Act, or the acquisition by any person or entity of 50% or more of the outstanding shares of Common Stock of the Company (or its equivalent in voting power of any class or classes of the Company's securities).

Under the Change in Control Provisions, either of these two executive officers who remains in the employ of the Company following the date of the occurrence of a change in control of the Company and whose employment is subsequently terminated other than for good cause would be entitled to receive a lump sum payment from the Company, regardless of whether such executive officer continues in the employ of the Company (the "Change in Control Payment"). After the occurrence of a change in control, "termination" is defined to include relocation of the principal place at which the executive is to perform his duties to a location outside the Cleveland, Ohio metropolitan area, a substantial reduction in the benefits provided to the executive, a substantial reduction in the executive's responsibilities or functions or a substantial adverse change in the executive's working conditions. It should be noted that the Change in control Provisions provide for the payment of the Change in Control Payment in the event of a termination of the executive's employment after any change in control of the Company, regardless of whether such change in control is approved by the Board of Directors and/or stockholders of the Company.

Under such Change in Control Provisions, in the event of a termination of employment after a Change in Control, other than for good cause, each of Messrs. Lombardy and Regan would be entitled to Change in Control Payments in the amount equal to six times the average annual salary, bonus, and incentive compensation amounts paid during the three year period immediately proceeding the termination after a Change in Control. Also, at the executive's election, he could elect to receive seventy-two equal payments for a period of seventy-two months or a lump sum equal to the aggregate of the monthly amounts payable discounted to present value at a discount rate of 7% per annum.

The Change in Control Provisions will make more difficult or may discourage a proxy contest, the assumption of control of the Company by a substantial shareholder or shareholder group, or the removal of incumbent management. Additionally, the Change in Control Provisions may have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. Accordingly, stockholders of the Company may be deprived of certain opportunities to sell their shares of Common Stock at temporarily higher market prices often associated with actual or rumored takeover attempts.

On October 11, 1994, Mr. Kovacevich entered into a three year employment agreement with the Company providing for base compensation of $100,000 per year. The agreement also provides for life insurance.

Directors' Fees. The Company historically has paid its Directors who are not employees of the Company an annual retainer of $3,500 and a fee of $500 for attendance in person, or by telephone if substantive matters are discussed, at each meeting of the Board of Directors, plus reimbursement of expenses. On November 19, 1996, the Board of Directors approved the payment of Directors' fees in the form of North Coast Common Stock. The Company is in the process of drafting a plan, which will contain the specifics concerning such fees.

                          CONVERSION OFFER PROCEDURES

               EXPIRATION DATE; EXTENSION; AMENDMENT; TERMINATION

This Conversion Offer will expire at 5:00 p.m., Cleveland, Ohio time, on January 31, 1997, unless extended by the Company.

The Company reserves the right, in its judgment, (i) to terminate this Conversion Offer if any of the events set forth under the caption "The Conversion Offer -- Conditions of the Conversion Offer" have occurred and have not been waived by the Company, by giving oral or written notice of such termination to the Conversion Agent and (ii) to extend or otherwise amend the terms of this Conversion Offer in any manner. The amendment, extension or termination of this Conversion Offer as to Series A Preferred or Series B Preferred, or the waiver of a condition as to either series, need not be accompanied by the same action as to the other series. Any such extension, termination or amendment will be followed as promptly as practicable by public announcement thereof. If this Conversion Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose each amendment in a manner reasonably calculated to inform the holders of such amendment and, if such amended Conversion Offer would otherwise expire during such period, the Company will extend each such amended Conversion Offer for a period which the Company in its judgment deems appropriate, depending upon the significance of the amendment and the manner of disclosure to holders of the Series A and B Preferred. Any such extension will be in compliance with the applicable rules and regulations of the Commission.

Subject to applicable law (including Rule 13e-4(e)(2) under the Exchange Act, to the extent it may be applicable or relevant, which requires that material changes be promptly disseminated to holders in a manner reasonably calculated to inform them of such changes) and without limiting the manner in which the Company may choose to make a public announcement, if any, of any extension, amendment, waiver or termination of this Conversion Offer, the Company will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

If, prior to the Expiration Date, the Company should decide to increase or decrease the number of shares of Series A and B Preferred that it desires to be converted or to increase or decrease the additional shares of Common Stock being offered in this Conversion Offer and, at the time notice of any such increase or decrease is first published, sent or given to holders of such shares, this Conversion Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, this Conversion Offer will be extended at least until the expiration of such ten business day period. For purposes of this Conversion Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Cleveland, Ohio time.

PROCEDURES FOR CONVERSION

Some holders of Series A and Series B Preferred hold such shares pursuant to Units. Each Series A Preferred Unit consists of five shares of Series A Preferred and ten shares of Common Stock (the "Series A Units"). The Series A Units were issued in connection with the Company's exchange offer in 1990. See "Background of the Conversion Offer." Each Series B Preferred Unit consists of one share of Series B Preferred and five warrants (the "Series B Units"). See "North Coast Capital Stock -- Warrants." The Series B Units were issued in connection with the Company's public offering in 1992. See "Background of the Conversion Offer." Each holder of Series A Units who elects to convert such holder's Series A Preferred shares will deliver the Series A Unit certificate(s) and will be issued certificates for the number of shares of Common Stock represented by each Unit, together with the number of shares of Common Stock into which the Series A Preferred tendered by the holder pursuant to the Conversion Offer have been converted. Each holder of Series B Units who elects to convert such holder's Series B Preferred shares will deliver the Series B Unit certificate(s) and will be issued certificates for the number of shares of Common Stock into which the Series B Preferred tendered by the holder pursuant to the Conversion Offer have been converted and a certificate representing their warrants. References to holders of Series A and B Preferred herein are meant to include holders of Series A Units and Series B Units. References to Series A and B Preferred or Series A and B Preferred shares are meant to include those held as part of Series A Units or Series B Units.

The delivery of certificates for Series A Units, Series B Units or for shares of Series A and B Preferred for conversion in this Conversion Offer by a holder pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth in this Offering Circular, in the Letter of Transmittal, and in the Certificate.

The holder of a share or shares of Series A Preferred or Series B Preferred may exercise the conversion rights as to such shares under the certificate(s) and receive the additional Common Stock offered in connection with this Conversion Offer by delivering to the Conversion Agent the certificate(s) for all of the Series A Units, Series B Units or Series A and B Preferred held by such holder, together with the properly completed Letter of Transmittal (or manually signed facsimile thereof), executed by the Registered Holder (defined below) thereof, and any other documents required by the Letter of Transmittal (such as appropriate stock powers, if the certificates for such Series A Units, Series B Units or Series A and B Preferred have not been endorsed, and evidence of authority to act, if the Letter of Transmittal or any certificates for Series A Units, Series B Units or Series A and B Preferred or related stock powers are signed by someone acting in a fiduciary or representative capacity), all of which must be received by the Conversion Agent at its address set forth on the back cover of this Offering Circular prior to 5:00 p.m., Cleveland, Ohio time, on the Expiration Date. The term "Registered Holder" will mean the person in whose name the Series A Units, Series B Units, Series A Preferred or Series B Preferred is registered on the books of the Company's transfer agent. LETTERS OF TRANSMITTAL AND CERTIFICATES FOR SERIES A UNITS, SERIES B UNITS OR SERIES A AND B PREFERRED SHOULD BE DELIVERED TO THE CONVERSION AGENT AND NOT TO THE COMPANY.

The Conversion Agent will make a request promptly after the date of this Offering Circular to establish accounts with respect to the Series A Units, Series B Units and the Series A and B Preferred at the Depository Trust Company ("DTC"), for the purpose of facilitating this Conversion Offer. Any financial institution that is a participant in any of the Book Entry Transfer Facilities systems may make book entry transfer of the Series A Units, Series B Units or Series A and B Preferred to the Conversion Agent by causing DTC to transfer such Series A Units, Series B Units or the Series A and B Preferred into the Conversion Agent's account in accordance with DTC's procedure for such transfer. Such transfer shall not affect the beneficial ownership of the transferred shares. Although transfer of Series A and B Preferred may be effected through book entry transfer into the Conversion Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Conversion Agent at its address as set forth on the back cover of this Offering Circular prior to 5:00 p.m., Cleveland, Ohio time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE CONVERSION AGENT.

Signatures on the Letter of Transmittal must be guaranteed by a firm that is a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in one of the signature guarantee programs described in the Letter of Transmittal (each, an "Eligible Institution") unless the certificate or certificates for the Series A Units, Series B Units or for the shares of Series A and B Preferred to be converted pursuant thereto are delivered (i) by a Registered Holder of such units or shares who has not completed either of the boxes entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution.

THE METHOD OF DELIVERY TO THE CONVERSION AGENT IS AT THE ELECTION AND RISK OF THE HOLDER, BUT IF SUCH DELIVERY IS BY MAIL IT IS RECOMMENDED THAT HOLDERS USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE CONVERSION AGENT BEFORE THE EXPIRATION DATE.

Only a Registered Holder of Series A Units, Series B Units, Series A Preferred or Series B Preferred may deliver certificates for Series A Units, Series B Units or for shares of Series A and B Preferred with respect to this Conversion Offer. If the Letter of Transmittal is signed by a person other than the Registered Holder of the Series A and B Preferred, the certificates representing such Series A Units, Series B Units or Series A and B Preferred must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the Registered Holder (or Registered Holders) appear on such certificates, together with a letter (or other evidence) describing the transaction pursuant to which the Series A Units, Series B Units or Series A and B Preferred was transferred. If the Letter of Transmittal or any certificates for Series A Units, Series B Units or shares of Series A and B Preferred or related stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Company, provide evidence satisfactory to the Company of their authority to so act.

Any beneficial owner whose Series A Units, Series B Units or Series A and B Preferred is registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to convert Series A Preferred and/or Series B Preferred in connection with this Conversion Offer should contact such Registered Holder promptly and instruct such Registered Holder to effect delivery on its behalf. If such beneficial owner wishes to effect delivery on its own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering the certificate or certificates for its Series A Units, Series B Units or shares of Series A and B Preferred or effecting delivery through DTC described above, either make appropriate arrangements to register ownership of the Series A Units, Series B Units or Series A and B Preferred in such holder's name or obtain a properly completed stock power from the Registered Holder. Beneficial owners should be aware that the transfer of record ownership may take considerable time.

By delivering certificates for Series A Units, Series B Units or shares of Series A and B Preferred for conversion in connection with this Conversion Offer, each Registered Holder represents and warrants to the Company that such Registered Holder has full power and authority to convert the Series A and B Preferred and that such shares are free and clear of all liens, restrictions, charges and encumbrances and are not subject to any adverse claim. Each Registered Holder will, upon request, execute and deliver any additional documents deemed by the Conversion Agent or the Company to be necessary or desirable to complete the conversion of the Series A and B Preferred.

GUARANTEED DELIVERY PROCEDURES

If a Registered Holder of the Series A Units, Series B Units, Series A Preferred or Series B Preferred desires to deliver the certificate or certificates and such certificates are not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis), or time will not permit such holder's certificates or other required documents to reach the Conversion Agent before the Expiration Date, a delivery for conversion may be effected if (i) the delivery is made by or through an Eligible Institution, (ii) prior to the Expiration Date, the Conversion Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by telegram, telex, facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Series A Units, Series B Units or Series A and B Preferred and the number of shares of Series A and B Preferred to be converted, stating that the delivery for conversion is being made thereby and guaranteeing that, within three NASDAQ trading days after execution of the Notice of Guaranteed Delivery, the certificates for the Series A Units, Series B Units or Series A and B Preferred, in proper form for conversion, or book-entry confirmation, along with a duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Conversion Agent, and (iii) the certificates for the Series A Units, Series B Units or Series A and B Preferred, in proper form for conversion, or book-entry confirmation, along with a duly executed Letter of Transmittal, and all other documents required by the Letter of Transmittal are received by the Conversion Agent within three NASDAQ trading days after execution of Notice of Guaranteed Delivery.

EFFECTIVE DELIVERIES; COMPLIANCE WITH CONDITIONS OF THIS CONVERSION OFFER; DELIVERY OF COMMON STOCK

Upon the terms and subject to the conditions of the certificate and this Conversion Offer (including the terms and conditions of any extension or amendment), the certificates for all Series A Units, Series B Units and shares of Series A and B Preferred with respect to the conversion that are validly delivered pursuant to this Conversion Offer and not properly withdrawn prior to 5:00 p.m., Cleveland, Ohio time, on the Expiration Date will be accepted and deemed delivered to the Company for conversion and the Series A and B Preferred will be converted as of the Expiration Date and entitled to the additional benefits of this Conversion Offer. Each Letter of Transmittal for validly delivered certificate(s) that is not withdrawn will constitute written notice of conversion pursuant to the respective terms of the Series A Preferred and Series B Preferred; provided, that such notice of conversion will not be deemed delivered or effective until the Company has notified the Conversion Agent of acceptance as set forth below. The Company, through the Conversion Agent, will deliver certificates for Common Stock issued in respect of converted shares within five NASDAQ trading days following the later to occur of (i) the Expiration Date or (ii) receipt of the certificate or certificates for Series A Units, Series B Units or shares of Series A and B Preferred with respect to the conversion and all other documents required by the Letter of Transmittal pursuant to the guaranteed delivery procedures set forth herein. See "Conversion Offer Procedures -- Guaranteed Delivery Procedures."

With respect to holders of Series A Units and/or Series B Units, each holder of Series A Units who elects to convert such holder's Series A Preferred shares will deliver the Series A Unit certificate(s) and will be issued certificates for the number of shares of Common Stock represented by each Unit, together with the number of shares of Common Stock into which the Series A Preferred tendered by the holder pursuant to the Conversion Offer have been converted. Additionally, each holder of Series B Units who elects to convert such holder's Series B Preferred shares will deliver the Series B Unit certificate(s) and will be issued certificates for the number of shares of Common Stock into which the Series B Preferred tendered by the holder pursuant to the Conversion Offer have been converted and a certificate representing their warrants.

All questions as to the validity, form, eligibility (including time of receipt), delivery and withdrawal of certificate(s) for shares of Series A Units, Series B Units or Series A and B Preferred will be resolved by the Company, whose determination will be final and binding on all parties, The Company reserves the absolute right to reject any or all deliveries for conversion that are not in proper form or which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right, in its judgment, to waive any irregularities or conditions of delivery as to particular Series A Units, Series B Units or Series A and B Preferred shares. The Company's interpretation of the terms and conditions of this Conversion Offer (including the instructions in the Letter of Transmittal) and the certificate(s) will be final and binding. Unless waived, any irregularities or defects in connection with deliveries must be cured within such time as the Company determines. Neither the Company, the Conversion Agent nor any other person will be under any duty to give notification of irregularities or defects in such deliveries or shall incur any liability for failure to give such notification. Deliveries will not be deemed to have been made until such irregularities have been cured or waived.

If any shares of Series A and B Preferred are not converted in connection with this Conversion Offer because of an invalid delivery, the occurrence or nonoccurrence of certain other events set forth herein or otherwise, such unaccepted certificates for Series A Units, Series B Units or shares of Series A and B Preferred will be returned, at the Company's expense, to the Registered Holder thereof as promptly as practicable after the Expiration Date or the termination of this Conversion Offer, as applicable.

WITHDRAWAL OF DELIVERIES

Any holder of Series A Units, Series B Units, Series A Preferred or Series B Preferred who has delivered a certificate or certificates for, or effected delivery with respect to, shares of Series A and B Preferred for conversion may withdraw such delivery at any time prior to 5:00 p.m., Cleveland, Ohio time, on the Expiration Date.

To be effective, a written telegraphic, telex or facsimile transmission notice of withdrawal must (i) be received by the Conversion Agent at the address set forth on the back cover of this Offering Circular prior to 5:00 p.m., Cleveland, Ohio time, on the Expiration Date, (ii) specify the name of the person having made or effected the delivery to be withdrawn, (iii) identify the Series A Units, Series B Units or Series A and B Preferred with respect to which delivery is to be withdrawn and (iv) be (a) signed by the Registered Holder in the same manner as the original signature on the Letter of Transmittal by which the certificates representing such Series A Units, Series B Units or Series A and B Preferred were delivered (including any required signature guarantees) or (b) accompanied by evidence satisfactory to the Company that the Registered Holder withdrawing such delivery has succeeded to beneficial ownership of such Series A Units, Series B Units or Series A and B Preferred. If certificates representing Series A Units, Series B Units or Series A and B Preferred have been delivered or otherwise identified to the Conversion Agent, the name of the Registered Holder and the serial numbers of the particular certificate(s) to be withdrawn must also be so furnished to the Conversion Agent as aforesaid prior to the physical release of the withdrawn certificate(s). A properly withdrawn delivery will thereafter be deemed not validly delivered for purposes of this Conversion Offer; provided, however, that delivery may be again made following one of the procedures described herein at any time prior to 5:00 p.m., Cleveland, Ohio time, on the Expiration Date.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Company, whose determination will be final and binding on all parties. Neither the Company, the Conversion Agent, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

PAYMENT OF EXPENSES

This Conversion Offer is being made by the Company in reliance on the exemption from the Securities Act registration requirements afforded by Section 3(a)(9) thereof. Therefore, the Company has not retained any dealer-manager in connection with this Conversion Offer and will not make any payments to brokers, dealers, salespersons or others for soliciting conversion in connection with this Conversion Offer. The Company, however, will pay the Conversion Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay the reasonable out-of-pocket expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding copies of this Offering Circular and related documents to the owners of Series A Units, Series B Units or Series A and B Preferred, and in handling or forwarding deliveries of Series A Units, Series B Units or Series A and B Preferred shares for conversion. Holders of Series A Units, Series B Units or Series A and B Preferred will be responsible for all other costs incurred in evaluating or converting in connection with this Conversion Offer.

The estimated expenses to be incurred in connection with this Conversion Offer will be paid by the Company and are estimated in the aggregate to be $95,000.00

The Company will pay all transfer taxes, if any, applicable to the conversion of Series A and B Preferred in connection with this Conversion Offer and issuance of additional shares of Common Stock. If, however, Common Stock is to be delivered to, or is to be registered or issued in the name of, any person other than the Registered Holder of the Series A Units, Series B Units or Series A and B Preferred, or if Series A Units, Series B Units or Series A and B Preferred with respect to the conversion is registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the issuance of Common Stock pursuant to this Conversion Offer, the amount of any such transfer taxes (whether imposed on the Registered Holder or any other person) will be payable by the delivering holder. Such holder hereby acknowledges and agrees that the Company and the Conversion Agent may defer effecting such transfer and may retain such shares of Common Stock until satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted to them.

                        SHARES ELIGIBLE FOR FUTURE RESALE

Upon consummation of this Conversion Offer, assuming 100% conversion of Series A and B Preferred in connection with this Conversion Offer, there will be 13,269,668 shares of Common Stock outstanding. Assuming 51% conversion of Series A and B Preferred in connection with this Conversion Offer, there will be 10,712,961 shares of Common Stock outstanding. All of the shares of Common Stock to be issued in connection with this Conversion Offer to holders of Series A and B Preferred who are not otherwise affiliates of the Company will be freely transferable without restriction or registration under the Securities Act.

                                   APPENDIX A
                                   ----------

                                    FORM 10-K

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

             X   ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF
            ---        THE SECURITIES EXCHANGE ACT OF 1934


For the fiscal year ended March 31, 1996

                                       OR

            ___ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ___________to __________


COMMISSION FILE NUMBER 0-18691

                            NORTH COAST ENERGY, INC.
             (Exact name of Registrant as specified in its charter)



       DELAWARE                                                34-1594000
(State of incorporation)                                    (I.R.S. Employer
                                                            Identification No.)


5311 NORTHFIELD ROAD, SUITE 320
CLEVELAND, OHIO                                                 44146-1135
(Address of principal executive offices)                        (Zip Code)


     Registrant's telephone number, including area code:(216) 663-1668

        Securities registered pursuant to Section 12(g) of the Act:


                          COMMON STOCK, $.01 PAR VALUE
                                (Title of class)

     SERIES A 6% CONVERTIBLE NON-CUMULATIVE PREFERRED STOCK, $0.01 PAR VALUE
                                (Title of class)

        SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK, $0.01 PAR VALUE
                                (Title of class)

               WARRANTS TO PURCHASE COMMON STOCK, $0.01 PAR VALUE
           (Title of class)

Indicate by check mark whether the Registrant (1) has filed all Reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to the filing requirements for the past 90 days.

                                Yes  X.   NO    .
                                    ---      ---

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.

As of June 12, 1996, the Registrant had outstanding 8,040,285 shares of Common Stock, 305,140 shares of Series A Preferred Stock, 464,665 shares of Series B Preferred Stock, Warrants to purchase 3,375,000 shares of Common Stock and Representative Warrants to purchase 50,000 units, each consisting of one share of Series B Preferred Stock and five warrants to purchase 1.15 shares of Common Stock.

The aggregate market value of Common Stock held by non-affiliates of the Registrant at June 12, 1996 was $4,377,819 which value has been computed on the basis of $.875 per share of Common Stock, the mean between the closing bid and ask price as reported on the NASDAQ system.


              DOCUMENTS OR PARTS THEREOF INCORPORATED BY REFERENCE


                                Part of Form 10-K
                                -----------------

                       Part III (Items 10, 11, 12, and 13)

                       Document Incorporated by Reference
                       ----------------------------------

Portions of the Registrant's definitive Proxy Statement to be used in connection with its Annual Meeting of Stockholders to be held on September 4, 1996.

Except as otherwise indicated, the information contained in this Report is as of March 31, 1996.

                                     PART I


ITEM 1.  BUSINESS.

GENERAL

         North Coast Energy, Inc., a Delaware corporation ("North Coast" or the "Company") is an independent natural gas and oil company engaged in exploration, development and production activities primarily in the Appalachian Basin region of Ohio and Pennsylvania. The Company's strategy focuses primarily on its acquisition of proved undeveloped natural gas and oil properties and on the turnkey drilling and development of such properties. The Company develops these properties in conjunction with drilling programs ("Drilling Programs") which the Company sponsors and manages. The Drilling Programs are funded through the sale of partnership interests to non-industry investors and by contributions from the Company. The Company currently obtains an interest of approximately 20% in each Drilling Program for which it contributes (either in cash or in kind) organizational and tangible equipment costs and drill sites. As used in this Annual Report on Form 10-K, the terms "Company" and "North Coast" mean North Coast Energy, Inc., its subsidiaries and predecessors, unless the context otherwise requires.

         As of March 31, 1996, the Company is serving as the managing general partner of 23 Drilling Programs and has contracted to operate 657 wells, 365 of which are operated for the Drilling Programs, 106 of which are operated for the Company and various working interest owners and 186 of which are operated for the Company's account. In connection with the drilling and development of the wells it operates, North Coast currently owns approximately 185 miles of natural gas gathering pipelines in various counties throughout eastern Ohio and western Pennsylvania. These gas gathering systems currently transport gas from 576 wells operated by the Company. At March 31, 1996, the Company had estimated net proved reserves of approximately 20,048,000 Mcf of natural gas and 195,200 Bbls of oil.

         The Company focuses its exploration and development activities in the Appalachian Basin where wellhead prices for natural gas have, in recent years, generally averaged higher than in the Gulf Coast and mid-continent regions of the country due to the area's proximity to major commercial and industrial markets.

         The Company began operations in 1981 with the formation of its first Drilling Program. In August 1987, the Company completed the acquisition of Capital Oil & Gas, Inc. which was engaged in drilling and oilfield operations in the Appalachian Basin, as part of its plan to expand and diversify its operations. By January 30, 1990, the Company had acquired the assets and properties of 21 Drilling Programs which it had sponsored, as well as the assets and properties of its predecessor entity, through an exchange offer (the "Exchange Offer") which resulted in the Company becoming a public company subject to the Exchange Act. Since the consummation of the Exchange Offer, the Company has continued the business and operations of its predecessor and now serves as the managing general partner of 23 Drilling Programs whose operations are continuing.

         Since its formation, the Company has participated in drilling operations in a number of areas, including Ohio, Pennsylvania, Louisiana, Texas, Oklahoma and Colorado. During the last five years, however, North Coast has concentrated its drilling activities in the Appalachian Basin of Ohio and Pennsylvania and, for the foreseeable future, the Company anticipates continuing to focus its activities in the Appalachian Basin. Since the Exchange Offer, the Company has drilled 425 wells in the Appalachian Basin, all but 7 of which were drilled in conjunction with the Drilling Programs.

         Subsidiaries. On March 31, 1993, the Company reorganized three of its four principal subsidiaries, consolidating the business activities of Capital Oil & Gas, Inc., Trinity Oil & Gas, Inc., and North Coast Energy Programs into North Coast Energy, Inc. The reorganization of its subsidiaries enabled the Company to reduce certain duplications between its affiliates and increase the overall efficiency of the Company's operations. As of the date of this report, the Company's sole active subsidiary is NCE Securities, Inc., ("NCE Securities") a member of the NASD and a broker dealer registered with the SEC and licensed in three states. NCE Securities' only business activity is the performance of its responsibilities as placement agent and, to a limited degree, the sale of partnership interests in North Coast sponsored Drilling Programs.

EXPLORATION AND DEVELOPMENT

         Exploration and development activities conducted by the Company have involved the acquisition of proved undeveloped oil and gas properties and the drilling and development of such properties in conjunction with Drilling Programs and joint ventures. Management has chosen to sponsor limited partnerships and joint ventures to increase the funds available to the Company and enable it to engage in a greater number of drilling opportunities, thereby reducing its risk through diversification. In addition, the Drilling Programs add to the Company's reserves and produce additional sources of income for the Company, including revenues from serving as general contractor for drilling operations, management services, oilfield service operations, gas-gathering, and gas marketing and transportation services which are provided to the Drilling Programs.

         The Company's strategy focuses on increasing its natural gas and oil reserves, as well as production, drilling and oil field service revenues, by acquiring undeveloped oil and gas properties in the Appalachian Basin and financing and conducting the drilling and development of these properties in conjunction with the Drilling Programs.

         While the Company is pursuing its strategy of increasing reserves through drilling and development in conjunction with the Drilling Programs, it continues to review potential acquisitions, including other gas and oil companies or partnerships and producing properties.

         Consistent with its efforts to increase reserve levels, from time to time the Company also may participate in drilling and development activities in other geographic regions of the US. The budget for these activities typically has not exceeded $100,000 to $200,000 annually for any such non-Appalachian project and the Company has no current plans to materially increase this budget.

AREAS OF OPERATION

         Appalachian Basin. The Appalachian Basin is located in close proximity to major natural gas markets in the northeast United States. This proximity to a substantial number of large commercial and industrial gas markets, coupled with the relatively stable nature of Appalachian Basin production and the availability of transportation facilities has resulted in generally higher wellhead prices for Appalachian natural gas than those prices available in the Gulf Coast and Mid-continent regions. The Appalachian Basin is the oldest gas and oil producing region in the United States and includes portions of Ohio, Pennsylvania, New York, West Virginia, Kentucky and Tennessee. Historically, most production in the Appalachian Basin has been from wells drilled to a number of relatively shallow blanket formations at depths of 1,000 to 7,500 feet. These formations are generally characterized by a relatively low recovery of reserves in place, lower rates of production and wells which generally produce for more than 20 years.

         To date, the Company's drilling operations in the Appalachian Basin have principally involved drilling to the Clinton/Medina sandstone geologic formation. This formation is an oil and gas bearing sandstone formation which underlies a large section of eastern Ohio and western Pennsylvania in varying thickness' and at depths ranging generally from 2,800 to 7,500 feet. Substantially all of the wells which the Company drills in this area have estimated depths of between 3,500 and 6,700 feet. The Clinton/Medina formation is generally characterized by low permeability (the ability of gas and oil bearing rock to flow gas and oil) and low porosity (capacity of rock to hold oil and gas). Generally, in a productive well, both oil and gas initially are produced at rates which rapidly decline after the first one or two years. Although Clinton/Medina wells generally produce for many years, a substantial portion of the total well production can be expected within the first several years of full production.

         The Company also maintains leasehold acreage in other portions of Pennsylvania with other potential producing formations. Although there are variances in the nature and characteristics of these producing formations, they are generally typical of the Appalachian area.

         Certain of the Company's leaseholds are in the Upper Devonian age sandstone geological formations of Washington, Warren, McKean, Potter and Clearfield counties in Pennsylvania, which are a series of oil and gas bearing sands underlying eastern Ohio, western Pennsylvania and northern West Virginia. The Balltown, Cooper, and Bradford Sandstone's, among others, are sandstone formations of Upper Devonian age. Common productive depths range between approximately 1,000 feet and 5,000 feet. The Company's target zones typically range from 1,600 feet to 4,500 feet in depth. Historically, Upper Devonian wells generally have long production lives, and many wells drilled in these formations near the turn of the century are still in production.

ACQUISITION OF PROPERTIES

         North Coast continually evaluates undeveloped prospects originated by its staff or other independent geologists as well as other gas and oil companies. If review of a prospect indicates that it may be geologically and economically attractive, the Company will attempt to obtain a lease of the mineral rights on the acreage.

         Typically, the Company will acquire the entire working interest in a lease in consideration of paying a lease bonus and annual rentals subject to a landowner's royalty and, where the property is acquired through a third party, possibly an overriding royalty interest. After obtaining these drilling rights, the Company continues to evaluate the properties for potential drilling. Substantially all of the Company's drilling operations are currently conducted in conjunction with the Drilling Programs. If a prospect is selected for drilling through a Drilling Program the Company assigns the minimum required acreage for a well to such entity. In such a case, the Company retains the balance of the leasehold acreage for future drilling.

         On December 1, 1994, the Company acquired certain oil and gas interests in Erie and Crawford Counties in northwestern Pennsylvania previously owned by a private company. These properties include the entire working interest in 163 Clinton/Medina producing wells, 43 miles of gas gathering lines and drilling locations.

         The Company secured financing from its lender and from NAGIT (USA), Inc. ("NAGIT"), a principal stockholder of the Company to purchase these oil and gas interests. The Company has agreed to repay amounts owed to NAGIT from the net proceeds of the purchased interests and to grant NAGIT an overriding royalty interest in the acquired properties. Management of the Company believes that the loan from NAGIT is on terms no less favorable than the Company could receive from unrelated third parties.

         The Company intends to continue to review potential acquisitions of oil and gas properties, but has no commitment with respect to any material acquisition.

DRILLING PROGRAMS

         From the Company's inception in 1981 through March 31, 1996, North Coast has sponsored 44 Drilling Programs to engage in oil and gas drilling and development operations. Public Drilling Programs registered with the Commission accounted for 7 of these programs, while 37 were sold through private placements. The Company dissolved 21 of the 22 partnerships which were included in the Exchange Offer and acquired the properties of such partnerships. The Company currently is the managing general partner of 23 Drilling Programs whose operations are continuing.

         To date, each Drilling Program has been conducted as a separate limited partnership with the Company serving as managing general partner of each. To maintain the marketability of its Drilling Programs, the Company continually reviews program structure and performance and makes modifications from program to program as it deems appropriate. These modifications have included changes to the compensation arrangements between the Company and the Drilling Programs, including charges for its drilling and administrative services, and changes in the Company's interest in the Drilling Programs.

         The Company acts as operator and general contractor for drilling and production operations, undertaking to drill and complete Drilling Program wells and to be responsible for producing well operations. In the Drilling

Programs, typically the entire working interest in the leasehold is acquired by the program, although only the minimum required acreage for a well is assigned by the Company to the Drilling Program.

         As managing general partner, North Coast is subject to full liability for the obligations of the Drilling Programs although it is entitled to indemnification by each program to the extent of the assets of the Drilling Programs under certain circumstances. Since the partnership interests in the Drilling Programs constitute securities, the Company is also subject to potential liability for failure to comply with applicable federal and state securities laws and regulations.

         Typically each Drilling Program is structured as a "functional allocation" program whereby the non-industry investors contribute cash in an aggregate amount equal to the total intangible drilling and development costs to be incurred for all of the Drilling Program's wells. The Company contributes the drill sites to the Drilling Program and agrees to contribute all tangible equipment necessary to drill, complete and produce each well, as well as organizational and syndication costs of the Drilling Program. The allocation of partnership revenues in each Drilling Program may vary depending upon the structure chosen by the Company, with the Company's percentage interest ranging from 20% to 40%. The Company may elect to acquire a smaller or larger percentage in future Drilling Programs.

         Interests in North Coast's Drilling Programs are sold to investors through securities dealers registered with the NASD. In each program, NCE Securities, Inc., a wholly-owned subsidiary of the Company, acts as placement agent and enters into selling agreements with a number of broker-dealers to assist it in selling the interests. In the last four calendar years NCE Securities has entered into selling agreements with more than 35 such broker-dealers who have sold substantially all of the interests in the Drilling Programs formed during this period.

         The Company has generally sponsored three Drilling Programs each fiscal year. Typically, the first program is organized in August or September, the second in November, and the third in late December. The schedule for marketing and organizing the Drilling Programs is largely a function of selling broker-dealer and potential investor interest. The Company monitors Drilling Program subscriptions and generally establishes the closing date for a particular program based upon the amount of subscriptions received, the proposed drilling schedule and the Company's determination as to the desired timing for a subsequent Drilling Program. Although the Company, previously has elected to form three Drilling Programs each year, the actual number of Drilling Programs, and consequently the amount of available drilling capital and wells, will vary depending upon investor interest and other factors. During fiscal 1996, the Company formed two drilling programs and anticipates forming at least two drilling programs this fiscal year.

         The Drilling Programs raised $8,366,000 during fiscal 1994 and $8,406,000 during fiscal 1995 and $6,460,000 during fiscal 1996 from non-industry investors. The Company believes that the decrease from fiscal 1995 to fiscal 1996 results primarily from the uncertainties related to natural gas prices and the potential returns from drilling program investments by prospective investors. North Coast intends to continue its effort to market its Drilling Programs and increase the number of wells drilled. If it is unsuccessful in obtaining capital through future Drilling Programs, the Company would anticipate seeking access to other sources of capital and, if unavailable, altering its business plan.

DRILLING SERVICES

         The Company enters into turnkey drilling contracts with the Drilling Programs to drill wells. From time to time the Company also performs a limited amount of drilling and other services for unaffiliated third parties. Pursuant to these drilling contracts, the Company is responsible for the drilling and development of the wells. Since the Company does not own any drilling rigs or other drilling equipment, the Company subcontracts with third parties for the performance of a substantial portion of the operations required to drill, complete and equip these wells for production. Although the Company manages and supervises all necessary drilling and related service and equipment operations on these wells, there are a number of third party services to obtain, including contract drilling, fracturing, logging and pipeline construction which are performed by subcontractors who specialize in those operations. Since the Company contracts with the Drilling Programs on a turnkey (fixed price) basis, the Company is responsible for drilling and completing the wells, regardless of the actual cost. Consequently, the Company is subject to the risk that prices incurred in the actual drilling and development operations could increase beyond its contract price thereby rendering its drilling contracts less profitable or unprofitable. Moreover, difficulties encountered in drilling and completion operations can substantially increase costs sometimes without recourse for the Company. The Company continually monitors the cost incurred in drilling, completion and production operations and reviews its turnkey contract prices for each Drilling Program in order to reduce the risk of unprofitable drilling operations. These turnkey drilling prices are subject to change based on competition, the return sought by Drilling Programs investors, the Company's revenue and profit considerations and other industry conditions.

OIL FIELD SERVICE OPERATIONS

         As of March 31, 1996, the Company operated 657 wells, all of which were located in Ohio and Pennsylvania. As operator of producing wells, the Company is responsible for the maintenance and verification of all production records, contracting for oil and gas sales, distribution of production proceeds and information, and compliance with various state and federal regulations. Generally, the Company provides the routine day-to-day production operations for producing wells and is paid for such services on a per well, monthly fee basis. The Company also subcontracts certain oil field operations.

         The Company receives a monthly operating fee for each producing well it operates and is reimbursed for most third party costs associated with operations and production of the wells. The Drilling Programs each pay the Company their specified operating fee based upon the investors' aggregate interest in the Drilling Program wells, exclusive of the Company's ownership interest.

GAS-GATHERING ACTIVITIES

         In connection with the drilling and development of the wells which it operates, the Company has constructed and owns approximately 185 miles of natural gas-gathering pipelines in various counties throughout eastern Ohio and western Pennsylvania. These pipelines carry natural gas from the wellhead to the gas transmission systems of various utilities for sale to such utilities, to natural gas brokers purchasing gas for resale to others or to industrial purchasers pursuant to self-help gas purchase arrangements. These systems gathered gas from 576 wells as of March 31, 1996. Since early calendar 1992, the Company has increased its construction of new pipelines and the establishment of compressor facilities in order to expand the number of purchasers available to the Company.

         For such gas-gathering services, the Company collects certain allowances from public utilities, end-users or other natural gas purchasers (including natural gas brokers). These gathering fees or transportation allowances averaged approximately $.20 per Mcf of natural gas at March 31, 1996.

MARKETS

         The ability of the Company to market oil and gas depends to an extent, on factors beyond its control. The potential effects of governmental regulation and market factors including alternate domestic and imported energy sources, available pipeline capacity, and general market conditions are not entirely predictable.

         Natural Gas. Natural gas is generally sold pursuant to individually negotiated gas purchase contracts which vary in length from spot market sales of a single day to term agreements which may extend several years. Customers of the Company purchasing natural gas include marketing affiliates of the major pipeline companies, natural gas marketing companies, and a variety of commercial/public authority, industrial, and institutional end users who ultimately consume the gas. Gas purchase contracts define the terms and conditions unique to each of these sales. The price received for natural gas sold on the spot market may vary daily reflecting changing market conditions.

         As discussed, the deliverability and price of natural gas are subject to both governmental regulation and supply/demand forces. During the past several years regional surplus and shortage of natural gas situations have occurred, resulting in wide fluctuations in the prices achieved.

         The length of the contracts as defined in the "Term" provision in the Company's gas purchase agreements vary widely. Additionally, several of the Company's contracts provide for monthly pricing which are derived from published NYMEX or Appalachian price indexes. The Columbia Transmission (TCO) and Consolidated Natural Gas (CNG) Index prices, which create a basis for spot sales prices in the Mid Atlantic and northeastern United States, ranged from $1.46 to $4.95 during fiscal 1996. As of March 31, 1996, approximately 75% of the wells operated by the Company which produce gas to fulfill contractual obligations were either committed for less than one year and/or contained market sensitive pricing provisions. The variance of unit pricing during March 31, 1996, was from $1.31 to $5.05 per Mcf. On an overall basis, the Company received an average price of $2.24 per Mcf for natural gas sold during fiscal 1996.

         Due to the seasonal supply and demand market pressures, prices paid by purchasers will continue to fluctuate for the next several years. The Company has pursued a strategy of varying the length and pricing provisions of its gas purchase contracts so as to maintain flexibility to react to those fluctuating prices. Due to rising market conditions, the duration of recently renegotiated fixed price contracts has been limited to a year or less. Should market trends change (weaken) the Company will endeavor to commit a larger portion of its natural gas under longer term arrangements to optimize revenues derived from these sales.

         During the past several years an over abundance of natural gas supplies and promulgation of State and Federal regulations pertaining to the sale, transportation, and marketing of natural gas resulted in increasing competition and declining prices. More recently, regional natural gas shortages occurred, fueling the uncertainty of future pricing. In the near term, natural gas prices will likely continue to escalate until supply and demand market factors reach equilibrium. It is likely that these market forces will continue to be the driving force in the evolving marketplace.

         Crude Oil. Oil produced from the Company's properties is generally sold at the prevailing field price to one or more of a number of unaffiliated purchasers in the area. Generally, purchase contracts for the sale of oil are cancelable on 30 days notice. The price paid by these purchasers is generally an established, or "posted," price which is offered to all producers. The Company received an average price of $17.01 per barrel for its oil during fiscal 1996; however, during the last several years prices paid for crude oil have fluctuated substantially. Future oil prices are difficult to predict due to the impact of worldwide economic trends, coupled with supply and demand variables, and such non-economic factors as the impact of political considerations on OPEC pricing policies and the possibility of supply interruptions. To the extent that the prices which the Company receives for its crude oil decline from current levels, revenues from oil production will be reduced accordingly.

COMPETITION

         The gas and oil industry is highly competitive in all phases. The Company encounters strong competition from other independent oil companies in acquiring economically desirable properties as well as in marketing production therefrom and obtaining external financing. Many of the Company's competitors may have financial resources, personnel and facilities substantially greater than those of the Company.

REGULATION

         Exploration and Production. The exploration, production and sale of natural gas and oil are subject to various types of local, state and federal laws and regulations. Such laws and regulations govern a wide range of matters, including the drilling and spacing of wells, allowable rates of production, restoration of surface areas, plugging and abandonment of wells and requirements for the operation of wells. Such regulations may adversely affect the rate at which the Company's wells produce gas and oil. In addition, legislation and new regulations concerning gas and oil exploration and production operations are constantly being reviewed and proposed. Most of the states in which the Company owns and operates properties have laws and regulations governing a number of the matters enumerated above. Compliance with the laws and regulations affecting the gas and oil industry generally increases the Company's cost of doing business and consequently affects its profitability.

         Environmental Matters. The discharge of oil, gas or other pollutants into the air, soil or water may give rise to liabilities to the government and third parties and may require the Company to incur costs to remedy the discharge. Natural gas, oil or other pollutants (including salt water brine) may be discharged in many ways, including from a well or drilling equipment at a drill site, leakage from pipelines or other gathering and transportation facilities, leakage from storage tanks and sudden discharges from damage or explosion at natural gas facilities or gas and oil wells. Discharged hydrocarbons may migrate through soil to water supplies or adjoining property, giving rise to additional liabilities. A variety of federal and state laws and regulations govern the environmental aspects of natural gas and oil production, transportation and processing and may, in addition to other laws, impose liability in the event of discharges (whether or not accidental), failure to notify the proper authorities of a discharge, and other noncompliance with those laws. Compliance with such laws and regulations may increase the cost of gas and oil exploration, development and production although the Company does not currently anticipate that compliance will have a material adverse effect on capital expenditures or earnings of the Company.

         The Company does not believe that its environmental risks are materially different from those of comparable companies in the oil and gas industry. The Company believes its present activities substantially comply, in all material respects, with existing environmental laws and regulations. Nevertheless, no assurance can be given that environmental laws will not, in the future, result in a curtailment of production or material increase in the cost of production, development or exploration or otherwise adversely affect the Company's operations and financial condition. Although the Company maintains liability insurance coverage for certain liabilities from pollution, such environmental risks generally are not fully insurable; the amount of such coverage is currently $500,000 and is provided on a "claims made" basis.

         Marketing and Transportation. The interstate transportation and sale for resale of natural gas is regulated by the Federal Energy Regulatory Commission (the "FERC") under the Natural Gas Act of 1938 ("NGA"). The wellhead price of natural gas is also regulated by FERC under the authority of the Natural Gas Policy Act of 1978 ("NGPA"). The Natural Gas Wellhead Decontrol Act of 1989 (the "Decontrol Act"), which was enacted on July 26, 1989, eliminated all gas price regulation effective January 1, 1993. In addition, FERC recently has proposed several rules or orders concerning transportation and marketing of natural gas. The impact of these rules and other regulatory developments on the Company cannot be predicted.

         In 1992, the Federal Energy Regulatory Commission (FERC) finalized Order 636, regulations pertaining to the restructuring of the interstate transportation of natural gas. Pipelines serving this function have since been required to "unbundle" the various components of their service offerings which include gathering, transportation, storage, and balancing services. In their current capacity, pipeline companies must provide their customers with only the specific service desired, on a non-discriminatory basis. Although, North Coast Energy, Inc. is not an interstate pipeline, the Company believes the changes brought about by Order 636 have increased competition in the marketplace, resulting in greater market volatility.

         Various rules, regulations and orders, as well as statutory provisions, may affect the price of natural gas production and the transportation and marketing of natural gas.

OPERATING HAZARDS AND UNINSURED RISKS

         The Company's gas and oil operations are subject to all operating hazards and risks normally incident to drilling for and producing gas and oil, such as encountering unusual formations and pressures, blow-outs, environmental pollution, and personal injury. The Company will maintain such insurance coverage as it believes to be appropriate, taking into account the size of the Company and its proposed operations. The Company currently does not maintain insurance coverage for physical loss or damage to equipment located on the wells or for selected properties (such as crude oil stored in tanks). The Company's insurance policies also have standard exclusions. Losses can occur from an uninsurable risk or in amounts in excess of existing insurance coverage. The occurrence of an event which is not insured or not fully insured could have an adverse impact on the Company's revenues and earnings.

EMPLOYEES

         At March 31, 1996, the Company had 59 employees, including 23 field employees, 2 petroleum engineers, 3 geologists and 3 employees engaged in land/lease acquisition. No employees are represented by a union and the Company believes that it maintains good relations with its employees.

ITEM 2.  PROPERTIES.

Oil and Gas Properties
----------------------

         In the following tables, "gross" refers to the total acres or wells in which the Company has a working interest and "net" refers to gross acres or wells multiplied by the Company's percentage working interests therein. Royalty interests held by the Company will not affect the Company's working interests (net wells) in its properties and will not be reflected in net wells.

         PROVED RESERVES. The following table reflects the estimates of the Company's Proved Reserves as of March 31, 1996.

                                    RESERVES
          Oil Reserves (Bbls):
            Proved Developed                                           151,800
            Proved Undeveloped                                          43,400
                                                                       -------
                     Total                                             195,200

          Gas Reserves (Mcf):
            Proved Developed                                        16,303,000
            Proved Undeveloped                                       3,745,000
                                                                    ----------
                     Total                                          20,048,000


         PRODUCTION. The following table summarizes the net oil and gas production (on a rounded basis), average sales prices, and average production (lifting) costs per equivalent unit of production for the periods indicated.

                                                         PRODUCTION

                               Production                        Sales Price                Average Lifting
Years Ended                  Oil        Gas                                                 Cost per Equiv.
March 31:                  (Bbls)      (Mcf)                  Per Bbl  Per Mcf                   Bbl (1)
---------                  ------      -----                  -------  -------                   -------

    1994                  16,900    1,162,000                  $15.35    $2.46                   $2.60
    1995                  14,400    1,161,000                  $15.92    $2.25                   $2.70
    1996                  14,100    1,166,000                  $17.01    $2.24                   $3.82 (2)

         (1) For calculation of average lifting cost per equivalent barrel the standard ratio of 6:1 for gas to oil was used.

         (2) Includes costs of the Company's enhancement program and rework of two wells in the Gulf Coast area of interest.

         PRODUCTIVE WELLS. The following table sets forth the number of gross and net productive oil and gas wells of the Company as of March 31, 1996. Wells are classified as gas or oil according to their predominant product stream.

                                         PRODUCTIVE WELLS

              Gross Wells (1)                                  Net Wells

          Oil      Gas      Total                         Oil      Gas     Total
          ---      ---      -----                         ---      ---     -----
           16        615      631                        7.10     291.73    298.83

         (1) Gross wells include 18 wells in which the Company owns only a royalty interest.

         ACREAGE. The following table sets forth the Developed and Undeveloped Acreage of the Company, on both a gross and net basis, as of March 31, 1996.

                                LEASEHOLD ACREAGE

          Total Leasehold Acreage:

                Gross Acres ........................... 68,700
                Net Acres ............................. 34,900

          Developed Acreage:

                Gross Acres ........................... 37,400
                Net Acres ............................. 19,200


          Proved Undeveloped Acreage:

                Gross Acres ...........................  2,300
                Net Acres .............................  1,200

         DRILLING ACTIVITY. The following table sets forth the results of drilling activities on the Company's properties. Such information and the results of prior drilling activities should not be considered as necessarily indicative of future performance, nor should it be assumed that there is necessarily any correlation between the number of productive wells drilled and the oil and gas reserves generated thereby.

         All wells were drilled by March 31st of their respective years and are reflected in the Drilling Activities table. Wells in which the Company owns only a royalty interest are not reflected in the table below.


                               DRILLING ACTIVITIES

Fiscal year ended March 31,
---------------------------
                                           1994              1995             1996
                                           ----              ----             ----
         Exploratory Wells (1)
                  Productive
                           Gross              0                 0                 0
                           Net                0                 0                 0
                  Dry
                           Gross              1                 1                 0
                           Net             .250              .250              .000

         Development Wells (2)
                  Productive (4) (5)
                           Gross              72                71                52
                           Net            25.372            18.900             9.800
                  Dry
                           Gross               0                 0                 0
                           Net                 0                 0                 0

         Total Wells (3)
                  Productive
                           Gross              72                71                52
                           Net            25.372            18.900             9.800
                  Dry
                           Gross               1                 1                 0
                           Net              .250              .250              .000

(1) Exploratory Wells are those wells drilled outside the confines of a known productive reservoir area.

(2) Development Wells are those wells drilled within the confines of a known productive reservoir.

(3)      Total Wells is the sum of the Exploratory and Development Wells

(4) The number of productive wells for fiscal 1995 includes 6 gross wells (1.65 net wells) as productive development wells which are awaiting pipeline connection or well completion operations at March 31, 1996.

(5) The number of productive wells for fiscal 1996 includes 21 gross wells (3.97 net wells) as productive development wells which are awaiting pipeline connection or well completion operations at March 31, 1996.

FACILITIES

         The Company's headquarters in Cleveland, Ohio, are leased from a stockholder and consist of approximately 4,650 square feet for which the Company pays rental of $4,845 per month. The lease is currently month to month. The Company owns the building from which it conducts its field operations in Youngstown, Ohio, and also leases additional office space in Youngstown, Ohio, from an unaffiliated third party. North Coast also maintains an office located in Colorado Springs, Colorado which is leased from an unaffiliated third party. The Company anticipates moving its corporate headquarters to a 12,000 square foot building it acquired on May 8, 1996 in Twinsburg, Ohio. The office facility is in a centralized location which will allow the Company to relocate certain operations and its personnel from its Cleveland and Youngstown offices. The Youngstown facility owned by the Company will be converted to use for field operations and the office space that was leased in Youngstown will not be renewed. The Company initially anticipated constructing an office facility on land the Company owned in Streetsboro, Ohio, however, the Company sold the land when the Twinsburg property was purchased.

ITEM 3.  LEGAL PROCEEDINGS.

         There are no material pending legal proceedings to which the Company is a party or to which any of its property is subject.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

         During the fourth quarter of the fiscal year ended March 31, 1996, there were no matters submitted to a vote of security holders through the solicitation of proxies or otherwise.

                                     PART II


ITEM 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
        MATTERS.

         The Common Stock is traded on the NASDAQ Small Cap Market under the symbol "NCEB". The following table sets forth, for the fiscal periods indicated, the high and low bid and ask prices for the Common Stock.

                                  Common Stock
                      (Amounts rounded to the nearest 32nd)

                                                                    High                          Low
                                                                    ----                          ---
                                                               Bid         Ask               Bid        Ask
                                                               ---         ---               ---        ---
FISCAL 1995

 First Quarter.............................................. $1 7/8      $2 1/8            $1 5/8     $1 7/8
 Second Quarter.............................................  1 3/4       2                 1 1/8      1 5/16
 Third Quarter..............................................  1 9/16      1 3/4             1 1/4      1 1/2
 Fourth Quarter.............................................  1 1/2       1 5/8             1          1 1/8

FISCAL 1996

  First Quarter............................................. $1 1/4      $1 7/16           $1/2       $7/8
  Second Quarter............................................  1 3/8       1 1/2             9/16       7/8
  Third Quarter.............................................  1 3/8       1 1/2             7/8        1 1/16
  Fourth Quarter............................................  1           1 3/8             1/2        3/4


         As of June 12, 1996, there were 8,040,285 shares of Common Stock outstanding which were held by approximately 1,300 holders of record.

         Holders of Series A Preferred Stock (convertible to 2.3 shares of Common Stock) are entitled to receive semi-annual non-cumulative cash dividends at an annual rate of $.60 per share. Such dividends are payable on June 1 and December 1 of each year. The holders of Series B Preferred Stock (convertible to
5.75 shares of Common Stock) are entitled to receive quarterly cumulative cash dividends at an annual rate of $1.00 per share. For the year ended March 31, 1996, the Company paid $649,864 in aggregate cash dividends, $185,199 on its Series A Preferred Stock and $464,665 on its Series B Preferred Stock.

         The Company has not paid any cash dividends on its Common Stock and is restricted from paying such dividends under the terms of its reducing revolving credit facility. The Company currently intends to retain future earnings in order to provide funds for use in the operation and expansion of its business, other than funds required for the payment of dividends on the Preferred Stock.

ITEM 6. SELECTED FINANCIAL DATA.

         The following table sets forth selected financial data for the Company for each of the five fiscal years ended March 31, 1992, 1993, 1994, 1995 and 1996.

                                                                              Years Ended March 31
                                                          (In thousands, except per share amounts)

                                               1992          1993          1994         1995         1996
                                               ----          ----          ----         ----         ----
Revenues                                     $10,426       $10,007       $12,834       $15,275     $10,860
Net Income (Loss)                                171           241           652           295      (1,254)
Net Income (Loss) per Share(1)                  (.03)          .00           .00          (.05)        (.24)
Total Assets                                  10,105        12,732        15,796        21,136       20,243
Long-term Debt (less current portion)          2,932         1,696         3,626         6,197        8,955

(1) Net Income (Loss) per share has been restated to reflect stock dividends.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

OVERVIEW

         The Company is engaged in the exploration, development and production of natural gas and oil, primarily in conjunction with the Drilling Programs it sponsors and manages. The Company derives a substantial portion of its revenues from turnkey drilling, well operations, gas gathering, transportation and gas marketing services performed under contract with the Drilling Programs.

           During the last three fiscal years the Drilling Programs received $23,232,000 from the sale of partnership interests to non-industry investors. This funding, together with the Company's contributions to the Drilling Programs, has resulted in the addition of 226 Drilling Program wells from fiscal year 1992 through fiscal year 1996.

         Several factors may affect the amount of the Company's revenues with respect to the activities of the Drilling Programs. The amount of funds raised by each Drilling Program determines the number of wells for which the Company receives drilling revenues. The Company continually monitors the cost incurred in drilling, completion and production operations and reviews its turnkey contract prices for each Drilling Program in order to reduce the risk of unprofitable drilling operations to the Company and the economic considerations of the investors in the Drilling Programs. The turnkey drilling contract price between the Drilling Programs and the Company may vary among Drilling Programs depending on competition and other cost factors and the returns sought by investors in the Drilling Programs. The Company's capital availability, as well as revenue and profit considerations, may result in the Company changing its interest percentage in future Drilling Programs.

         The Company's continued growth depends on a number of factors, including its continued ability to raise Drilling Program funds from non-industry investors to increase the number of wells from which the Company will receive production, contract drilling and service-related revenues and the Company's ability to maintain adequate liquidity to provide its contributions to new Drilling Programs and to acquire additional proved undeveloped or proved producing properties. The Company's growth is also dependent on several external factors, including the price at which gas, and to a lesser extent oil, can be found and sold.

         The drilling activity and acquisition of oil and gas properties resulted in an increase in the Company's proved developed natural gas reserves to 16,303,000 Mcf for fiscal 1996 from 15,788,000 Mcf for fiscal 1995 while proved developed oil reserves decreased to 151,800 barrels from 178,600 barrels, respectively. The increase in future net revenues (undiscounted) from $27,997,000 for fiscal 1995 to $33,772,000 for fiscal 1996 for the net proved developed reserves was due to increased natural gas prices received at March 31, 1996 as compared to the natural gas price received at March 31, 1995. The Company produced 1,166,000 Mcf of gas from proved developed reserves while adding 2,076,000 Mcf through the drilling of new wells. During fiscal 1996, the Company adopted a methodology of only recognizing as proved undeveloped reserves the potential oil and gas which can reasonably be expected to be recovered from drillable locations which the Company owned (or had rights to) at fiscal year end which are offsetting locations to wells that have indicated commercial production in the objective formation and which the Company fully expects to drill in the very near future. This methodology, coupled with the determination that certain proved undeveloped leasehold acreage no longer fit the Company's long-term development plans at the current price or development cost, and was either released or re-categorized to possible or probable reserves, resulted in a downward revision of proved reserves by 3,299,000 Mcf. Although the Mcfs were revised downward, the reduction in development costs for undeveloped acreage more than offset the reduction in reserve value. Proved oil reserves decrease from 419,700 barrels at March 31, 1995 to 195,200 barrels at March 31, 1996 as extensions and discoveries (including purchases) of 12,600 barrels were offset by production of 14,100 barrels, sales of 17,100 barrels as contributions of undeveloped acreage to Drilling Programs and downward revisions of proved undeveloped leasehold acreage amounting to 205,900 barrels. The decrease in proved oil reserves was primarily due to the determination that certain proved undeveloped leasehold acreage no longer fit the Company's development plans at the current price or development cost and was either re-categorized or released. Changes in the Standardized Measure of future net cash flows are set forth in Note 11 of the Company's financial statements. The above mentioned additions and sales of natural gas coupled with the development costs associated with undeveloped acreage create timing differences which are reflected in the Other Category of the Standardized Measure. Of the Company's total proved reserves, approximately 81% are proved developed and approximately 19% are proved undeveloped based upon equivalent unit Mcfs. Proved undeveloped acreage requires considerable capital expenditures to develop. Management of the Company believes that a significant percentage of the proved undeveloped reserves should be recovered in future years, although no assurance of such recovery can be given.

         The following table is a review of the results of operations of the Company for the fiscal years ended March 31, 1994, 1995 and 1996. All items in the table are calculated as a percentage of total revenues.

Revenues:                                                                      1994          1995          1996
                                                                               ----          ----          ----
      Oil and gas production                                                    24%           19%           26%
      Drilling revenues                                                         57            57            50
      Well operating, transportation and other                                  13            18            15
      Administrative, management and agency fees                                 5             5             8
      Other                                                                      1             1             1
                                                                                ---           ---         ----

           Total Revenues                                                      100%          100%          100%
                                                                               ----          ----          ----

Expenses:
      Oil and gas production expenses                                            4%            4%            7%
      Drilling costs                                                            46            47            38
      Oil and gas operations                                                     6            13             8
      General and administrative expenses                                       24            19            26
      Depreciation, depletion, amortization, impairment and other               12            11            30
      Abandonment of oil and gas properties                                      1             1             1
      Provision (credit) for income taxes                                        1             0            (6)
      Other                                                                      1             3             7
                                                                               ----          ----          ----
      Total Expenses                                                            95%           98%          111%
                                                                               ----          ----          ----

       Net Income (Loss)                                                         5%            2%          (11)%
                                                                               ====          ====          =====

         The following discussion and analysis reviews the results of operations and financial condition for the Company for the years ended March 31, 1994, 1995 and 1996. This review should be read in conjunction with the Financial Statements and other financial data presented elsewhere herein.

COMPARISON OF FISCAL 1996 TO FISCAL 1995

REVENUES

         Oil and gas production revenues remained relatively constant between fiscal 1996 and fiscal 1995. Production revenues were effected by relatively low gas prices during the Company's first three quarters, although, gas prices increased substantially during the Company's fourth quarter due to the generally colder weather conditions, resulting in increased demand. Production also has been adversely affected by the continued rework on the Company's Gulf Coast properties, but increased oil production and gas production from the Company's acquisition and drilling of Appalachian wells offset the Gulf Coast production decline. For fiscal 1996, the Company received an average price of $17.01 per barrel of oil and $2.24 per Mcf of natural gas compared to an average price of $15.92 per barrel of oil and $2.25 per Mcf of natural gas received during fiscal 1995.

         Drilling revenues decreased by $3,311,242 (38%) for fiscal 1996 compared to fiscal 1995 primarily due to the decrease in the amount of funds raised from Drilling Programs as well as the timing of the formation of the 1995-1 Drilling Program, the commencement and completion of drilling activities and the number of wells recognized in revenue and the type of wells drilled. Drilling revenues were recognized on 45 wells for fiscal 1996 compared to 74 wells for fiscal 1995. At March 31, 1996, the Company had 14 additional wells as yet not recognized in revenues as compared to 7 wells at March 31, 1995. The Company's shallow wells range in depth from 1,400 feet to 2,300 feet, for which the Company generally charges a lower turnkey drilling contract price compared to deeper gas wells ranging from 3700 feet to 6400 feet. During fiscal 1996 the Company formed two Drilling Programs and raised investor funds of $6,460,000 as compared to three Drilling Programs with investor funds of $8,406,000 during fiscal 1995. The first Drilling Program of fiscal 1996 was formed forty-five days later than the first Drilling Program of fiscal 1995, thereby delaying the number of wells completed and the recognition of revenue for the fiscal year.

         Well operating, transportation and other revenues for fiscal 1996 decreased $1,204,079 (43%) compared to fiscal 1995 primarily due to a $1,175,898 decline in unaffiliated third party gas sales. The Company reduced the number of low margin third party gas transactions in favor of focusing its gas marketing department on its proprietary gas sales during the period of low natural gas prices. Although the Company actively pursues these sales, the amount of third party gas sales may vary materially from year to year.

         Revenue from administrative, management and agency fees, which are based on a percentage of the total investor capital raised in all of the Drilling Programs, increased by $98,041 (12%) for fiscal 1996, as compared to fiscal 1995, due to the formation of the Drilling Programs in fiscal 1996 coupled with the ongoing administrative fees accrued from the fiscal 1995 Drilling Programs.

EXPENSES

         Oil and gas production expenses increased $235,775 (42%) for fiscal 1996 compared to fiscal 1995. This increase was primarily due to costs associated with reworking two wells in the Gulf Coast area and costs associated with the production enhancement program on the 163 wells the Company acquired in December 1994. The Company was successful in reworking one Gulf Coast area well while the results of the second well will not be known until the first or second quarter of fiscal 1997.

         Drilling costs for fiscal 1996 compared to fiscal 1995 decreased $3,017,661 (42%) due to the decrease in the number of wells completed between comparable periods. However, the profit margin on drilling revenues increased from 18% for fiscal 1995 to 24% for fiscal 1996. The increase in the drilling profit margin is due to lower drilling costs associated with the average depth of the Company's Upper Devonian and Clinton/Medina wells and improved cost controls for wells currently recognized in revenue compared to the prior period. The Company's Upper Devonian and Clinton/Medina wells averaged 4,200 feet in depth for fiscal 1996 compared to an average of 5,400 feet in depth for fiscal 1995. The Company also reduced its interest in the fiscal 1996 Drilling programs to 20%, as compared to 25% in the fiscal 1995 Drilling Programs, and increased the turnkey drilling price the Company receives thereby effecting the Company's profit margin.

         Oil and gas operations expense decreased $1,061,522 (55%) in fiscal 1996 compared to fiscal 1995. This decrease was primarily due to the decrease in unaffiliated third party gas purchases related to third party gas sales as discussed above.

         Depreciation, depletion, amortization, impairment and other increased $1,587,721 (93%) in fiscal 1996 compared to fiscal 1995. This increase was primarily due to the Company's implementation of the Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". The Company routinely reviews its long-lived assets for impairment, although SFAS No. 121 required a different grouping of assets which caused an impairment for the period. At March 31, 1996 the Company's impairment of oil and gas properties and leases due to the accounting change was $1,561,776. The Statement of Financial Accounting Standards (SFAS) No. 121 requires the cumulative effect of the accounting change to be reported in net income in the year of adoption.

         Abandonment of oil and gas properties decreased $86,871 (59%) in fiscal 1996 compared to fiscal 1995. During fiscal 1996, the Company abandoned a deep zone in two wells associated with its drilling on acreage acquired in the purchase of 163 wells in western Pennsylvania. The Company, in conjunction with its Drilling Programs, at March 31, 1996 has completed one of the wells in a shallower formation and anticipates the completion of the second well in the first fiscal quarter of 1997.

         Interest expense increased to $772,731 in fiscal 1996 from $529,161 in fiscal 1995. This increase was associated with the Company's additional borrowings on its reducing revolving credit facility, the placement of a private debt financing with NAGIT (USA), a principal shareholder of the Company, and an increase in the prime interest rate. At March 31, 1996, $7,560,000 was outstanding under the Company's Credit Facility, as compared to $6,050,003 at March 31, 1995.

         Net operating loss of $1,215,474 for fiscal 1996 compares to net operating income of $785,671 for fiscal 1995. The increase in the operating loss was due primarily to the increase in depreciation, depletion, amortization, impairment and other which resulted from the accounting change promulgated by the Financial Accounting Standard Board causing an impairment of oil and gas properties and leases of $1,561,776. Without the affect of the impairment of oil and gas properties the Company's fiscal 1996 net operating loss would have been a net operating income of $346,302. Net income of $294,708 for fiscal 1995 decreased during fiscal 1996 to a net loss of $1,254,418 due primarily to the impairment of the Company's oil and gas properties and leases coupled with the lower net drilling income recognized and high interest expense.

COMPARISON OF FISCAL 1995 TO FISCAL 1994

REVENUES

         Oil and gas production revenues decreased $270,062 (9%) to $2,845,573 for fiscal 1995 as compared to $3,115,635 for the prior corresponding period. Natural gas production was relatively constant between years with a slight decrease in oil production. The decrease in revenue is primarily attributable to an average decrease in gas prices of 9% and a decline in oil production from the Company's Louisiana properties resulting from reworking of wells throughout fiscal 1995. For fiscal 1995 the Company received an average price of $15.92 per barrel of oil and $2.25 per Mcf of natural gas compared to an average price of $15.35 per barrel of oil and $2.46 per Mcf of natural gas received during fiscal 1994.

         Drilling revenues increased by $1,394,541 (19%) as a result of the increased drilling activity. The Company utilizes the completed contract method to recognize revenue on drilling contracts. Under this method, drilling revenues are recognized on wells when they are deemed to be substantially complete. For fiscal 1995 the Company recognized revenue on 74 wells as compared to 61 wells in fiscal 1994. This increase in the number of wells completed along with an increase in the Company's turnkey price resulted in increased drilling revenues.

         Well operating, transportation and other revenues for fiscal 1995 increased $1,153,201 (69%) as compared to fiscal 1994. The increase was primarily due to increased gas sales made to third parties of $1,310,998 in fiscal 1995 as compared to sales of $262,511 in fiscal 1994.

         Revenue from administrative, management and agency fees, which are based on a percentage of the total investor capital raised in all of the Drilling Programs, increased by $163,382 (25%) for fiscal 1995, as compared to fiscal 1994, due to the additional Drilling Programs.

EXPENSES

         Drilling costs in fiscal 1995 as compared to fiscal 1994 increased $1,286,375 (22%) primarily due to the increased number of wells completed in the recent period. The profit margin on drilling revenue decreased to 18% for fiscal 1995 from 20% for fiscal 1994.

         General and administrative expenses decreased $70,966 (2%) for fiscal 1995 as compared to fiscal 1994. A larger decrease was offset somewhat by Management's decision to withdraw its Registration Statement on Form S-2 resulting in additional expense of approximately $117,000 in associated costs in fiscal 1995. The Company retained certain capitalized costs incurred with the Registration Statement at March 31, 1995.

         Depreciation, depletion, amortization, impairment and other increased $181,256 (12%) for fiscal 1995 as compared to fiscal 1994. This increase was due to increased depreciation resulting from the Company's capital investment for gas gathering lines for new wells, depreciation of Company vehicles and amortization of costs associated with the Credit Facility. The Company continues to capitalize certain costs associated with its Drilling Programs resulting in an increased depreciable basis of its investment. Consequently, depreciation, depletion, amortization, impairment and other has increased in conjunction with increased Drilling Program activity in fiscal 1995.

         Abandonment of oil and gas properties increased $74,125 (101%), due primarily to a larger amount of the Company's Jurmonville acreage abandoned during fiscal 1995 as compared to fiscal 1994.

         Interest expense increased from $184,687 for fiscal 1994 to $529,161 for fiscal 1995. This increase is primarily associated with higher borrowings under the Credit Facility in order to fund a portion of the Company's additional investments in fiscal year 1995 Drilling Programs. At March 31, 1995, $6,050,003 was outstanding under the Company's Credit Facility, as compared to $3,465,774 at March 31, 1994.

         Net income for fiscal 1995 of $294,708 compares to $652,132 for fiscal 1994. The decrease in net income for fiscal 1995 resulted primarily from a decrease in oil and gas production revenues attributable to the decrease in the average price received for its gas. In addition, net income was decreased by the increase in interest expense due to the Company's additional borrowings in fiscal 1995 as compared to the prior year.

INFLATION AND CHANGES IN PRICES

         While the costs of operations have been and will continue to be affected by inflation, oil and gas prices have fluctuated during recent years and generally have not followed the same pattern as inflation. With today's global economy, especially in the area of oil and natural gas, Management believes that other forces of the economy and world events, such as OPEC, the weather, economic factors, and the effects of supply of natural gas in the United States and regionally have a more immediate effect on current pricing than inflation. The Company received an average price of $17.01 and $15.92 per barrel for fiscal 1996 and 1995, respectively, and $2.24 and $2.25 per Mcf for natural gas for fiscal 1996 and 1995, respectively. The general market for natural gas in the Appalachian Basin has remained weak for a longer period than the Company previously anticipated, however, gas prices have increased approximately 30% in the Company's last quarter of fiscal 1996 due to the colder Appalachian area weather. The reasons for the continued weak natural gas prices and recent increases in the gas prices can be attributed to supply and demand fluctuations caused by the weather sensitive nature of the industry. Although it is anticipated that there will be a decline in gas prices during the summer months compared to the winter of 1995/1996 the demand for gas by storage facilities may continue to keep gas prices above last year's low prices. Other variables potentially effecting gas prices are increased competition from Canadian gas, effects of gas storage and possibly Federal Energy Regulatory Commission ("FERC") Order 636. The FERC Order may have contributed to the lower spot market prices by mandating an unbundling of pipeline service and allowing open access to a variety of geographical markets. Management cannot predict what long-term effects FERC Order 636 will have on either spot market prices or longer term gas contracts.

         Currently, the Company sells natural gas under both fixed price contracts and on the spot market. The spot market price the Company receives for gas production is related to several variables, including the weather and the effects of gas storage. The Company anticipates that spot market prices will continue to fluctuate in response to various factors, primarily weather and market conditions.

         In an effort to position itself to take advantage of future increases in demand for natural gas, the Company continues to construct new pipeline systems in the Appalachian Basin and to contract with other pipeline systems in the region to transport natural gas production from Company wells.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's working capital was negative $ 360,000 at March 31, 1996 compared to negative $482,000 at March 31, 1995. The increase of $ 122,000 in working capital from March 31, 1995 reflects the Company's use of cash to purchase property and equipment to meet its obligations to fund its investments in the Drilling Programs. Also, the Company's current accounts receivable related to Federal Income Taxes increased during the year ended March 31, 1996. An amendment to the Credit Facility increased the Company's borrowing base to $9,360,000 (after adjustment for outstanding letters of credit) at March 31, 1996. As of March 31, 1996, the Company had $7,560,000 outstanding under its Credit Facility. North Coast's current ratio was .90 to 1.0 at March 31, 1996 and .90 to 1.0 at March 31, 1995.

         The following table summarizes the Company's financial position at March 31, 1995 and 1996:

(Amounts in Thousands)                                         1995                               1996
                                                               ----                               ----
                                                    Amount              %              Amount              %
                                                    ------             ---             ------             ---
Working capital                                     $   (482)          (3%)          $     (360)          (2%)
Property and equipment                                16,387          100                16,737          100
Other                                                    445            3                   253            2
                                                        ----           ---             --------         ----
     Total                                           $16,350          100%              $16,630          100%
                                                     =======          ====              =======          ====


Long-term debt                                      $  6,197            38%            $  8,954           54%
Deferred income taxes                                    930             6                  357            2
Stockholders' equity                                   9,223            56                7,319           44
                                                       -----           ----             -------         ----
     Total                                           $16,350           100%             $16,630          100%
                                                     =======           ====             =======          ====


CAPITAL RESOURCES AND REQUIREMENTS

         The oil and gas exploration and development activities of North Coast historically have been financed through the Drilling Programs, through internally generated funds, and from bank financing.

         The following table summarizes the Company's Statements of Cash Flows for the years ended March 31, 1994, 1995 and 1996:

(Amounts in Thousands)                                   1994                 1995                     1996
                                                         ----                 ----                     ----
                                                    Dollars      %         Dollars    %          Dollars    %
                                                    -------     ---        -------   ---         -------   ---
Net cash provided by operating activities            $3,318     73%        $2,428    40%         $1,049    27%
Net cash used for investing activities               (4,543)  (100)        (5,065)  (83)         (3,377)  (87)
Net cash provided by financing activities               516     11          3,708    60           1,513    39
                                                     ------    ---         ------   ---          ------  ----
Increase (decrease) in cash and cash equivalents     $ (709)   (16)%       $1,071    17%         $ (815) (21)%
                                                     ======   ====         ======   ===          ======  ====


(1) All items in the previous table are calculated as a percentage of total cash sources. Total cash sources include the following items, if positive: cash flow from operations before working capital changes, changes in working capital, net cash provided by investing activities and net cash provided by financing activities, plus any decrease in cash and cash equivalents.

         As the above table indicates, the Company's cash flow provided by operating activities decreased approximately $ 1,379,000 for fiscal 1996 as compared to fiscal 1995. This decrease is due to the reduced amount of funds raised in Drilling Programs, resulting in reduced drilling activity and lower profits.

         Net cash used for investing activities decreased from $5,065,000 (83% of cash sources) for fiscal 1995 to $3,377,000 (87% of cash sources) for fiscal 1996. The decrease of $1,688,000 was due to the Company's purchase of certain oil and gas interests in fiscal 1995 in western Pennsylvania compared to small individual purchases of working interests in fiscal 1996. In addition, the Company's investment in tangible equipment and gas gathering lines for Drilling Programs were reduced in fiscal 1996, compared to fiscal 1995, due to the reduced number of wells drilled, the timing and amount of funds raised in Drilling Programs and the reduced investment in tangibles resulting from drilling shallower wells.

         Net cash provided by financing activities decreased by $2,195,000 from fiscal 1995 to fiscal 1996. This decrease reflects the sale of stock in fiscal 1995 without a corresponding sale of stock in fiscal 1996 coupled with a decrease in overall borrowings between the comparable periods.

         On September 20, 1993 the Company entered into an agreement with an affiliate of its lender to provide a reducing revolving line of credit of up to $10,000,000 (the "Credit Facility"). The Credit Facility (as amended for borrowing base adjustments) provided the Company with available (future) borrowings of $9,360,000 (after adjustment for outstanding letters of credit) at March 31, 1996 based upon the Company's financial position and level of oil and natural gas and pipeline-based reserves, with available borrowings reducing $110,000 at the first of each month. Available borrowings also are subject to reduction based upon the amount of outstanding letters of credit used to support certain bonding requirements ($140,000 as of March 31, 1996). The Credit Facility provides that availability is subject to adjustment based upon the Company's semi-annual reserve study and is subject to certain covenants (see
Note 4 to the Company's March 31, 1996 financial statements). As of March 31, 1996, the Company had $7,560,000 outstanding under the Credit Facility. At March 31, 1996 the Company was in violation of its stockholders' equity loan covenant, although this violation has been waived by the lender. Amounts borrowed under the Credit Facility bear interest at the lending bank's prime rate plus 1 1/2%. Also, at March 31, 1996, the Company had approximately $67,000 outstanding under a mortgage note payable. The mortgage note bears interest at the rate of 8% and requires the Company to make monthly payments of approximately $1,019 through July 2003. Also, subsequent to year end the Company purchased a building for its headquarters and entered into a mortgage note on May 13, 1996 for $540,000 over 15 year term with an interest rate of 8.58% to be renegotiated every five years.

         The amounts borrowed under its reducing revolving line of credit are secured by the Company's receivables, inventory, equipment and a first mortgage on certain of the Company's interests in oil and gas wells and reserves. The mortgage notes are secured by certain land and buildings.

         In addition to bank financing, the Company secured $335,000 in financing from NAGIT, a principal stockholder of the Company, relating to the purchase of certain producing wells, gas gathering lines and drilling locations. The amounts outstanding under the terms of the Company's financing arrangements with NAGIT are subordinated to the prior payment and amounts outstanding under the Company's Credit Facility, and bear an interest rate at the prime rate designated by the Chemical Bank, N.A., plus 1% (9.25% at March 31, 1996). This agreement grants NAGIT an overriding royalty interest in the acquired properties. Repayment of the loan is in cash based upon a percentage of the net monthly revenues from the acquired properties.

         Also, effective June 13, 1995, the Company entered into a Loan Agreement with NAGIT with respect to a loan of $1,000,000. The unsecured loan may be repaid in cash plus accrued interest (with approval of the Company's senior lender) with the proceeds of a sale of equity or may be converted into shares of Common Stock at the rate of $1.00 per share. The loan is subordinate to the Company's Credit Facility with its senior lender and bears interest at the rate of 8% per annum. As of March 31, 1996, the balance of the loan and accrued interest was $1,064,000. In connection with entering into the Loan Agreement, the Company issued a warrant to purchase 200,000 shares of Common Stock at $1.20 per share and a warrant to purchase 300,000 shares of Common Stock at $1.00 per share. The warrants may be redeemed by the Company for $.10 per share at its option upon 30 days written notice.

         The oil and gas industry is intensely capital driven and demands on the Company's capital resources may increase further during fiscal 1997. The potential increases may result from additional drilling and completion obligations of the Company relating to its sponsorship of Drilling Programs, further development of the Company's drilling prospects, the possibility of future joint ventures or other arrangements intended to assist in increasing the Company's reserve base and production revenues and the dividend obligations associated with the Company's Preferred stock.

         Management of the Company believes that internally generated funds and available borrowings under its Credit Facility will be sufficient to fund the Company's anticipated capital expenditures as well as its working capital needs through the end of the current fiscal year. During fiscal year 1996, the Company adhered to its plan of increasing drilling margins by adjusting both its percentage of ownership of the wells drilled by the Drilling Programs and the depths of these wells. The improvement in drilling margins was a result of reduced drilling and completion costs and increasing per well drilling revenues. Although Management has taken the steps outlined above, due to the amount of funds committed to current Drilling Programs and future projects, the uncertainties associated with the amount of funds which may be raised from investors in future Drilling Programs, and uncertainties associated with turnkey drilling costs and future production revenues, it may be necessary for the Company to secure additional sources of capital or financing for its future projects and to fund its obligations. In the event that available borrowings under the Credit Facility are not sufficient or if additional financing is needed and cannot be obtained, the Company believes that it would be required to change its growth oriented business strategy to conserve cash. In order to accomplish this objective, the Company believes that it would be necessary to take various actions, including reducing the amount of capital raised in future Drilling Programs, the introduction of certain cost cutting measures and the possible sale of certain assets. Management of the Company believes that measures of this type would have a material adverse effect on the Company.

ACCOUNTING STANDARDS

         In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation" which permits either recording the estimation value of Stock-Based compensation over the applicable vesting period or disclosing the unrecorded cost and the related effect on earnings per share in the notes to Consolidated Financial Statements. SFAS No. 123 is required to be adopted for Financial Statements with fiscal years beginning after December 15, 1995. The Company is currently reviewing the Accounting Standard and has not yet determined the effect, if any, on its Financial Statements.

ITEM 8.           FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA.

     The following pages contain the Financial Statements and supplementary data required by Item 8 of Part II of Form 10-K.

                            NORTH COAST ENERGY, INC.

                                AND SUBSIDIARIES



                        CONSOLIDATED FINANCIAL STATEMENTS

                    NORTH COAST ENERGY, INC. AND SUBSIDIARIES
                    -----------------------------------------


                          INDEX TO FINANCIAL STATEMENTS
                          -----------------------------



REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                                    F-3

FINANCIAL STATEMENTS:
         Consolidated balance sheets                                   F-4 - F-5
         Consolidated statements of operations                               F-6
         Consolidated statements of stockholders' equity               F-7 - F-8
         Consolidated statements of cash flows                         F-9 - F-10
         Notes to consolidated financial statements                   F-11 - F-24

              All other financial statement schedules have been
                   appropriately omitted if the information is not required or is furnished in the financial statements or in the notes thereto

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders of North Coast Energy, Inc.:

We have audited the accompanying consolidated balance sheets of North Coast Energy, Inc. (a Delaware corporation) and Subsidiaries as of March 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three fiscal years in the period ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of North Coast Energy, Inc. and Subsidiaries as of March 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three fiscal years in the period ended March 31, 1996, in conformity with generally accepted accounting principles.

As explained in Note 12 to the consolidated financial statements, in fiscal 1996, the Company changed its method of assessing the impairment of the capitalized costs of oil and gas properties and other long-lived assets.







Cleveland, Ohio,
   May 31, 1996.

                    NORTH COAST ENERGY, INC. AND SUBSIDIARIES
                    -----------------------------------------

                           CONSOLIDATED BALANCE SHEETS
                           ---------------------------

                             MARCH 31, 1995 AND 1996
                             -----------------------

                                     ASSETS
                                     ------

                                                                  1995            1996
                                                             ------------    ------------
CURRENT ASSETS:
   Cash and equivalents                                      $  2,366,660    $  1,551,748
   Accounts receivable-
     Trade, net                                                 1,592,321       1,339,601
     Affiliates                                                    59,243          97,993
   Inventories                                                    218,628          85,235
   Deferred income taxes                                           59,000          41,000
   Refundable income taxes                                             --         115,000
   Other, net                                                       7,682          22,097
                                                             ------------    ------------

         Total current assets                                   4,303,534       3,252,674
                                                             ------------    ------------





PROPERTY AND EQUIPMENT, at cost:
   Land                                                           122,699         122,699
   Oil and gas properties (successful efforts)                 21,051,552      23,769,853
   Pipelines                                                    3,187,714       3,696,277
   Vehicles                                                       384,241         427,920
   Furniture and fixtures                                         362,288         453,718
   Building and improvements                                      145,539         145,539
                                                             ------------    ------------
                                                               25,254,033      28,616,006

   Less- Accumulated depreciation, depletion, amortization
     and impairment                                            (8,867,435)    (11,879,077)
                                                             ------------    ------------
                                                               16,386,598      16,736,929




OTHER ASSETS, net                                                 445,534         253,206
                                                             ------------    ------------



                                                             $ 21,135,666    $ 20,242,809
                                                             ============    ============

        The accompanying notes are an integral part of these consolidated balance sheets.

                    NORTH COAST ENERGY, INC. AND SUBSIDIARIES
                    -----------------------------------------


                           CONSOLIDATED BALANCE SHEETS
                           ---------------------------

                             MARCH 31, 1995 AND 1996
                             -----------------------


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

                                                                                        1995            1996
                                                                                   ------------    ------------
CURRENT LIABILITIES:
   Current portion of long-term debt                                               $    432,100    $    213,060
   Accounts payable                                                                   3,644,368       2,481,558
   Accrued expenses                                                                     423,981         280,565
   Billings in excess of costs on uncompleted contracts                                 284,880         637,347
                                                                                   ------------    ------------

         Total current liabilities                                                    4,785,329       3,612,530
                                                                                   ------------    ------------

LONG-TERM DEBT, net of current portion                                                6,197,450       8,954,574

DEFERRED INCOME TAXES, net                                                              930,000         357,100

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
   Series A, 6% Noncumulative Convertible Preferred stock, par value $.01 per share; 563,270 shares authorized; 309,460 and 305,200 issued and outstanding (aggregate liquidation value of $3,094,600 and $3,050,200,
     respectively)                                                                        3,095           3,052
   Series B, Cumulative Convertible Preferred stock, par value
     $.01 per share; 625,000 shares authorized, 464,665 issued
     and outstanding (aggregate liquidation value $4,646,650)
                                                                                          4,647           4,647
   Undesignated Serial Preferred stock, par value $.01 per share; 811,730 shares
     authorized; none issued and outstanding                                                 --              --
   Common stock, par value $.01 per share; 40,000,000 shares
     authorized; 8,030,352 and 8,040,148 issued and outstanding                          80,304          80,402
   Additional paid-in capital                                                        12,083,024      12,082,969
   Retained deficit                                                                  (2,948,183)     (4,852,465)
                                                                                   ------------    ------------

         Total stockholders' equity                                                   9,222,887       7,318,605
                                                                                   ------------    ------------
                                                                                   $ 21,135,666    $ 20,242,809
                                                                                   ============    ============




              The accompanying notes are an integral part of these
                          consolidated balance sheets.

                    NORTH COAST ENERGY, INC. AND SUBSIDIARIES
                    -----------------------------------------

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      -------------------------------------

                FOR THE YEARS ENDED MARCH 31, 1994, 1995 AND 1996
                -------------------------------------------------

                                                                1994            1995            1996
                                                           ------------    ------------    ------------
REVENUE:
   Oil and gas production                                  $  3,115,635    $  2,845,573    $  2,848,610
   Drilling revenues                                          7,407,065       8,801,606       5,490,364
   Well operating, transportation and other                   1,661,347       2,814,548       1,610,469
   Administrative, management and agency fees                   649,630         813,012         911,053
                                                           ------------    ------------    ------------
                                                             12,833,677      15,274,739      10,860,496
                                                           ------------    ------------    ------------

COSTS AND EXPENSES:
   Oil and gas production expenses                              547,926         560,755         796,530
   Drilling costs                                             5,892,074       7,178,449       4,160,788
   Oil and gas operations                                       828,804       1,942,547         881,025
   General and administrative expenses                        3,020,268       2,949,302       2,878,762
   Depreciation, depletion, amortization, impairment and
     other                                                    1,529,382       1,710,638       3,298,359
   Abandonment of oil and gas properties                         73,252         147,377          60,506
                                                           ------------    ------------    ------------
                                                             11,891,706      14,489,068      12,075,970
                                                           ------------    ------------    ------------
INCOME (LOSS) FROM OPERATIONS                                   941,971         785,671      (1,215,474)
                                                           ------------    ------------    ------------

OTHER INCOME:
   Interest                                                      35,678          90,720          63,063
   Other                                                          9,545              --          14,429
   Gain on sale of property and equipment                        20,125              --          18,295
                                                           ------------    ------------    ------------
                                                                 65,348          90,720          95,787
                                                           ------------    ------------    ------------
OTHER EXPENSE:
   Interest                                                     184,687         529,161         772,731
   Loss on sale of property and equipment                            --           3,522              --
                                                           ------------    ------------    ------------
                                                                184,687         532,683         772,731
                                                           ------------    ------------    ------------

INCOME (LOSS) BEFORE INCOME TAXES                               822,632         343,708      (1,892,418)

PROVISION (CREDIT) FOR INCOME TAXES:
   Current                                                      274,000          82,000         (83,100)
   Deferred                                                    (103,500)        (33,000)       (554,900)
                                                           ------------    ------------    ------------
                                                                170,500          49,000        (638,000)
                                                           ------------    ------------    ------------
NET INCOME (LOSS)                                          $    652,132    $    294,708    $ (1,254,418)
                                                           ============    ============    ============

NETLOSS APPLICABLE TO COMMON STOCK
   (after Preferred stock dividends of
   $680,165, $654,111 and $649,864 in 1994,
   1995 and 1996, respectively)
                                                           $    (28,033)   $   (359,403)   $ (1,904,282)
                                                           ============    ============    ============

NET LOSS PER SHARE (primary and fully diluted)
                                                           $       0.00    $      (0.05)   $      (0.24)
                                                           ============    ============    ============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                    NORTH COAST ENERGY, INC. AND SUBSIDIARIES
                    -----------------------------------------


                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 -----------------------------------------------

                FOR THE YEARS ENDED MARCH 31, 1994, 1995 AND 1996
                -------------------------------------------------



                                                                Series A               Series B
                                                             Preferred Stock         Preferred Stock
                                                           -------------------    -------------------
                                                            Shares      Amount     Shares      Amount
                                                           --------    -------    --------    -------
BALANCE, MARCH 31, 1993                                     343,380    $ 3,434     479,200    $ 4,792

   Net income                                                    --         --          --         --
   Issuance of Common stock                                      --         --          --         --
   Shares converted                                         (25,715)      (257)     (3,800)       (38)
   Stock distribution                                            --         --          --         --
   Dividends on Series A Preferred stock ($.60 per
     share)                                                      --         --          --         --
   Dividends on Series B Preferred stock ($1.00 per
     share)                                                      --         --          --         --
                                                           --------    -------    --------    -------

BALANCE, MARCH 31, 1994                                     317,665      3,177     475,400      4,754

   Net income                                                    --         --          --         --
   Exercise of stock options                                     --         --          --         --
   Issuance of Common stock                                      --         --          --         --
   Shares converted                                          (8,205)       (82)    (10,735)      (107)
   Dividends on Series A Preferred stock ($.60 per
     share)                                                      --         --          --         --
   Dividends on Series B Preferred stock ($1.00 per share)       --         --          --         --
                                                           --------    -------    --------    -------

BALANCE, MARCH 31, 1995                                     309,460      3,095     464,665      4,647

   Net loss                                                      --         --          --         --
   Shares converted                                          (4,260)       (43)         --         --
   Dividends on Series A Preferred stock ($0.60 per
     share)                                                      --         --          --         --
   Dividends on Series B Preferred stock ($1.00 per
     share)                                                      --         --          --         --
                                                           --------    -------    --------    -------

BALANCE, MARCH 31, 1996                                     305,200    $ 3,052     464,665    $ 4,647
                                                           ========    =======    ========    =======



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                    NORTH COAST ENERGY, INC. AND SUBSIDIARIES
                    -----------------------------------------


                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 -----------------------------------------------

                FOR THE YEARS ENDED MARCH 31, 1994, 1995 AND 1996
                -------------------------------------------------



    Common Stock        Additional                       Total
-------------------      Paid-In        Retained     Stockholders'
  Shares     Amount      Capital        Deficit         Equity
---------   -------   ------------    -----------    -----------

5,330,375   $53,304   $  8,537,919    $(1,012,088)   $ 7,587,361

       --        --             --        652,132        652,132
  100,000     1,000        127,962             --        128,962
   70,430       704           (409)            --             --
  825,951     8,260      1,540,399     (1,548,659)            --

       --        --             --       (203,365)      (203,365)

       --        --             --       (476,800)      (476,800)
---------   -------   ------------    -----------    -----------

6,326,756    63,268     10,205,871     (2,588,780)     7,688,290

       --        --             --        294,708        294,708
   23,000       230         22,270             --         22,500
1,600,000    16,000      1,855,500             --      1,871,500
   80,596       806           (617)            --             --

       --        --             --       (188,571)      (188,571)

       --        --             --       (465,540)      (465,540)
---------   -------   ------------    -----------    -----------

8,030,352    80,304     12,083,024     (2,948,183)     9,222,887

       --        --             --     (1,254,418)    (1,254,418)
    9,796        98            (55)            --             --

       --        --             --       (185,199)      (185,199)

       --        --             --       (464,665)      (464,665)
---------   -------   ------------    -----------    -----------

8,040,148   $80,402   $ 12,082,969    $(4,852,465)   $ 7,318,605
=========   =======   ============    ===========    ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                    NORTH COAST ENERGY, INC. AND SUBSIDIARIES
                    -----------------------------------------


                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                FOR THE YEARS ENDED MARCH 31, 1994, 1995 AND 1996
                -------------------------------------------------



                                                             1994           1995           1996
                                                         -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)                                   $   652,132    $   294,708    $(1,254,418)
     Adjustments to reconcile net income (loss) to net
       cash provided by operating activities-
         Depreciation, depletion, amortization,
           impairment and other                            1,529,382      1,710,638      3,298,359
         Abandonment of oil and gas properties                73,252        147,377         60,506
         Loss (gain) on sale of property and
           equipment                                         (20,125)         3,522        (18,295)
         Deferred income taxes                              (103,500)       (33,000)      (554,900)
         Change in-
           Accounts receivable                              (268,469)      (404,481)       213,970
           Inventories and other current assets               25,529       (187,258)       118,979
           Refundable income taxes                                --             --       (115,000)
           Other assets, net                                 (18,924)       (48,156)        88,129
           Accounts payable                                  843,324      1,340,497       (997,350)
           Accrued expenses                                  129,290          9,886       (143,417)
           Billings in excess of costs on
              uncompleted contracts                          475,628       (405,892)       352,467
                                                         -----------    -----------    -----------

                    Total adjustments                      2,665,387      2,133,133      2,303,448
                                                         -----------    -----------    -----------

                    Net cash provided by operating
                      activities                           3,317,519      2,427,841      1,049,030
                                                         -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of property and equipment                  (4,557,595)    (5,075,715)    (3,389,274)
     Proceeds on sale of property and equipment               15,000         10,620         12,253
                                                         -----------    -----------    -----------

                    Net cash used for investing
                      activities                          (4,542,595)    (5,065,095)    (3,377,021)
                                                         -----------    -----------    -----------




              The accompanying notes are an integral part of these
                       consolidated financial statements.

                    NORTH COAST ENERGY, INC. AND SUBSIDIARIES
                    -----------------------------------------


                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                      -------------------------------------

                FOR THE YEARS ENDED MARCH 31, 1994, 1995 AND 1996
                -------------------------------------------------


                                                            1994           1995           1996
                                                        -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Payments of accounts payable used to finance
       property and equipment additions
                                                        $   (74,878)   $  (335,552)   $  (236,422)
     Borrowings under revolving credit facility           5,515,774      3,020,000      3,800,000
     Borrowings under note payable to stockholder
                                                                 --        335,000      1,064,000
     Repayment of borrowings under revolving credit
       facility                                          (2,750,000)      (435,771)    (2,290,003)
     Payments on long-term debt                          (1,499,339)       (89,321)      (127,278)
     Cash paid for deferred financing                      (124,178)       (25,973)       (47,354)
     Exercise of stock options                                   --         22,500             --
     Proceeds from issuance of Common stock                 128,962      1,871,500             --
     Distributions and dividends                           (680,165)      (654,111)      (649,864)
                                                        -----------    -----------    -----------

                    Net cash provided by financing
                      activities                            516,176      3,708,272      1,513,079
                                                        -----------    -----------    -----------

INCREASE (DECREASE) IN CASH AND EQUIVALENTS
                                                           (708,900)     1,071,018       (814,912)

CASH AND EQUIVALENTS AT BEGINNING OF YEAR
                                                          2,004,542      1,295,642      2,366,660
                                                        -----------    -----------    -----------

CASH AND EQUIVALENTS AT END OF YEAR
                                                        $ 1,295,642    $ 2,366,660    $ 1,551,748
                                                        ===========    ===========    ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
     Cash paid during the year for-
       Interest                                         $   184,000    $   521,000    $   716,000
       Income taxes                                         120,000        155,000         30,000

SUPPLEMENTAL DISCLOSURES ON NONCASH INVESTING AND
   FINANCING ACTIVITIES:
     Long-term debt incurred for the purchase of
       property and equipment                           $    84,000    $   111,000    $    91,000
     Accounts payable incurred for the purchase of
       property and equipment                               336,000        236,000         71,000
     Accounts payable from interest on long-term debt            --             --         64,000


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                    NORTH COAST ENERGY, INC. AND SUBSIDIARIES
                    -----------------------------------------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                          MARCH 31, 1994, 1995 AND 1996
                          -----------------------------



1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
   ------------------------------------------------------------

A. Organization
   ------------

North Coast Energy, Inc. (North Coast), a Delaware corporation, was formed in August 1988 to engage in the exploration, development and production of oil and gas, the acquisition of producing oil and gas properties, and the organization and management of oil and gas partnerships.

B. Principles of Consolidation
   ---------------------------

The consolidated financial statements include the accounts of North Coast Energy, Inc. and its wholly owned subsidiaries (collectively, the Company), North Coast Operating Company (NCOC), and NCE Securities, Inc. (NCE Securities). In addition, the Company's investments in oil and gas drilling partnerships, which are accounted for under the proportional consolidation method, are reflected in the accompanying financial statements. The Company's ownership of revenues in these drilling partnerships is as follows:

          Capital Drilling Fund 1986-1 Limited Partnership                          13.2%

          North Coast Energy/Capital 1987-1 Appalachian
             Drilling Program Limited Partnership                                   33.7%

          North Coast Energy/Capital 1987-2 Appalachian
             Drilling Program Limited Partnership                                   27.0%

          North Coast Energy/Capital 1988-1 Appalachian Drilling
             Program Limited Partnership                                            25.5%

          North Coast Energy/Capital 1988-2 Appalachian
             Drilling Program Limited Partnership                                   34.8%

          North Coast Energy/Capital 1989 Appalachian
             Drilling Program Limited Partnership                                   30.0%

          North Coast Energy 1990-1 Appalachian Drilling
             Program Limited Partnership                                            25.0%

          North Coast Energy 1990-2 Appalachian Drilling
             Program Limited Partnership                                            25.7%

          North Coast Energy 1990-3 Appalachian Drilling
             Program Limited Partnership                                            25.0%

          North Coast Energy 1991-1 Appalachian Drilling
             Program Limited Partnership collectively,
                                                                                    26.5%

          North Coast Energy 1991-2 Appalachian Drilling
             Program Limited Partnership                                             25.0%

          North Coast Energy 1991-3 Appalachian Drilling
             Program Limited Partnership                                             25.0%

          North Coast Energy 1992-1 Appalachian Drilling
             Program Limited Partnership                                             25.0%

          North Coast Energy 1992-2 Appalachian Drilling
             Program Limited Partnership                                             25.0%

          North Coast Energy 1992-3 Appalachian Drilling
             Program Limited Partnership                                             39.5%

          North Coast Energy 1993-1 Appalachian Drilling
             Program Limited Partnership                                             30.3%

          North Coast Energy 1993-2 Appalachian Drilling
             Program Limited Partnership                                             31.0%

          North Coast Energy 1993-3 Appalachian Drilling
             Program Limited Partnership                                             30.0%

          North Coast Energy 1994-1 Appalachian Drilling
             Program Limited Partnership                                             30.0%

          North Coast Energy 1994-2 Appalachian Drilling
             Program Limited Partnership                                             25.0%

          North Coast Energy 1994-3 Appalachian Drilling
             Program Limited Partnership                                             25.0%

          North Coast Energy 1995-1 Appalachian Drilling
             Program Limited Partnership                                             20.0%

          North Coast Energy 1995-2 Appalachian Drilling
             Program Limited Partnership                                             20.0%

All significant intercompany accounts and transactions have been eliminated.

C. Cash Equivalents
   ----------------

Investments having an original maturity of 90 days or less that are readily convertible into cash have been included in, and are a significant portion of, the cash and equivalents balances.

D. Property and Equipment
   ----------------------

Property and equipment are stated at cost and are depreciated or depleted principally on methods and at rates designed to amortize their costs over their estimated useful lives (proved oil and gas properties using the unit-of-production method based upon estimated proved developed oil and gas reserves, pipelines using the straight-line method over 10 to 14 years, vehicles, furniture and fixtures using accelerated methods over 3 to 7 years, building and improvements using accelerated methods over 31 years).

E. Oil and Gas Investments and Properties
   --------------------------------------

The Company uses the successful efforts method of accounting for oil and gas producing activities. Under successful efforts, costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells are capitalized.

Costs to drill exploratory wells that do not find proved reserves, costs of development wells on properties the Company has no further interest in, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed.

Unproved oil and gas properties that are significant are periodically assessed for impairment of value and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are expensed when surrendered or expired.

When a property is determined to contain proved reserves, the capitalized costs of such properties are transferred from unproved properties to proved properties and are amortized by the unit-of-production method based upon estimated proved developed reserves. To the extent that capitalized costs of groups of proved properties having similar characteristics exceed the estimated future net cash flows, the excess capitalized costs are written down to such amounts. Impairment is recorded on a drilling program or property specific basis, as applicable.

On sale or abandonment of an entire interest in an unproved property, gain or loss is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

F. Revenue Recognition
   -------------------

The Company recognizes revenue on drilling contracts using the completed contract method of accounting for both financial reporting purposes and income tax purposes. This method is used because the typical contract is completed in three months or less and financial position and results of operations do not vary significantly from those which would result from use of the percentage-of-completion method.

Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Billings in excess of costs on uncompleted contracts are classified as current liabilities.

Oil and gas production revenue is recognized as income as it is extracted and sold from the properties. Other revenue is recognized at the time it is earned and the Company has a contractual right to such revenue.

G. Per Share Amounts
   -----------------

The computation of primary and fully diluted earnings per share for 1994, 1995 and 1996 does not assume the conversion of the Series A and B Preferred stock or the effect of warrants and stock options outstanding due to a calculated loss (after dividends) being incurred in each period and the effect, therefore, being anti-dilutive. The average number of outstanding shares used in computing both primary and fully diluted loss per share was 6,195,091, 7,210,268 and 8,033,642 for the years ended March 31, 1994, 1995 and 1996, respectively.

H. Risk Factors
   ------------

The Company operates in an environment with many financial risks, including, but not limited to, its limited history of profitable operations, the ability to acquire additional economically recoverable oil and gas reserves, the continued ability to market drilling programs, the inherent risks of the search for development of and production of oil and gas, the ability to sell oil and gas at prices which will provide attractive rates of return, and the highly competitive nature of the industry and worldwide economic conditions. The Company's ability to expand its reserve base, diversify its operations and continue its marketing efforts for and investments in drilling programs is also dependent upon the Company's ability to obtain the necessary capital through operating cash flow, additional borrowings or additional equity funds.

I. Accounting Estimates
   --------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

J. Financial Instruments
   ---------------------

The Company's financial instruments include cash and equivalents, accounts receivable, accounts payable and debt obligations. The book value of cash and equivalents, accounts receivable and payable are considered to be representative of fair value because of the short maturity of these instruments. The Company believes that the carrying value of its borrowings under its bank credit facility and other debt obligations approximates their fair value as they bear interest at adjustable interest rates which change periodically to reflect market conditions. The Company's accounts receivable are concentrated in the oil and gas industry. The Company does not view such a concentration as an unusual credit risk.

2. BILLINGS IN EXCESS OF COSTS ON UNCOMPLETED CONTRACTS:
   -----------------------------------------------------

Billings in excess of costs on uncompleted contracts consist of the following at March 31:

                                              1995         1996
                                          --------   ----------
Billings on uncompleted contracts         $687,850   $1,518,486
Costs incurred on uncompleted contracts
                                           402,970      881,139
                                          --------   ----------
                                          $284,880   $  637,347
                                          ========   ==========

3. LEASE COMMITMENTS:
   ------------------

The Company leases real and personal property under operating leases. The most significant obligations under these lease agreements are for annual building rentals, which include standard maintenance and insurance. Total rental expense under the operating leases for the years ended March 31, 1994, 1995 and 1996, amounted to approximately $73,000, $80,000 and $82,000, respectively. In 1994, 1995 and 1996, rent expense of approximately $65,000 was incurred pursuant to the lease of the Company's corporate headquarters from one of the Company's principal stockholders.

The Company currently has no noncancelable operating leases which require future minimum rental payments.

4. LONG-TERM DEBT:
   ---------------

Long-term debt consists of the following at March 31:

                                                                                     1995         1996
                                                                                 ----------   ----------
Revolving credit notes payable--bank                                             $6,050,003   $7,560,000

Notes payable to stockholder with interest at prime
   plus 1% and 8%                                                                   335,000    1,386,842

Mortgage note payable to a bank, secured by land and a building, requiring monthly payments of approximately $1,019 (including interest at 8%) through
   July 2003
                                                                                     73,790       67,842

Various installment notes payable in aggregate monthly installments (including interest) of $8,585 and $11,012 at March 31, 1995 and 1996, respectively, through 1999
                                                                                    170,757      152,950
                                                                                 ----------   ----------
                                                                                  6,629,550    9,167,634

Less- Current portion                                                               432,100      213,060
                                                                                 ----------   ----------
                                                                                 $6,197,450   $8,954,574
                                                                                 ==========   ==========

The Company has an agreement with its lender to provide a reducing revolving line of credit of up to $10,000,000. Available borrowings under this agreement are computed based on a borrowing base determined semi-annually by the lender, based upon the Company's financial position and level of oil and gas and pipeline based reserves, and are further reduced based upon the amount of outstanding letters of credit used to support certain bonding requirements ($140,000 at March 31, 1996). The borrowing base is reduced monthly by an amount determined by the lender at the semi-annual borrowing base determination. At March 31, 1996, the borrowing base was $9,360,000, and required monthly reductions of $110,000 beginning in May 1996. Available borrowings under the revolving line of credit were $1,800,000 at March 31, 1996, and may subsequently change based on the semi-annual reserve study and borrowing base determination. The revolving line of credit can be renewed annually or converted to a term loan at the Company's option prior to its expiration in fiscal 1998.

Amounts outstanding under the reducing revolving line of credit bear interest at the lending bank's prime rate plus 1.5% or approximately 10.5% and 9.75% at March 31, 1995 and 1996, respectively. The weighted average interest rate on these borrowings was 9.6% and 10.4% for fiscal 1995 and 1996, respectively. The agreement requires the Company to pay a commitment fee of .5% on the unused amount of the available borrowings and closing costs of 1% on any increase in borrowing availability. The agreement contains certain restrictive covenants, including minimum working capital, minimum stockholders' equity and a minimum debt coverage ratio, as defined. The Company was in compliance with or had received waivers with respect to all covenants and restrictions at March 31, 1996.

The revolving credit facility and the notes are collateralized by substantially all of the Company's assets including receivables, inventory, equipment and a first mortgage on certain of the Company's interests in oil and gas wells and reserves.

The Company has two notes payable to a stockholder. One note is payable out of future operating revenues, as defined. The note is subordinated to the borrowings under the revolving credit notes payable - bank. During fiscal 1996, the Company entered into an additional note payable with the same stockholder for $1,000,000. This note can be repaid in either shares of common stock or proceeds of a public offering, as defined. This note is also subordinated to the borrowings under the revolving credit notes payable - bank.

Future maturities of long-term debt for the years ended March 31, are as follows:

          Fiscal 1997                           $  213,060
          Fiscal 1998                            8,895,174
          Fiscal 1999                               14,115
          Fiscal 2000                                9,268
          Fiscal 2001                               10,127
          Thereafter                                25,890
                                                ----------
                                                $9,167,634
                                                ==========

The carrying amount of the Company's long-term debt approximates fair value, as primarily all of the Company's debt instruments carry adjustable interest rates which change periodically to reflect market conditions.

5. STOCKHOLDERS' EQUITY:
   ---------------------

A. Preferred Stock
   ---------------

The Board of Directors of North Coast has designated 563,270 shares of the 2,000,000 shares of preferred stock authorized as Series A, 6% Convertible Noncumulative Preferred stock (Series A Preferred stock) and 625,000 shares of preferred stock as Series B, Cumulative Convertible Preferred stock (Series B Preferred stock).

Stockholders of Series A Preferred stock are entitled to vote such shares on any and all matters submitted to a vote of the stockholders of the Company based upon the number of votes such stockholders would have if the Series A Preferred stock been converted into shares of common stock of the Company. Holders of shares of Series A Preferred stock are entitled to receive noncumulative cash dividends at an annual rate of $.60 per share. Shares of Series A Preferred stock are senior to shares of common stock with respect to such cash dividends and junior to shares of Series B Preferred stock.

Series A Preferred stock is convertible, at the stockholder's option, into shares of common stock at the conversion rate of 2.3 shares of common stock for each share of Series A Preferred stock converted.

All of the outstanding shares of Series A Preferred stock shall, at the option of North Coast, be converted into shares of common stock pursuant to an effective registration statement, as defined.

In the case where North Coast issues warrants or rights to purchase shares of common stock of the Company, each record holder of outstanding shares of Series A Preferred stock will receive the kind and amount of such warrants or rights so issued which such holder would have been entitled to upon such issuance had all of the holders of shares of Series A Preferred stock been converted, as defined.

The Series A Preferred stock is redeemable at the option of North Coast at a price of $10 per share. North Coast does not have any obligation to redeem the Series A Preferred stock.

In the event of a voluntary or involuntary liquidation, dissolution or winding up of North Coast, holders of the Series A Preferred stock are entitled to be paid $10 per share out of the assets of North Coast but after payment of other indebtedness of North Coast, after payment or distribution to the holders of Series B Preferred stock, but prior to any distribution to holders of the common stock.

Holders of shares of Series B Preferred stock are entitled to receive, when, as and if declared by the Board of Directors cash dividends at an annual rate of $1.00 per share, payable quarterly.

In the event of any liquidation, dissolution or winding up of the Company, holders of shares of Series B Preferred stock are entitled to receive the liquidation preference of $10 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of common stock and Series A Preferred stock, as defined. After payment of the liquidation preference, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Company.

Each outstanding share of Series B Preferred stock will be entitled to one vote, excluding shares held by the Company or any entity controlled by the Company, which shares shall have no voting rights.

Whenever distributions on the Series B Preferred stock have not been paid, as defined, the number of directors of the Company will be increased by two, and the holders of the Series B will be entitled to elect such two additional directors to the Board of Directors. Such voting right will terminate when all such distributions accrued and in default have been paid in full or set apart for payment, as defined.

Effective December 18, 1995, the Series B Preferred stock was redeemable at the option of the Company, at $10 per share plus any accrued and unpaid dividends, as defined.

There is no mandatory redemption or sinking fund obligation with respect to the Series B Preferred stock. In the event that the Company has failed to pay accrued dividends on the Series B Preferred stock, it may not redeem any of the outstanding shares of the Series B Preferred stock until all such accrued and unpaid distributions have been paid in full.

The holders of Series B Preferred stock shall have the right, exercisable at their option, to convert any or all of such shares into 5.75 shares of common stock.

B. Common Stock Warrants
   ---------------------

Warrants issued in connection with the Series B Preferred stock entitle the holders thereof to purchase 1.15 shares of common stock with each warrant at a price of $2.61 per share, as defined. The warrants issued in connection with the Series B Preferred stock expire on December 18, 1997. There are 2,500,000 Series B warrants outstanding at March 31, 1995 and 1996, respectively.

The Company has entered into a loan agreement with an existing stockholder (Note
4). In conjunction therewith, the Company granted the stockholder certain warrants to purchase 200,000 shares of common stock at $1.20 per share and 300,000 shares of common stock at $1.00 per share, as defined. These warrants are exercisable on June 13, 1995 and expire on June 13, 2000 and 1998, respectively. The warrants may be redeemed by the Company for $.10 per share at its option upon 30 days written notice.

C. Series B Unit Warrants
   ----------------------

In connection with the issuance of the Series B Preferred stock, the underwriter of the issue received 50,000 warrants to purchase Series B Units at $12.00 per unit. A Series B Unit consists of one share of Series B Preferred stock, and five warrants to purchase 1.15 shares of common stock at $2.61 per share. None of these warrants were exercised as of March 31, 1996.

D. Stock Options and Stock Appreciation Rights
   -------------------------------------------

North Coast has a stock option plan (the Option Plan) to provide incentives to stimulate interest in the development and financial success of the Company. The Option Plan provides for the granting of stock options to purchase common stock at an option price determined by North Coast's Compensation Committee (the Committee). The Committee shall determine the expiration date but no option shall be exercisable for a period of more than 10 years. The aggregate fair market value of the common stock exercisable for the first time during any calendar year shall not exceed $100,000. Options granted under the Option Plan terminate upon the employee leaving the Company. The Company, from time to time, may issue additional options outside the plan.

Stock option transactions during 1994, 1995 and 1996 are summarized as follows:

                                                   Options       Price Range
                                                 Outstanding     -----------
                                                 -----------
          March 31, 1993                            357,581

          Options granted                           345,000             $1.52
          Options canceled                          (57,787)      $1.38-$2.17
                                                  ---------

          March 31, 1994                            644,794

          Options exercised                         (23,000)             $.99
          Options granted                            57,500       $1.50-$1.88
          Options canceled                         (125,925)       $.98-$1.52
                                                  ---------

          March 31, 1995                            553,369

          Options granted                            10,000              $.94
          Options canceled                          (63,538)       $.98-$2.17
                                                  ---------

          March 31, 1996                            499,831
                                                  =========

          Exercisable at March 31, 1996             499,831
                                                  =========

A summary of stock options outstanding at March 31, 1996 follows:

                                                             Options         Option
             Exercisable at March 31, 1996 through:        Outstanding        Price
             --------------------------------------        -----------        -----
          August 31, 1997                                     124,131         $4.91
          February 20, 1999                                   230,000         $1.52
          May 31, 1999                                         20,000         $1.88
          October 10, 1999                                     20,000         $1.50
          January 18, 2000                                     17,500         $1.62
          March 12, 2001                                       10,000          $.94
          May 17, 2001                                         69,000          $.98
          March 19, 2003                                        5,750         $1.38
          March 31, 2003                                        3,450         $1.55
                                                              -------
                                                              499,831
                                                              =======

Stock appreciation rights may be awarded by the Committee at the time or subsequent to the time of the granting of options. Stock appreciation rights awarded shall provide that the option holder shall have the right to receive an amount equal to 100% of the excess, if any, of the fair market value of the shares of common stock covered by the option over the option price payable, as defined.

E. Stock Bonus Plan
   ----------------

The Company has a Key Employees Stock Bonus Plan (the Bonus Plan) to provide key employees, as defined, with greater incentive to serve and promote the interests of the Company and its shareholders. The aggregate number of shares of common stock which may be issued as bonuses shall be 230,000 shares of common stock, as defined. The expenses of administering the Bonus Plan shall be borne by the Company. The Bonus Plan will terminate on February 1, 2001. The Company has issued 66,958 shares of common stock related to this plan since inception.

F. Stock Distribution
   ------------------

In fiscal 1994, the Board of Directors of the Company declared a 15% common stock distribution. In March 1994, 825,951 shares of common stock were issued as a result of this distribution.

6. INCOME TAXES:
   -------------

The Company has adopted the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns.

Income taxes differed from the amount computed by applying the federal statutory rates to pretax book income as follows:

                                                     1994         1995         1996
                                                  ---------    ---------    ---------
          Provision based on the statutory rate   $ 280,000    $ 125,000    $(643,000)

          Tax effect of:
          Adjustment from prior years                12,500       18,000       39,000
          Statutory depletion                      (119,000)    (108,000)    (109,000)
          Other - net                                (3,000)      14,000       75,000
                                                  ---------    ---------    ---------

                   Total                          $ 170,500    $  49,000    $(638,000)
                                                  =========    =========    =========

The components of the net deferred tax liability as of March 31, 1995 and 1996 were as follows:

                                                               1995         1996
                                                            ---------    ---------
          DEFERRED TAX LIABILITIES:
             Property and equipment                         $(551,000)   $(364,000)
             Partnership income difference                   (212,000)          --
             Other                                           (167,000)    (106,100)
                                                            ---------    ---------

                   Total deferred tax liabilities            (930,000)    (470,100)
                                                            ---------    ---------

          DEFERRED TAX ASSETS:
             Alternative minimum tax credit carryforwards     204,000      367,000
             Other financial reserves                          59,000       81,000
             Partnership income difference                         --       73,000
             Less- Valuation allowance                       (204,000)    (367,000)
                                                            ---------    ---------

                   Total deferred tax assets                   59,000      154,000
                                                            ---------    ---------

                   Net deferred tax liability               $(871,000)   $(316,100)
                                                            =========    =========

7. PROFIT SHARING PLAN:
   --------------------

The Company has a profit sharing plan that provides retirement and death benefits to participants and covers substantially all employees. Company contributions are discretionary and are allocated to the participants' accounts based upon their compensation and are subject to a graded vesting schedule which allows 20% vesting after two years of vesting service with an additional 20% vesting for each complete year of vesting service thereafter. Contributions of approximately $44,000 and $15,000 were accrued for the years ended March 31, 1994 and 1996, respectively. No contribution was accrued for the year ended March 31, 1995.

North Coast provides no significant postretirement and/or postemployment benefits other than the profit sharing plan discussed above.

8. OTHER COMMITMENTS AND CONTINGENCIES:
   ------------------------------------

North Coast Energy, Inc., as general partner of several limited partnerships, has committed to fund certain costs (primarily tangible well costs and saleslines additions) of the partnerships as they are incurred. At March 31, 1996, management estimates the commitment to fund such costs to be approximately $916,000. The commitment is expected to be funded by September 30, 1996.

The Company shares in unlimited liability to third parties with respect to the operations of the partnerships it has sponsored and may be liable to limited partners for losses attributable to breach of fiduciary obligations. In certain partnerships, certain investors have participated as co-general partners in such partnerships. To make such investments more acceptable to potential investors (from a standpoint of risks to such investors) North Coast has agreed to indemnify these investor-general partners from any partnership liability which they may incur in excess of their contributions.

Effective December 31, 1994, the Chairman of the Board of the Company resigned. In connection therewith, an existing employment contract was terminated and a consulting and noncompete agreement was entered into. The consulting and noncompete agreement provides for the payment of fees of $165,000 per year, and certain benefits and expenses, as defined, for a three-year period.

The Company has entered into employment contracts with three of its officers that provide for a minimum annual salary and incentives based on the Company's sales and profitability. The commitment, including minimum incentives, amounts to $430,000 for the years ending March 31, 1996, 1997 and 1998 plus CPI adjustments. In addition, each employment contract provides for: reimbursement of certain business expenses; life insurance ranging from $500,000 to $1,000,000; disability benefits for a stated period of time as defined, and termination benefits of between one and three years' salary.

9. INDUSTRY SEGMENTS AND MAJOR CUSTOMERS:
   --------------------------------------

North Coast and its subsidiaries operate in a single industry segment, the acquisition, exploration and development of oil and gas properties. North Coast and its subsidiaries both originate and acquire prospects and drill or cause to be drilled, such prospects through joint drilling arrangements with other independent oil companies or through limited partnerships sponsored by the Company.

The Company's revenue, other than revenue from oil and gas production, is derived primarily from public and private program partnerships sponsored by the Company. During 1994, 1995, and 1996 between 17% and 39% of the Company's oil and gas production revenues were derived from two and/or three significant purchasers. A significant portion of trade accounts receivable at March 31, 1995 and 1996 was attributable to these purchasers.

10. RECEIVABLES FROM AFFILIATES:
    ----------------------------

Accounts receivable from affiliates consists primarily of receivables from the partnerships managed by the Company and are for administrative fees charged to the partnerships, and to reimburse the Company for amounts paid on behalf of the partnerships.

11.  SUPPLEMENTAL INFORMATION RELATING TO OIL
     AND GAS PRODUCING ACTIVITIES (UNAUDITED):
     -----------------------------------------

The following supplemental unaudited oil and gas information is required by Statement of Financial Accounting Standards (SFAS) No. 69, "Disclosures about Oil and Gas Producing Activities."

The tables on the following pages set forth pertinent data with respect to the Company's oil and gas properties, all of which are located within the United States.


                    CAPITALIZED COSTS RELATING TO OIL AND GAS
                              PRODUCING ACTIVITIES

                                                                      March 31,
                                                    --------------------------------------------
                                                        1994            1995            1996
                                                    ------------    ------------    ------------
Proved oil and gas properties                       $ 17,124,567    $ 21,051,552    $ 23,769,853

Accumulated depreciation, depletion, amortization
   and impairment                                     (6,819,740)     (7,749,013)    (10,392,335)
                                                    ------------    ------------    ------------

 Net capitalized costs                              $ 10,304,827    $ 13,302,539    $ 13,377,518
                                                    ============    ============    ============


               COSTS INCURRED IN OIL AND GAS PRODUCING ACTIVITIES

                                                Year Ended March 31,
                                       -------------------------------------
                                          1994         1995         1996
                                       ----------   ----------   ----------
          Property acquisition costs   $   67,000   $   71,000   $  334,934
          Exploration costs               224,639      370,106      216,595
          Development costs             3,809,332    4,066,637    2,584,430

           RESULTS OF OPERATIONS FOR OIL AND GAS PRODUCING ACTIVITIES

                                                                                         March 31,
                                                                        -----------------------------------------
                                                                            1994           1995           1996
                                                                        -----------    -----------    -----------
Oil and gas production                                                  $ 3,115,635    $ 2,845,573    $ 2,848,610
Gain on sale of oil and gas properties                                       20,125          1,175          9,766
Production costs                                                           (547,926)      (560,755)      (796,530)
Exploration expenses                                                       (167,347)      (222,729)      (156,089)
Depreciation, depletion, amortization, impairment and other              (1,240,916)    (1,253,875)    (2,550,431)
Abandonment of oil and gas properties                                       (73,252)      (147,377)       (60,506)
                                                                        -----------    -----------    -----------
                                                                          1,106,319        662,012       (705,180)

Provision (credit) for income taxes                                         250,000        117,000       (349,000)
                                                                        -----------    -----------    -----------

Results of operations for oil and gas producing activities (excluding
   corporate overhead and financing costs)                              $   856,319    $   545,012    $  (356,180)
                                                                        ===========    ===========    ===========

Provision (credit) for income taxes was computed using the statutory tax rates for the years ended March 31, 1994, 1995 and 1996 and reflects permanent differences, including the Partnership's results of operations for oil and gas producing activities that are reflected in the Company's consolidated income tax provision (credit) for the periods.

               ESTIMATED QUANTITIES OF PROVED OIL AND GAS RESERVES

                                                   Oil          Gas
                                                  (BBLS)       (MCF)
                                                 --------    -----------
Balance, March 31, 1993                            58,000     39,024,000

   Extensions, discoveries and other additions    554,100     25,758,000
   Production                                     (16,900)    (1,162,000)
   Revision of previous estimates                  15,500    (15,322,000)
   Sales of minerals in place                        (800)    (2,092,000)
                                                 --------    -----------

Balance, March 31, 1994                           609,900     46,206,000

   Extensions, discoveries and other additions    157,900      3,548,000
   Production                                     (14,400)    (1,161,000)
   Revision of previous estimates                (291,600)   (26,619,000)
   Sales of minerals in place                     (42,100)    (1,740,000)
                                                 --------    -----------

Balance, March 31, 1995                           419,700     20,234,000

   Extensions, discoveries and other additions     12,600      4,899,000
   Production                                     (14,100)    (1,166,000)
   Revision of previous estimates                (205,900)    (3,299,000)
   Sales of minerals in place                     (17,100)      (620,000)
                                                 --------    -----------

Balance, March 31, 1996                           195,200     20,048,000
                                                 ========    ===========

PROVED DEVELOPED RESERVES:
   March 31, 1993                                  33,100     11,182,000
   March 31, 1994                                 122,300     13,589,000
   March 31, 1995                                 178,600     15,788,000
   March 31, 1996                                 151,800     16,303,000

            STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

                                                                March 31,
                                              ---------------------------------------------
                                                  1994            1995             1996
                                              ------------    ------------    -------------
Future cash inflows from sales of oil and
   gas                                       $ 124,748,000    $ 54,022,000    $  59,810,000

Future production and development costs
                                               (62,331,000)    (20,135,000)     (19,992,000)
Future income tax expense                      (20,204,000)    (10,571,000)     (12,836,000)
                                              ------------    ------------    -------------

Future net cash flows                           42,213,000      23,316,000       26,982,000
Effect of discounting future net cash flows
   at 10% per annum                            (26,775,000)    (11,681,000)     (13,720,000)
                                              ------------    ------------    -------------

Standardized measure of discounted future
   net cash flows                             $ 15,438,000    $ 11,635,000    $  13,262,000
                                              ============    ============    =============


                     CHANGES IN THE STANDARDIZED MEASURE OF
                        DISCOUNTED FUTURE NET CASH FLOWS

                                                           Year Ended March 31,
                                              --------------------------------------------
                                                  1994            1995            1996
                                              ------------    ------------    ------------
Balance, beginning of year                    $ 12,944,000    $ 15,438,000    $ 11,635,000
Extensions, discoveries and other additions
                                                 9,247,000       2,499,000       3,925,000

Sales of oil and gas, net of production
   costs                                        (2,568,000)     (2,198,000)     (2,052,000)
Net changes in prices and production costs
                                                 1,990,000      (1,819,000)      3,019,000
Revisions of previous quantity estimates
                                                (4,854,000)     (5,731,000)     (2,893,000)
Sales of minerals in place                        (657,000)       (464,000)       (158,000)
Net change in income taxes                      (1,612,000)      2,114,000      (1,034,000)
Accretion of discount                            1,294,000       1,544,000       1,163,000
Other                                             (346,000)        252,000        (343,000)
                                              ------------    ------------    ------------

Balance, end of year                          $ 15,438,000    $ 11,635,000    $ 13,262,000
                                              ============    ============    ============

Under the guidelines of SFAS No. 69, estimated future cash flows are determined based on year-end prices for crude oil, current allowable prices applicable to expected natural gas production, estimated production of proved crude oil and natural gas reserves, estimated future production and development costs of reserves based on current economic conditions, and the estimated future income tax expenses, based on year-end statutory tax rates (with consideration of true tax rates already legislated) to be incurred on pretax net cash flows less the tax basis of the properties involved. Such cash flows are then discounted using a 10% rate.

The estimated quantities of proved oil and gas reserves and standardized measure of discounted future net cash flows include reserves from proved undeveloped acreage. The proved undeveloped acreage is included at the working interest which the Company estimates to retain in the properties, and the standardized measure was calculated using prices and operating costs and development costs expected in the area of interest.

The methodology and assumptions used in calculating the standardized measure are those required by SFAS No. 69. It is not intended to be representative of the fair market value of the Company's proved reserves. The valuation of revenues and costs do not necessarily reflect the amounts to be received or expended by the Company. In addition to the valuations used, numerous other factors are considered in evaluating known and prospective oil and gas reserves.

12. ACCOUNTING STANDARDS:
    ---------------------

During fiscal 1996, the Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets." Although the Company in the past has routinely reviewed its oil and gas properties for impairment, the Company changed its method of assessing the impairment of the capitalized costs of oil and gas properties, to a drilling program or property specific basis as applicable, to comply with the new standard. As a result of adoption, the Company incurred impairment expense of approximately $1,562,000, on a pretax basis, for the year ended March 31, 1996. The impairment expense is included in the depreciation, depletion, amortization, impairment and other caption in the accompanying consolidated financial statements.

In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation" which permits either recording the estimated value of stock-based compensation over the applicable vesting period or disclosing the unrecorded cost and the related effect on earnings per share in the notes to consolidated financial statements. SFAS No. 123 is required to be adopted for financial statements with fiscal years beginning after December 15, 1995. The Company is currently reviewing the accounting standard and has not yet determined the effect, if any, on its financial statements.

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
North Coast Energy, Inc.:

As independent public accountants, we hereby consent to the incorporation of our report included in this Form 10-K, into the Company's previously filed Registration Statement on File No. 33-40341.







Cleveland, Ohio,
   June 26, 1996.

ITEM 9.           DISAGREEMENTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     Not Applicable.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The information required by this Item 10 as to the Directors of the Company is incorporated herein by reference to the information set forth under the caption "Information Concerning Nominees for Directors" in the Company's definitive Proxy Statement for the Annual Meeting of Shareholders to be held on September 4, 1996, since such Proxy Statement will be filed with the Securities and Exchange Commission not later than 120 days after the end of the Company's fiscal year pursuant to Regulation 14A. Information required by this Item 10 as to the Executive Officers of the Company is included in Part I of this Annual Report on Form 10-K.

     Executive Officers of the Registrant*

     Timothy Wagers, age 36, joined North Coast in 1983 and currently is Treasurer and Chief Financial Officer. Mr. Wagers is also responsible for overseeing the accounting for partnership distributions, oil and gas production and tax reporting, and for monitoring well costs. He received a Bachelor of Science in Accounting from the University of Akron. From 1982 through 1983, Mr. Wagers was employed by Hausser + Taylor, independent certified public accountants, as a staff accountant auditing various entities including oil and gas partnerships. Mr. Wagers is a certified public accountant, a member of the Ohio Society of Certified Public Accountants, the Ohio Petroleum Accountants Society, and the American Institute of Certified Public Accountants.

     Anthony R. Kovacevich, age 42, joined North Coast in October 1994 as Senior Vice President of Exploration and Production. Mr. Kovacevich graduated from Marietta College with a BS degree in Petroleum Engineering and has over 19 years of oil and gas experience, with over 14 years in the Appalachian Basin. Prior to joining North Coast, from November 1984 to October 1994, Mr. Kovacevich was Vice President of Exploration and Production with Resource America, Inc., a publicly held oil and gas company conducting operations in the Appalachian Basin, and had overall responsibility for drilling, production, exploration, land department and gas marketing activities. Mr. Kovacevich is a member of the Ohio Oil and Gas Association and the Society of Petroleum Engineers.

     Thomas A. Hill, age 38, was elected Secretary and General Counsel of North Coast Energy in August, 1987. Mr. Hill joined Capital Oil & Gas, Inc. in 1984, prior to its acquisition by North Coast. He graduated from Hiram College with a Bachelor of Arts degree in History and Political Science and from George Washington University National Law Center with a Juris Doctor degree. Mr. Hill is a member of the Mahoning County Bar Association and Eastern Mineral Law Foundation.

     Robert M. Hoisek, age 44, is Executive Vice President, Sales and Marketing for North Coast. From 1984 through 1986, Mr. Hoisek served as Director of Marketing and, prior to rejoining North Coast in 1990, he served as a director and officer of various oil and gas companies. Mr. Hoisek has been associated with the oil and gas industry for fifteen years and is a member of the Independent Petroleum Association of America and the American Gas Association.

*The description of the Company's executive officers called for in this item is included herein pursuant to instruction 3 to Section (b) of Item 401 of Regulation S-K.

ITEM 11.  EXECUTIVE COMPENSATION.

     The information required by this Item 11 is incorporated by reference to the information set forth under the caption "Executive Compensation" in the Company's definitive Proxy Statement for the Annual Meeting of Shareholders to by held on September 4, 1996, since such Proxy Statement will be filed with the Securities and Exchange Commission not later than 120 days after the end of the Company's fiscal year pursuant to Regulation 14A.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The information required by this Item 12 is incorporated by reference to the information set forth under the captions "Principal Shareholders" and "Share Ownership of Directors and Officers" in the Company's definitive Proxy Statement for the Annual Meeting of Shareholders to be held on September 4, 1996, since such Proxy Statement will be filed with the Securities and Exchange Commission not later than 120 days after the end of the Company's fiscal year pursuant to Regulation 14A.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     The information required by this Item 13 is incorporated by reference to the information set forth under the caption "Transactions with Management" in the Company's definitive Proxy Statement for the Annual Meeting of Shareholders to be held on September 4, 1996, since such Proxy Statement will be filed with the Securities and Exchange Commission not later than 120 days after the end of the Company's fiscal year pursuant to Regulation 14A.


                                     PART IV
                                     -------

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.

(a)  (1)  Financial Statements

     The following Consolidated Financial Statements of the Registrant and its subsidiaries are included in Part II, Item 8:

                                                                                                 Page(s)

Report of Independent Public Accountants                                                         F-3
Consolidated balance sheets                                                                      F-4  - F-5
Consolidated statements of income                                                                F-6
Consolidated statements of stockholders' equity                                                  F-7  - F-8
Consolidated statements of cash flows                                                            F-9  - F-10
Notes to consolidated financial statements                                                       F-11 - F-24

(a)  (2)  Financial Statements Schedules

     All schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

(a)  (3)  Exhibits

     Reference is made to the Exhibit Index.

(b)  Reports on Form 8-K:  None.

                                   SIGNATURES


     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly cased this Report to be signed on its behalf by the undersigned, thereunto duly authorized.


                            NORTH COAST ENERGY, INC.


By /s/ Charles M. Lombardy     Chief Executive Officer            June 26, 1996
--------------------------
Charles M. Lombardy, Jr.

                  Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


Signature                                         Title                                          Date
---------                                         -----                                          ----

/s/ Charles M. Lombardy                           Chief Executive Officer and Director           June 26, 1996
-------------------------                         (principal executive officer)
Charles M. Lombardy, Jr.


/s/ Garry Regan                                   President and Director                         June 26, 1996
-------------------------
Garry Regan


/s/ Timothy Wagers                                Treasurer and Chief Financial Officer          June 26, 1996
-------------------------                         (principal accounting and financial officer)
Timothy Wagers


/s/ Charles K. Ebinger                            Director                                       June 26, 1996
-------------------------
Charles K. Ebinger


/s/ W. Dale Wegrich                               Director                                       June 26, 1996
-------------------------
W. Dale Wegrich


/s/ George R. Begley                              Director                                       June 26, 1996
-------------------------
George Begley


/s/ Robert L. Bauman                              Director                                       June 26, 1996
-------------------------
Robert L. Bauman

                                  Exhibit Index
                                  -------------


Exhibit                                                                                            Sequential
Number                     Description of Documents                                                   Page
------                     ------------------------                                                   ----

  4.1         Certificate of Incorporation of the Registrant dated August 30, 1988.                       (B)

  4.2         Certificate of Stock Designation of the Registrant filed September 12, 1988.                (B)

  4.3         Certificate of Stock Designation of the Registrant filed September 14, 1989.                (B)

  4.4         Certificate of Correction filed March 22, 1991.                                             (C)

  4.5         Certificate of Amendment to Certificate of Incorporation filed November 4, 1992.            (A)

  4.6         Certificate of Stock Designation filed December 29, 1992.                                   (D)

  4.7         Certificate of Amendment to Certificate of Incorporation filed August 29, 1994.             (J)

 10.1         Employment Agreement dated May 3, 1995 by and between Registrant and Charles
              M. Lombardy, Jr.                                                                            (J)

 10.2         Employment Agreement dated May 3, 1995 by and between Registrant and Garry Regan.           (J)

 10.3         1988 Stock Option Plan.                                                                     (B)

 10.4         Form of Profit Sharing Plan.                                                                (B)

 10.5         Amendment (dated as of July 15, 1988 but effective for all purposes as of October 4,        (B)
              1989) to Option Agreement originally dated August 31, 1987 by and between Registrant and Charles M. Lombardy, Jr.

 10.6         Amendment (dated as of July 15, 1988 but effective for all                                  (B)
              purposes as of October 4, 1989) to Option Agreement originally dated August 31, 1987 by and between Registrant and Garry Regan.

 10.7         Form of Indemnity Agreement between the Registrant and each of its Directors and            (B)
              executive officers.

 10.8         North Coast Energy, Inc. Key Employees Stock Bonus Plan.                                    (B)

 10.9         Stock Option Agreement dated as of May 17, 1991 between Registrant and Timothy              (C)
              Wagers.

 10.10        Stock Option Agreement dated as of May 17, 1991 between the Registrant and                  (C)
              Thomas A. Hill.

 10.11        Option Agreement dated February 22, 1994 by and between Registrant and                      (E)
              Charles M. Lombardy, Jr.

Exhibit                                                                                            Sequential
Number                     Description of Documents                                                   Page
------                     ------------------------                                                   ----

 10.12        Option Agreement dated February 22, 1994 by  and between Registrant and Garry Regan.        (E)

 10.13        Reducing Revolving Credit Agreement dated September 20, 1993 between Bank One               (E)
              Texas, N.A. and North Coast Energy, Inc.

 10.14        First Amendment to Credit Agreement dated March 16, 1994 between Bank One Texas,            (E)
              N.A. and North Coast Energy, Inc.
 .
 10.15        Agreement dated January 6, 1995 between Bruce E. Brocker, Garry Regan,                      (F)
              Charles M. Lombardy, Jr. and the Registrant.

 10.16        Option Agreement dated June 2, 1994 by and between Registrant and Charles Ebinger.          (G)

 10.17        Option Agreement dated June 2, 1994 by and between Registrant and W. Dale Wegrich.          (G)

 10.18        Option Agreement dated October 11, 1994 by and between Registrant and                       (G)
              Tony Kovacevich.

 10.19        Employment Agreement dated October 11, 1994 by and between Registrant                       (G)
              and Tony Kovacevich.

 10.20        Share Purchase Agreement between NAGIT (USA) INC. and the Registrant dated                  (H)
              September 29, 1994.

 10.21        Stockholder's Agreement between Charles M. Lombardy, Jr., Garry Regan and                   (H)
              NAGIT (USA) INC. dated as of September 29, 1994.

 10.22        Loan and Participation Agreement by and between NAGIT (USA) INC. and the Company            (I)
              dated as of January 13, 1995.

 10.23        Second Amendment to Credit Agreement by and between Bank One, Texas, N.A.                   (I)
              and the Company dated January 13, 1995.

 10.24        Loan Agreement by and between NAGIT (USA) INC. and the Company dated                        (J)
              June 13, 1995.

 10.25        8% Convertible Subordinated Note for $1,000,000 by and between NAGIT(USA) INC.              (J)
              and the Company dated June 13, 1995.

 10.26        Warrant to purchase 200,000 shares of Common Stock of the Company.                          (J)

 10.27        Warrant to purchase 300,000 shares of Common Stock of the Company.                          (J)

 10.28        Third Amendment to Credit Agreement by and between Bank One, Texas, N.A. and                (K)
              the Company dated August 8, 1995.

 10.29        Fourth Amendment to Credit Agreement by and between Bank One, Texas, N.A. and                _
              the Company dated March 31, 1996.

Exhibit                                                                                            Sequential
Number                     Description of Documents                                                   Page
------                     ------------------------                                                   ----

 10.30        Restated Employment Agreement dated May 3, 1995 by and between Registrant and                _
              Charles M. Lombardy, Jr.

 10.31        Restated Employment Agreement dated May 3, 1995 by and between Registrant and                _
              Garry Regan.

  11.1                     Statement regarding computation of per share earnings.                          _

  21.1        List of Subsidiaries.                                                                       (E)

  23.1        Consent of Arthur Andersen LLP.                                                              _

  27.1        Financial Data Schedule                                                                      *
-------------------------


  (A) Incorporated herein by reference to the appropriate exhibit to the Registrant's Registration Statement on Form S-2 (Reg. No. 33-54288).

  (B) Incorporated herein by reference to the appropriate exhibits to the Company's Registration Statement on Form S-1 (File No. 33-24656).

  (C) Incorporated herein by reference to the appropriate exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1991.

  (D) Incorporated herein by reference to the appropriate exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1993.

  (E) Incorporated herein by reference to the appropriate exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1994.

  (F) Incorporated herein by reference to the appropriate exhibit to the Registrant's Current Report on Form 8-K dated January 6, 1995.

  (G) Incorporated herein by reference to the appropriate exhibit to the Registrant's Quarterly Report on form 10-Q for the fiscal quarter ended September 30, 1994.

  (H) Incorporated herein by reference to the appropriate exhibit to the Schedule 13D dated September 29, 1994.

  (I) Incorporated herein by reference to the appropriate exhibit to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1994.

  (J) Incorporated herein be references to the appropriate exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1995.

  (K) Incorporated herein by reference to the appropriate exhibit to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1995.


*Exhibit 27.1 furnished for Securities and Exchange Commission purposes only.

                                    FORM 10-Q

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            X   QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d) OF
           ---         THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 1996

                                       OR

            __ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ________________ to __________________

COMMISSION FILE NUMBER 0-18691

                            NORTH COAST ENERGY, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                                    34-1594000
    (State of Incorporation)                         I.R.S. (Employer
                                                    Identification No.)

           1993 CASE PARKWAY
            TWINSBURG, OHIO                              44087-2343
(Address of principal executive offices)                 (Zip Code)

Registrants' telephone number, including area code:  (216) 425-2330

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                  Yes  X  No
                                      ---    ---

                APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY
                  PROCEEDINGS DURING THE PRECEDING FIVE YEARS:

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Sections 12, 13, or 15 (d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court.

                                 Yes ___ No ___

APPLICABLE ONLY TO CORPORATE ISSUERS:

Indicate the number of shares outstanding of each of the issuer's classes of Common Stock, as of the latest practicable date. Indicate the number of shares outstanding of each of the issuer's classes of Common Stock as the latest practical date.

                Class                    Outstanding at November 11, 1996
     ----------------------------        --------------------------------
     Common Stock, $.01 par value                   8,047,195

                            NORTH COAST ENERGY, INC.


                                                                                                    Page No.
                                                                                                    --------
PART I  - FINANCIAL INFORMATION


Consolidated Balance Sheets -
     March 31, 1996 (Audited) and September 30, 1996 (Unaudited)                                        2

Unaudited Consolidated Statements of Operations -
     For the Three and Six Months Ended September 30, 1995 and 1996                                     4

Unaudited Consolidated Statements of Cash Flows -
     For the Six Months Ended September 30, 1995 and 1996                                               5

Unaudited Notes to Consolidated Financial Statements                                                    7

Management's Discussion and Analysis of Financial Condition and Results of Operations                   11


PART II - OTHER INFORMATION                                                                             18

                    NORTH COAST ENERGY, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                      March 31, 1996 and September 30, 1996

                                   (Unaudited)

                                                March 31,    September 30,
                                                  1996            1996
                                                  ----            ----
ASSETS
------

CURRENT ASSETS
  Cash and equivalents                        $  1,551,748    $    788,251
  Accounts receivable:
    Trade                                        1,339,601       1,635,635
    Affiliates                                      97,993          84,124
  Inventory                                         85,235         107,241
  Deferred income taxes                             41,000          41,000
  Refundable income taxes                          115,000         115,000
  Other, net                                        22,097          60,000
                                              ------------    ------------

         Total current assets                    3,252,674       2,831,251
                                              ------------    ------------

PROPERTY AND EQUIPMENT, at cost
  Land                                             122,699          93,437
  Oil and gas properties (successful
    efforts)                                    23,769,853      24,579,678
  Pipelines                                      3,696,277       4,101,187
  Vehicles                                         427,920         487,503
  Furniture and fixtures                           453,718         498,326
  Building and improvements                        145,539         785,217
                                              ------------    ------------
                                                28,616,006      30,545,348
  Less-Accumulated depreciation, depletion,
    amortization and impairment                (11,879,077)    (12,192,941)
                                              ------------    ------------
                                                16,736,929      18,352,407

OTHER ASSETS, net                                  253,206         179,664
                                              ------------    ------------
                                              $ 20,242,809    $ 21,363,322
                                              ============    ============



       The accompanying notes are an integral part of these Balance Sheets

                    NORTH COAST ENERGY, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                      March 31, 1996 and September 30, 1996

                                   (Unaudited)

                                                                                   March 31,    September 30,
                                                                                     1996            1996
                                                                                     ----            ----
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

CURRENT LIABILITIES
    Current portion of long-term debt                                             $    213,060    $    251,100
    Accounts payable                                                                 2,481,558       1,768,009
    Accrued expenses                                                                   280,565         337,310
    Billings in excess of costs on
      uncompleted contracts                                                            637,347         574,310
                                                                                  ------------    ------------

               Total current liabilities                                             3,612,530       2,930,729
                                                                                  ------------    ------------

LONG-TERM DEBT, net of current portion                                               8,954,574      11,180,718

DEFERRED INCOME TAXES, net                                                             357,100         333,100

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
    Series A, 6% Non-Cumulative Convertible Preferred stock, par value $.01 per share; 563,270 shares authorized; 305,200 and 303,265 issued and outstanding (aggregate liquidation value of
         $3,050,200 and $3,032,650, respectively)                                        3,052           3,033

    Series B, Cumulative Convertible Preferred stock, par value $.01 per share;
         625,000 shares authorized; 464,665 issued and outstanding
         (aggregate liquidation value of $4,646,650)                                     4,647           4,647

    Undesignated Serial Preferred stock, par
         value $.01 per share; 811,730 shares
         authorized; none issued and outstanding                                            --              --

    Common stock, par value $.01 per share;
         40,000,000 shares authorized; 8,040,148
         and 8,044,597 issued and outstanding                                           80,402          80,446

    Additional paid-in capital                                                      12,082,969      12,082,944
    Retained deficit                                                                (4,852,465)     (5,252,295)
                                                                                  ------------    ------------

         Total stockholders' equity                                                  7,318,605       6,918,775
                                                                                  ------------    ------------

                                                                                  $ 20,242,809    $ 21,363,322
                                                                                  ============    ============

       The accompanying notes are an integral part of these Balance Sheets

                    NORTH COAST ENERGY, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                For The Periods Ended September 30, 1995 and 1996

                                   (Unaudited)

                                                  Three Months Ended             Six Months Ended
                                                  ------------------             ----------------
                                                 1995           1996           1995           1996
                                                 ----           ----           ----           ----
REVENUE:
 Oil and gas production                     $   576,508    $   721,199    $ 1,320,880    $ 1,584,133
 Drilling revenues                              134,250        273,504        303,000      1,442,700
 Well operating, transportation and other       408,809        574,978        868,419      1,046,785
 Administrative and agency fees                 238,782        221,483        431,523        424,961
                                            -----------    -----------    -----------    -----------
                                              1,358,349      1,791,164      2,923,822      4,498,579
COSTS AND EXPENSES:
 Oil and gas production expenses                209,795        182,305        411,539        408,115
 Drilling costs                                 209,204        275,055        357,446      1,196,638
 Oil and gas operations                         171,116        392,027        403,435        641,466
 General and administrative expenses            670,536        695,822      1,327,431      1,256,921
 Depreciation, depletion, amortization,
   impairment and other                         468,225        278,942        963,460        579,632
 Abandonment of oil and gas properties               --         (3,692)            --         44,843
                                            -----------    -----------    -----------    -----------
                                              1,728,876      1,820,459      3,463,311      4,127,615
                                            -----------    -----------    -----------    -----------

(LOSS) INCOME FROM OPERATIONS                  (370,527)       (29,295)      (539,489)       370,964
                                            -----------    -----------    -----------    -----------

OTHER INCOME
 Interest                                        16,188         13,174         36,961
                                                                                              27,135
 Other                                            3,004          8,824          7,658         24,824
 Gain (loss) on sale of property
   and equipment                                     --         (8,994)         8,943        (10,774)
                                            -----------    -----------    -----------    -----------
                                                 19,192         13,004         53,562         41,185
                                            -----------    -----------    -----------    -----------
OTHER EXPENSE
 Interest                                       202,765        272,815        372,864        512,104
                                            -----------    -----------    -----------    -----------

LOSS BEFORE INCOME TAXES                       (554,100)      (289,106)      (858,791)       (99,955)

CREDIT FOR INCOME TAXES:
 Current                                             --             --        (61,000)            --
 Deferred                                      (211,000)       (61,000)      (281,000)       (24,000)
                                            -----------    -----------    -----------    -----------
                                               (211,000)       (61,000)      (342,000)       (24,000)
                                            -----------    -----------    -----------    -----------


NET LOSS                                    $  (343,100)   $  (228,106)   $  (516,791)   $   (75,955)
                                            ===========    ===========    ===========    ===========


NET LOSS PER SHARE
  (primary and fully diluted)               $      (.06)   $      (.04)   $      (.10)   $      (.05)
                                            ===========    ===========    ===========    ===========




    The accompanying notes are an integral part of these Financial Statements

                    NORTH COAST ENERGY, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

              For The Six Months Ended September 30, 1995 and 1996

                                   (Unaudited)

                                                                     1995           1996
                                                                     ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                                        $  (516,791)   $   (75,955)
 Adjustments to reconcile net loss
  to cash provided by operating activities-
   Depreciation, depletion, amortization, impairment and other       963,460        579,632
   Abandonment of oil and gas properties                                  --         44,843
   (Gain) loss on sale of property and equipment                      (8,943)        10,774
   Deferred income taxes                                            (281,000)       (24,000)
   Change in:
    Accounts receivable                                           (1,276,549)      (282,165)
    Other current assets                                              33,665        (59,909)
    Other assets                                                      14,964         22,809
    Accounts payable                                              (1,558,151)      (727,619)
    Current income taxes payable                                          --             --
    Accrued expenses                                                (149,388)        56,745
    Billings in excess of costs on uncompleted contracts           1,334,632        (63,037)
                                                                 -----------    -----------

    Total adjustments                                               (927,310)      (441,927)
                                                                 -----------    -----------

    Net cash used by operating activities                         (1,444,101)      (517,882)
                                                                 -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment                               (1,217,218)    (1,581,674)
 Proceeds on sale of property and equipment                               --        104,262
                                                                 -----------    -----------

    Net cash used for investing activities                        (1,217,218)    (1,477,412)
                                                                 -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Payments of accounts payable used to
  finance property and equipment additions                          (236,422)       (70,962)
 Borrowings under revolving credit facility                        1,000,000      1,660,000
 Borrowings under note payable to stockholder                      1,000,000         41,801
 Repayments of borrowings under revolving  credit facility          (240,003)            --

 Payments on long-term debt                                          (52,824)       (75,167)
 Cash paid for deferred financing cost                               (46,142)            --
 Distributions and dividends                                        (325,171)      (323,875)
                                                                 -----------    -----------
    Net cash provided by financing activities                      1,099,438      1,231,797
                                                                 -----------    -----------

DECREASE IN CASH AND EQUIVALENTS                                  (1,561,881)      (763,497)


    The accompanying notes are an integral part of these Financial Statements

                    NORTH COAST ENERGY, INC. AND SUBSIDIARIES

              For The Six Months Ended September 30, 1995 and 1996

                                   (Unaudited)

                                                         1995         1996
                                                         ----         ----
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD           $2,366,660   $1,551,748
                                                      ----------   ----------

CASH AND EQUIVALENTS AT END OF PERIOD                 $  804,779   $  788,251
                                                      ==========   ==========

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:

Cash paid during the period for -
     Interest                                         $  343,116   $  395,823
     Income taxes                                     $   71,135   $       --

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING
     AND FINANCING ACTIVITIES:

Long-term debt incurred for the purchase
     of property and equipment                        $   42,860   $  637,549

Accounts payable incurred for the
     purchase of property and equipment               $  233,552   $   80,032



    The accompanying notes are an integral part of these Financial Statements

                    NORTH COAST ENERGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (Unaudited)


Note 1.     Summary of Accounting Policies

         A.       General

         The consolidated financial statements included herein, have been prepared by North Coast Energy, Inc. without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position have been made.

         Information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto which are incorporated in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996.

         The results of the operations for the interim periods may not necessarily be indicative of the results to be expected for the full year. In addition, the preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         B.       Principles of Consolidation

         The consolidated financial statements include the accounts of North Coast Energy, Inc. and its wholly owned subsidiaries (the Company), North Coast Operating Company (NCOC), and NCE Securities, Inc. (NCE Securities). In addition, the Company's investments in oil and gas drilling partnerships, which are accounted for under the proportional consolidation method, are reflected in the accompanying financial statements. The Company's ownership of revenues in these drilling partnerships are as follows:

         Capital Drilling Fund 1986-1 Limited Partnership                                              13.2%
         North Coast Energy/Capital 1987-1 Appalachian Drilling Program Limited Partnership            33.7%
         North Coast Energy/Capital 1987-2 Appalachian Drilling Program Limited Partnership            27.0%
         North Coast Energy/Capital 1988-1 Appalachian Drilling Program Limited Partnership            25.5%
         North Coast Energy/Capital 1988-2 Appalachian Drilling Program Limited Partnership            34.8%
         North Coast Energy 1989 Appalachian Drilling Program Limited Partnership                      30.0%
         North Coast Energy 1990-1 Appalachian Drilling Program Limited Partnership                    26.0%
         North Coast Energy 1990-2 Appalachian Drilling Program Limited Partnership                    25.7%
         North Coast Energy 1990-3 Appalachian Drilling Program Limited Partnership                    25.0%
         North Coast Energy 1991-1 Appalachian Drilling Program Limited Partnership                    26.5%
         North Coast Energy 1991-2 Appalachian Drilling Program Limited Partnership                    25.0%
         North Coast Energy 1991-3 Appalachian Drilling Program Limited Partnership                    25.3%

                    NORTH COAST ENERGY, INC. AND SUBSIDIARIES

                                   (Unaudited)

Note 1.  Summary of Accounting Policies (Continued)

         North Coast Energy 1992-1 Appalachian Drilling Program Limited Partnership                    25.0%
         North Coast Energy 1992-2 Appalachian Drilling Program Limited Partnership                    25.0%
         North Coast Energy 1992-3 Appalachian Drilling Program Limited Partnership                    39.5%
         North Coast Energy 1993-1 Appalachian Drilling Program Limited Partnership                    30.3%
         North Coast Energy 1993-2 Appalachian Drilling Program Limited Partnership                    31.0%
         North Coast Energy 1993-3 Appalachian Drilling Program Limited Partnership                    30.0%
         North Coast Energy 1994-1 Appalachian Drilling Program Limited Partnership                    30.0%
         North Coast Energy 1994-2 Appalachian Drilling Program Limited Partnership                    25.0%
         North Coast Energy 1994-3 Appalachian Drilling Program Limited Partnership                    25.0%
         North Coast Energy 1995-1 Appalachian Drilling Program Limited Partnership                    20.0%
         North Coast Energy 1995-2 Appalachian Drilling Program Limited Partnership                    20.0%
         North Coast Energy 1996-1 Appalachian Drilling Program Limited Partnership                    20.0%
         All significant intercompany accounts and transactions have been eliminated.


Note 2.  Long-Term Debt

                                                                              March 31, 1996   September 30, 1996
                                                                              --------------   ------------------
           Long-term debt consists of the following:

             Revolving credit notes payable - bank                              $ 7,560,000        $ 9,220,000

             Notes payable to stockholder with interest at prime
             plus 1% and 8%                                                       1,386,842          1,410,593

             Mortgage note payable to a bank, secured by land and
             a building, requiring monthly payments of approximately
             $1,019 (including interest at 8%) through July 2003                     67,842             63,827

             Mortgage note payable to a bank, secured by land and a building, requiring monthly payments of approximately $5,248 (including interest at 8.58%) through May 2001 over a five year period,
             at an interest rate to be renegotiated                                      --            532,561

             Various installment notes payable, in aggregate monthly
             installments (including interest) of $11,012 at March 31,
             1996, and $10,122 at September 30, 1996                                152,950            204,837
                                                                                -----------        -----------
                                                                                  9,167,634         11,431,818

             Less current portion                                                   213,060            251,100
                                                                                -----------        -----------
                                                                                $ 8,954,574        $11,180,718
                                                                                ===========        ===========

                    NORTH COAST ENERGY, INC. AND SUBSIDIARIES

                                   (Unaudited)

Note 2.  Long-Term Debt (Continued)

         The Company's credit agreement with its lender was amended August 30, 1996 increasing its reducing revolving line of credit to $20,000,000. Available borrowings under this agreement are computed based on a borrowing base determined semi-annually by the lender, based upon the Company's financial position, and level of oil and gas and pipeline based reserves and are further based upon the amount of outstanding letters of credit used to support certain bonding requirements ($140,000 at September 30, 1996). The borrowing base is reduced monthly by an amount determined by the lender at the semi-annual borrowing base determination. The amendment also increased the Company's borrowing base to $10,000,000, with required monthly reductions of $110,000 beginning on October 1, 1996. Available borrowings under the revolving line of credit were $640,000 at September 30, 1996, and may subsequently change based on the semi-annual reserve study and borrowing base determination. The revolving line of credit can be renewed annually or converted to a term loan at the Company's option prior to its expiration in fiscal 1998.

         Amounts outstanding under the reducing revolving line of credit, which were $9,220,000 at September 30, 1996, bear interest at the lending bank's prime rate plus 1-1/2%. The agreement requires the Company to pay a commitment fee of 1/2% on the unused amount of the available borrowings and closing costs of 1% on any increase in borrowing availability. The agreement contains certain restrictive covenants, including minimum working capital, minimum shareholders' equity and a minimum debt coverage ratio, all as defined. The Company was in compliance with all covenants as of September 30, 1996.

         The revolving credit facility and the notes are collateralized by substantially all of the Company's assets including receivables, inventory, equipment and a first mortgage on certain of the Company's interest in oil and gas wells and reserves.

         The Company has two notes payable to a stockholder. One note is payable out of future operating revenues, as defined. The note is subordinate to the borrowings under the revolving credit notes payable - bank. During fiscal 1996, the Company entered into an additional note payable with the same stockholder for $1,000,000. This note can be repaid in either shares of common stock or the proceeds of a public offering, as defined. This note is also subordinated to the borrowings under the revolving credit notes payable - bank. In connection with entering into the Loan Agreement, the Company granted the stockholder certain warrants to purchase 200,000 shares of common stock at $1.20 per share and 300,000 shares of common stock at $1.00 per share, as defined. The warrants may be redeemed by the Company for $.10 per share at its option upon 30 days written notice.

         On May 13, 1996, the company purchased a building for its headquarters and entered into a mortgage note for $540,000 over a 15 year term with an interest rate of 8.58% to be renegotiated every five years.

                    NORTH COAST ENERGY, INC. AND SUBSIDIARIES

                                   (Unaudited)


Note 3.     Billings in Excess of Costs on Uncompleted Contracts

         Billings in excess of costs on uncompleted contracts consist of:

                                                            March 31,                    September 30,
                                                              1996                            1996
                                                              ----                            ----
               Billings on uncompleted contracts          $ 1,518,486                     $   700,826
               Costs incurred on uncompleted contracts        881,139                         126,516
                                                          -----------                     -----------
                                                          $   637,347                     $   574,310
                                                          ===========                     ===========


Note 4.     Commitment and Contingencies

         The Company and a commercial bank have issued standby letters of credit which provide a guaranteed total amount of $140,000 in lieu of coverage provided by insurance or road bond deposits against damage.

         At September 30, 1996, the Company has committed to fund certain costs of the North Coast Energy Appalachian Drilling Programs estimated to be approximately $580,000 for tangible well equipment and pipeline construction. This commitment is expected to be realized by March 1997.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



GENERAL

         North Coast Energy, Inc., (the "Company") a Delaware corporation, is an independent natural gas and oil company engaged in exploration, development and production activities primarily in the Appalachian Basin region of Ohio and Pennsylvania. The Company's strategy focuses primarily on the acquisition of proved undeveloped natural gas and oil properties and on the turnkey drilling and development of such properties by the Company in conjunction with drilling partnerships which the Company sponsors and manages (the "Drilling Programs"). The Drilling Programs are funded through the sale of partnership interests to non-industry investors and by contributions from the Company.

         Several factors may affect the amount and timing of the Company's revenues with respect to the activities of the Drilling Programs. The amount of funds raised for each Drilling Program determines the number of wells for which the Company receives drilling revenues and the date at which the wells reach a certain point in the completion process determines the timing of revenue recognition. The Company continually monitors the cost incurred in drilling, completion and production operations and reviews its turnkey drilling contract prices for each Drilling Program in order to reduce the risk of unprofitable drilling operations. The turnkey drilling contract price between the Drilling Programs and the Company may vary from Drilling Program to Drilling Program depending on competition, type of well drilled and other cost factors and the returns sought by investors in the Drilling Programs. A change in the turnkey price and the Company's percentage interest in future Drilling Programs may affect the Company's capital availability, as well as revenues and profits.

         The Company typically forms the Drilling Programs between August and December of each year and conducts its drilling operations between September and March. It generally requires nine months between the drilling of a well and the generation of production revenue from that well. Drilling revenues are predominantly recognized during the second half of the Company's fiscal year.

         The following table is a review of the results of operations of the Company for the six months ended September 30, 1995 and 1996. All items in the table are calculated as a percentage of total revenues.



                                                                Three Months            Six Months
                                                                   Ended                    Ended
                                                                September 30,          September 30,
                                                                -------------          -------------
                                                               1995       1996       1995       1996
                                                               ----       ----       ----       ----
Revenues:
   Oil and gas production                                       42%        40%        44%        35%
   Drilling revenues                                            10         15         10         32
   Well operating, transportation and other                     30         32         29         23
   Administrative and agency fees                               17         12         15          9
   Other                                                         1          1          2          1
                                                               ---        ---        ---        ---

        Total Revenues                                         100%       100%       100%       100%
                                                               ---        ---        ---        ---

Expenses:
   Oil and gas production expenses                              15%        10%        14%         9%
   Drilling costs                                               15         15         12         26
   Oil and gas operations                                       12         22         13         14
   General and administrative expenses                          49         39         45         28
   Depreciation, depletion, amortization
     impairment and other                                       34         15         32         13
   Abandonment of oil and gas properties                         0          0          0          1
   Provision for taxes on income                               (15)        (3)       (11)         0
   Other                                                        15         15         12         11
                                                               ---        ---        ---        ---

         Total Expenses                                        125%       113%       117%       102%
                                                               ---        ---        ---        ---

Net Loss                                                       (25%)      (13%)      (17%)       (2%)
                                                               ===        ===        ===        ===


         The following discussion and analysis reviews the results of operations and the financial condition for the Company for the three and six months ended September 30, 1996 and 1995. The review should be read in conjunction with the financial information presented elsewhere herein.

COMPARISON OF SIX MONTHS ENDED SEPTEMBER 30, 1996 TO SIX MONTHS ENDED SEPTEMBER 30, 1995.

REVENUES

         Oil and gas production revenues increased $263,253 (20%) to $1,584,133 for the six months ended September 30, 1996 compared to $1,320,880 for the prior corresponding period. Revenues were enhanced by increases in both oil and gas production from wells in the Appalachian area. In addition, the average gas price the Company received for oil and natural gas increased approximately 16%. The average gas price the Company received increased to $2.41 per Mcf for the six months ended September 30, 1996 compared to $2.07 per Mcf for the six months ended September 30, 1995. The average oil price the Company received increased to $19.85 per Barrel for the six months ended September 30, 1996 compared to $16.99 per Barrel for the six months ended September 30, 1995.

         Drilling Revenues for the period increased by $1,139,700 (376%) for the six months ended September 30, 1996 compared to the six months ended September 30, 1995 due to the increase in the number of wells recognized in revenue for the period. The Company recognized revenues for the six months ended September 30, 1996 on fourteen wells as compared to four wells for the six months ended September 30, 1995. The increase in wells recognized in drilling revenues was due to a larger number of wells in progress at the Company's fiscal year end of March 31, 1996 compared to March 31, 1995.

         Revenues generated from well operating, transportation and other increased $178,366 (21%) for the six months ended September 30, 1996 compared to the six months ended September 30, 1995. This increase was due to an increase in unaffiliated third party gas sales. The unaffiliated third party gas sales fluctuate from year to year based upon the availability of these types of transactions and Company resources available. The increase in revenues in this category was somewhat offset by a decrease in compression fees due to expenses incurred with the placement of several new compression facilities into operation.

EXPENSES

         Drilling costs for the six months ended September 30, 1996 compared to the six months ended September 30, 1995 increased $839,192 (235%) due to the increased number of wells completed between comparable periods.

         Oil and gas operations expense increased $238,031 (59%) for the six months ended September 30, 1996 as compared to the six months ended September 30, 1995. This increase was due to the increase in unaffiliated third party gas purchases related to unaffiliated third party gas sales as discussed above.

         General and administrative expenses decreased $70,510 (5%) for the six months ended September 30, 1996 compared with the six months ended September 30, 1995. This decrease resulted from a change in the Company's allocation of general and administrative costs to production and operation expenses. Without this change in the allocation of costs, the Company's general and administrative expenses would have remained relatively constant even with $89,000 in legal fees pertaining to litigation with Lomak Petroleum, Inc. and other related issues.

         Depreciation, depletion, amortization, impairment and other decreased $383,828 (40%) for the six months ended September 30, 1996 compared to the six months ended September 30, 1995. This decrease was primarily due to the implementation of the Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" during fiscal 1996 which decreased the basis of the properties being depleted for future periods.

         Interest expense increased to $512,104 for the six months ended September 30, 1996 from $372,864 for the six months ended September 30, 1995. This increase was primarily due to the Company's additional borrowings on its reducing revolving credit facility. At September 30, 1996, $9,220,000 was outstanding under the Company's Credit Facility, as compared to $6,810,000 at September 30, 1995.

         Operating income for the six months ended September 30, 1996 increased to $370,964 compared to an operating loss of $539,489 for the six months ended September 30, 1995 primarily due to the decrease in depreciation, depletion, amortization, impairment and other and increases in oil and gas production and net drilling income. The Company's net loss was $75,955 for the six months ended September 30, 1996 compared to a net loss of $516,791 for the six months ended September 30, 1995.

COMPARISON OF THREE MONTHS ENDED SEPTEMBER 30, 1996 TO THREE MONTHS ENDED SEPTEMBER 30, 1995.

REVENUES

         Oil and gas production revenues for the three months ended September 30, 1996 increased $144,691 (25%) to $721,199 compared to $576,508 for the prior corresponding period. The primary reason for the increase in oil and gas production revenues was a 19% increase between comparable periods in the average natural gas price the Company received coupled with an increase of 7% in natural gas production. The average price the Company received for natural gas increased to $2.43 per Mcf for the three months ended September 30, 1996 from $2.04 per Mcf for the three months ended September 30, 1995.

         The Company recognized revenue on the drilling of three wells for the three months ended September 30, 1996 compared to one well for the three months ended September 30, 1995 resulting in an increase in drilling revenue of $139,254 (104%).

         Revenues generated from well operating, transportation and other increased $166,169 (41%) for the three months ended September 30, 1996 as compared to the three months ended September 30, 1995. This increase was due to an increase in unaffiliated third party gas sales. The unaffiliated third party gas sales fluctuate from year to year based upon the availability of these types of transactions and resources available. The increase in revenues in this category was somewhat offset by a decrease in compression fees due to expenses incurred with the placement of several new compression facilities into operation.

         Revenue from administrative and agency fees decreased by 7% for the three months ended September 30, 1996 compared to the three months ended September 30, 1995. This decrease was due to the reduction of administrative fees charged to certain of the Company's Drilling Programs. This reduction followed the Company's policy of reviewing administrative fees and reducing these fees when necessary.

EXPENSES

         Oil and gas operations expense increased $220,911 (129%) for the three months ended September 30, 1996 as compared to the three months ended September 30, 1995. This increase was due to the increase in unaffiliated third party gas purchases related to unaffiliated third party gas sales as discussed above.

         General and administrative expenses increased $25,286 (4%) for the three months ended September 30, 1996 compared to the three months ended September 30, 1995. This increase was due to $89,000 in legal fees pertaining to litigation with Lomak Petroleum, Inc. and other related issues.

         Depreciation, depletion, amortization, impairment and other decreased $189,283 (40%) for the three months ended September 30, 1996 compared to the three months ended September 30, 1995. This decrease was primarily due to the implementation of the Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" during fiscal 1996 which decreased the basis of the properties being depleted for future periods.

         Interest expense increased to $272,815 for the three months ended September 30, 1996 from $202,765 for the three months ended September 30, 1995. This increase was associated with the Company's additional borrowings on its reducing revolving credit facility.

         For the three months ended September 30, 1996 loss from operations decreased $341,232 compared to the three months ended September 30, 1995 due primarily to the increase in oil and gas production revenues coupled with lower depreciation, depletion, amortization and other.

INFLATION AND CHANGES IN PRICES

         While the costs of operations have been and will continue to be effected by inflation, oil and gas prices have fluctuated during recent years and generally have not followed the same pattern as inflation. With today's global economy, especially in the area of oil and natural gas, Management believes that other forces of the economy and world events, such as OPEC, the weather, economic factors, and the effects of the supply of natural gas in the United States and regionally have a more immediate effect on current pricing than inflation. The Company received an average price of $19.85 and $16.99 per barrel in the six months ended September 30, 1996 and 1995, respectively, and $2.41 and $2.07 per Mcf for natural gas in the six months ended September 30, 1996 and 1995, respectively. The general market for natural gas in the Appalachian Basin has rebounded somewhat reflecting the colder Appalachian area weather which caused a draw-down in storage supplies of natural gas during the 1995/1996 winter. The reasons for the previously weak natural gas prices and recent increases in the gas prices can be attributed to supply and demand fluctuations caused by the weather sensitive nature of the industry. Although there has been a decline in gas prices during the summer months compared to the winter of 1995/1996, the demand for gas by storage facilities has continued to keep gas prices above last year. Other variables potentially effecting gas prices are increased competition from Canadian gas, effects of gas storage and possibly Federal Energy Regulatory Commission ("FERC") Order 636. The FERC Order may have contributed to the lower spot market prices by mandating an unbundling of pipeline service and allowing open access to a variety of geographical markets. Management cannot predict what long-term effects FERC Order 636 will have on either spot market prices or longer term gas contracts.

         Currently, the Company sells natural gas under both fixed price contracts and on the spot market. The spot market price the Company receives for gas production is related to several variables, including the weather and the effects of gas storage. The Company anticipates that spot market prices will continue to fluctuate in response to various factors, primarily weather and market conditions.

         In an effort to position itself to take advantage of future increases in demand for natural gas, the Company continues to construct new gas gathering systems in the Appalachian Basin and to contract with other pipeline systems in the region to transport natural gas production from Company wells.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's working capital was approximately negative $99,000 at September 30, 1996 compared to approximately negative $360,000 at March 31, 1996. The increase of $261,000 in working capital from March 31, 1996 reflects additional borrowings during the six months ended September 30, 1996. An amendment to the Credit Facility increased the Company's borrowing base from $9,500,000 at March 31, 1996 to $10,000,000 at August 30, 1996. As of September
30, 1996, the Company had $9,220,000 outstanding under its Credit Facility. North Coast's current ratio was .97 to 1.0 at September 30, 1996 and .90 to 1.0 at March 31, 1996.

         The following table summarizes the Company's financial position at March 31, 1996 and September 30, 1996:

(Amounts in Thousands)                                       March 31, 1996          September 30, 1996
                                                             --------------          ------------------
                                                          Amount          %          Amount          %
                                                          ------         ---         ------         ---
Working capital                                          $(   360)        (  2%)   $(    99)         (  1%)
Property and equipment (net)                               16,737          100%      18,352           100%
Other                                                         253            2%         180             1%
                                                         --------         ----     --------          ----
   Total                                                 $ 16,630          100%    $ 18,433           100%
                                                         ========         ====     ========          ====

Long-term debt                                           $  8,954           54%    $ 11,181            61%
Deferred income taxes                                         357           2%          333             2%
Stockholders' equity                                        7,319           44%       6,919            37%
                                                         --------         ----     --------          ----
   Total                                                 $ 16,630          100%    $ 18,433           100%
                                                         ========         ====     ========          ====


CAPITAL RESOURCES AND REQUIREMENTS

         The oil and gas exploration and development activities of North Coast historically have been financed through the Drilling Programs, through internally generated funds, and from bank financing.

         The following table summarizes the Company's Statements of Cash Flows for the six months ended September 30, 1995 and 1996:

                                                                  Six Months Ended September 30,
                                                                  ------------------------------
(Amounts in Thousands)                                            1995                      1996
                                                                  ----                      ----
                                                            Amount          %          Amount          %
                                                            ------         ---         ------         ---
Net cash used by operating activities                     $ (1,444)        (51%)      $  (518)        (21%)
Net cash used for investing activities                      (1,217)        (43%)       (1,477)        (58%)
Net cash provided by financing activities                    1,099          39%         1,232          49%
                                                          --------         ---        --------        ----
Decrease in cash and equivalents                          $ (1,562)        (55%)      $  (763)        (30%)
                                                          =========        ===        ========        ===

      Note: All items in the previous table are calculated as a percentage of total cash sources. Total cash sources include the following items if positive: cash flow from operations before working capital changes, changes in working capital, net cash provided by investing activities and net cash provided by financing activities, plus any decrease in cash and cash equivalents.

         As the above table indicates, the Company's cash flow used by operating activities decreased approximately $926,000 for the six months ended September 30, 1996 compared to the period ended September 30, 1995. This decrease reflects the increased number of wells recognized in drilling revenues and the increase cash flow from operations.

         Net cash used for investing activities increased to approximately $1,477,000 (58% of cash sources) for the six months ended September 30, 1996 from approximately $1,217,000 (43% of cash sources) for the six months ended September 30, 1995. This increase is primarily due to the Company's acquisition of a new building to house its corporate headquarters coupled with the timing of the Company's cash expenditures related to its obligation to fund the tangible equipment for the Drilling Programs.

         Net cash provided by financing activities increased approximately $133,000 for the six months ended September 30, 1996 compared to the prior period. This increase reflects the increase in borrowings on the Company's credit facilities for the six months ended September 30, 1996 compared to September 30, 1995.

         On September 20, 1993 the Company entered into an agreement with an affiliate of its lender to provide a reducing revolving line of credit of up to $10,000,000, effective August 30, 1996 this amount was increased to $20,000,000(the "Credit Facility"). The Credit Facility (as amended for borrowing base adjustments) provided the Company with available borrowings of $10,000,000 at September 30, 1996 based upon the Company's financial position and level of oil and natural gas and pipeline-based reserves, with available borrowings reducing $110,000 at the first of each month. Available borrowings are also subject to a reduction based upon the amount of outstanding letters of credit used to support certain bonding requirements ($140,000 as of September 30, 1996). The Credit Facility provides that availability is subject to adjustment based upon the Company's semi-annual reserve study and is subject to certain covenants (see Note 4 to the Company's March 31, 1996 financial statements). As of September 30, 1996, the Company had $9,220,000 outstanding under the Credit Facility. At September 30, 1996 the Company was in compliance with its loan covenants. Amounts borrowed under the Credit Facility bear interest at the lending bank's prime rate plus 1 1/2%. Also, at September 30, 1996, the Company had approximately $63,827 outstanding under a mortgage note payable. The mortgage note bears interest at the rate of 8% and requires the Company to make monthly payments of approximately $1,019 through July 2003. The Company purchased a building for its headquarters and entered into a mortgage note on May 13, 1996 for $540,000 over 15 year term with an interest rate of 8.58% to be renegotiated every five years. The amount outstanding under the mortgage note at September 30, 1996 was $532,561.

         The amounts borrowed under its reducing revolving line of credit are secured by the Company's receivable, inventory, equipment and a first mortgage on certain of the Company's interests in oil and gas wells and reserves. The mortgage notes are secured by certain land and buildings.

         In addition to bank financing, in 1994 the Company secured $335,000 in financing from NAGIT, a principal stockholder of the Company, relating to the purchase of certain producing wells, gas gathering lines and drilling locations. The amounts outstanding under the terms of the Company's financing arrangements with NAGIT are subordinated to the prior payment and amounts outstanding under the Company's Credit Facility, and bear an interest rate at the prime rate designated by the Chemical Bank, N.A., plus 1% (9.25% at September 30, 1996). This agreement grants NAGIT an overriding royalty interest in the acquired properties. Repayment of the loan is in cash, based upon a percentage of the net monthly revenues from the acquired properties.

         Also, effective June 13, 1995, the Company entered into a Loan Agreement with NAGIT with respect to a loan of $1,000,000. The unsecured loan may be repaid in cash plus accrued interest (with approval of the Company's senior lender) with the proceeds of a sale of equity or may be converted into shares of Common Stock at the rate of $1.00 per share. The loan is subordinate to the Company's Credit Facility with its senior lender and bears interest at the rate of 8% per annum. As of September 30, 1996, the balance of the loan and accrued interest was $1,105,812. In connection with entering into the Loan Agreement, the Company issued a warrant to purchase 200,000 shares of Common Stock at $1.20 per share and a warrant to purchase 300,000 shares of Common Stock at $1.00 per share. The warrants may be redeemed by the Company for $.10 per share at its option upon 30 days written notice. All of the Company's indebtedness to NAGIT, as well as the related Warrants, were acquired by Lomak in connection with the stock purchase described below.

         As the financial results for the six months ended September 30, 1996 indicate North Coast Energy, Inc. made significant strides to regain profitability. Recent developments, however, have caused concern for the Company's ability to meet its current obligations. The Company has focused on its core business of forming

Drilling Programs which enables the Company to generate drilling revenues, well operating fees, administrative fees and transportation fees. Management anticipated a profitable year based upon improved drilling margins, higher product prices, the results of the first six months of fiscal 1997 and a generally positive reception from its broker/dealer network for Drilling Program sales. On or about September 4, 1996 Lomak Petroleum, Inc.(Lomak), a publicly traded oil and gas company, purchased approximately 47% of the outstanding common stock of the Company from two of the Company's largest shareholders, NAGIT, USA (NAGIT) and Bruce E. Brocker.

         At the Company's annual meeting of stockholders, Lomak presented proxies representing the shares acquired from these shareholders and indicated its intention to nominate and elect two directors in the class whose terms were scheduled to expire at that meeting. Due to concerns about the validity of such proxies, the annual meeting was adjourned to a later date. On September 11, 1996, the meeting was reconvened. At the reconvened meeting, the Company recognized the validity of the proxy executed by NAGIT (PLC), but reserved its rights with respect to the proxy executed by Mr. Brocker. As described under the caption "Legal Proceedings," litigation among the Company, Lomak and Mr. Brocker then ensued. Also as described under "Legal Proceedings," the parties have recently reached a settlement with respect to that litigation.

         Revenues derived from the Company's Drilling Programs provide an important source of the Company's cash flow. Due to uncertainties among potential Drilling Program investors arising out of Lomak's acquisition of a substantial ownership interest in the Company and the other matters described above, the Company's ability to market its Drilling Programs has been adversely affected. Consequently, demands on the Company's capital resources have increased due to reduced cash flow associated with lower levels of investor interest in its Drilling Programs and increased costs associated with litigation and evaluating the Company's strategic alternatives. This has necessitated actions by the Company to alter its growth oriented business plan in order to conserve cash. On October 21, 1996, the Company initiated layoffs of 21% of its staff coupled with a temporary reduction or deferment in wages to many of its remaining employees. Additional cost cutting measures may become necessary in the future if investor interest in the Company's Drilling Programs does not increase.

         With the reduction of the Drilling Program activity and the need to conserve cash, the Company's ability to monetize equipment it owns on productive wells and increase profitably through the Drilling Programs will be adversely affected. It will be necessary for the Company to secure additional sources of capital or financing for its future projects and to fund its current obligations. In the event that available borrowings under the Credit Facility are not sufficient or additional financing cannot be obtained, the Company would be required to continue its current efforts to conserve cash resources. In order to accomplish this objective, the Company believes that it would be necessary to take various actions, including reducing the amount of capital raised in future Drilling Programs, the introduction of additional cost cutting measures and the possible sale of certain assets. Management of the Company believes that measures of this type would have a material adverse effect on the Company.

         The Company currently has 303,265 shares of Series A, 6% Non-Cumulative Convertible Preferred Stock ("Stock A Stock") and 625,000 shares of Series B, Cumulative Convertible Preferred Stock ("Series B Stock") outstanding. Holders of Series A Stock are entitled to receive Semi-annual cash dividends at an annual rate of $.60 per share and holders of Series B Stock are entitled to receive quarterly cash dividends at an annual rate of $1.00 per share. The next Semi-annual dividend payment on the Series A Stock is scheduled to be made on December 1, 1996, and the next quarterly dividend payment on the Series B Stock is scheduled to be made on December 31, 1996. As a result of the increased demands on the Company's cash flow resulting from the lower level of investor interest in its Drilling Programs, the Company anticipates that it may be unable to make these dividend payments when due.

                    NORTH COAST ENERGY, INC. AND SUBSIDIARIES
                                     PART II
                                OTHER INFORMATION


Item 1.  LEGAL PROCEEDINGS

         On June 18, 1996, the Company initiated an action in the Court of Common Pleas of Mahoning County, Ohio styled NORTH COAST ENERGY, INC. VS. LOMAK PETROLEUM, INC., ET AL., Case No. 96 CV 01555, against both Lomak and its wholly-owned subsidiary, Border Resources, Inc. The complaint seeks damages in excess of $517,000 for, among other things, the value of natural gas sold by the Company to the defendants between December 1995 and March 1996, but for which payment was never made by the defendants. Border Resources counterclaimed for damages in excess of $950,000 based upon the allegation that the Company had breached an existing contract by stopping further deliveries of gas which allegedly necessitated the purchase of replacement gas by Border at a higher price. Lomak's motion to dismiss was denied by the Court on September 3, 1996.

         On September 4, 1996 representatives of Lomak attended the Company's Annual Meeting of Stockholders at the Company's headquarters in Twinsburg, Ohio, and presented proxies which purported to represent approximately 46.49% of the shares of the Company's common stock which had been purchased by Lomak from NAGIT (USA), North American Gas Investment Trust, PLC, and Bruce E. Brocker, formerly the Company's Chairman of the Board. The meeting was adjourned until the following Wednesday, September 11, 1996, to allow the inspectors of election and legal counsel to verify the validity of the proxies and also to review the Separation Agreement of January 6, 1995 between the Company and Brocker to determine if the purported sale represented a breach of that agreement.

         At the reconvened meeting of September 11, the Company recognized the NAGIT (PLC) proxy, but reserved its rights with respect to the proxy executed by Mr. Brocker based upon a review of Mr. Brocker's Agreement pursuant tot which he sold his stock to Lomak. When the Chairman, Garry Regan, attempted to adjourn the meeting once again based upon this issue, representatives of Lomak acted to continue the meeting and elect their representatives as Directors, being C. Rand Michaels and Steven L. Gorse, in opposition to the Company's nominees. Lomak then filed an action in the Court of Chancery for the State of Delaware in a case styled Lomak Petroleum, Inc., C. Rand Michaels and Steven L. Grose vs. North Coast Energy, Inc., Charles M. Lombardy, Jr., and Charles K. Ebinger, Civil Action No. 15211. The Company raised as an affirmative defense the invalidity of the alleged proxy from Bruce E. Brocker and the fact that the Shareholders' Meeting of the 11th had been adjourned without any valid action having been taken.

         The Company also amended its complaint in the Mahoning County, Ohio action relating to the natural gas sales dispute to add a claim for tortious interference against Lomak and a breach of contract claim against Mr. Brocker with respect to his separation agreement with the Company.

         Following discussions and negotiations between representatives of the Company and Lomak, effective November 12, 1996, the Company entered in a Settlement Agreement with Lomak in which all parties stipulated to the dismissal of the Delaware litigation and to the litigation relating to Lomak's acquisition of Mr. Brocker's shares in Ohio. The Settlement Agreement provides that the Company will acknowledge the election of Messrs. Michaels and Grose as Directors of the Company and, in addition, the Company and its Board of Directors have agreed to increase the size of the Board from six to nine directors. The Board will fill these vacancies by electing Charles M. Lombardy, Jr., Dr. Charles Ebinger, the Board's original nominees for the September 1996 Annual Meeting, and John H. Pinkerton of Lomak to fill these vacancies.

         The Company also agreed to withdraw its motion for leave to amend its complaint in the Mahoning County, Ohio action and entered into a separate settlement agreement and mutual release with Bruce E. Brocker whereby both parties acknowledged the continuing validity of the Separation Agreement of January 6, 1995.

Accordingly, the only remaining legal proceeding is to the existing gas contract dispute with Lomak and its subsidiary, Border Resources.


Item 2.  CHANGES IN SECURITIES

         Not applicable

Item 3.  DEFAULTS UPON SENIOR SECURITIES

         Not applicable

Item 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         Not applicable

Item 5.  OTHER INFORMATION

         Not applicable

Item 6.  EXHIBITS AND REPORTS ON FORM 8-K

         a). Exhibits

         10.32 Fifth Amendment to Credit Agreement by and between Bank One, Texas, N.A. and the Company dated August 30, 1996.

         10.33 Open End Mortgage and Promissory Note by and between Bank One, Akron, N.A. and the Company dated April 30, 1996.

         11.1     Computation of Earnings per Common Share.

         27.1     Financial Data Schedule*

         b). No reports on Form 8-K have been filed during the quarter for which this report was filed.

*Exhibit 27.1 furnished for Security and Exchange purposes only.

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                     NORTH COAST ENERGY, INC.


November 13, 1996                    /s/ Charles M. Lombardy, Jr.
                                     -------------------------------------------
                                     Charles M. Lombardy, Jr.
                                     Chief Executive Officer and Director


November 13, 1996                    /s/ Tim Wagers
                                     -------------------------------------------
                                     Tim Wagers
                                     Principal Accounting and Financial Officer

                The Conversion Agent for the Conversion Offer is:
                    AMERICAN STOCK TRANSFER AND TRUST COMPANY

                                 40 WALL STREET
                            NEW YORK, NEW YORK 10005
                                  800-937-5449